As filed with the Securities and Exchange Commission on November 13, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Synthorx, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	46-4709185
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11099 N. Torrey Pines Road, Suite 290

La Jolla, California 92037

(858) 750-4700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Laura K. Shawver, Ph.D.

President and Chief Executive Officer

Synthorx, Inc.

11099 N. Torrey Pines Road, Suite 290

La Jolla, California 92037

(858) 750-4700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kenneth J. Rollins, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Christian V. Kuhlen, Esq. General Counsel Synthorx, Inc. 11099 N. Torrey Pines Road, Suite 290 La Jolla, California 92037 (858) 750-4700	Cheston J. Larson, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, $0.001 par value per share	$100,000,000	$12,120

(1)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of shares that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2018

PRELIMINARY PROSPECTUS

                Shares

Common Stock

This is the initial public offering of Synthorx, Inc. We are offering                 shares of our common stock. Prior to this offering, there has been no public market for our common stock. We estimate that the initial public offering price of our common stock will be between $         and $         per share.

We have applied to list our common stock on the Nasdaq Global Market under the symbol “THOR.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10.

	Per Share	Total
Initial Public Offering Price	$	$
Underwriting Discounts and Commissions (1)	$	$
Proceeds to Synthorx (before expenses)	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses. See “Underwriting.”

We have granted the underwriters a 30-day option to purchase up to a total of                additional shares of common stock from us at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares of common stock to purchasers on or about                 , 2018 through the book-entry facilities of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Jefferies	Leerink Partners	Evercore ISI

Lead Manager

H.C. Wainwright & Co.

The date of this prospectus is                 , 2018

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including                 , 2018 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially “Risk Factors” and our financial statements and the related notes, before deciding to buy shares of our common stock. Unless the context requires otherwise, references in this prospectus to “Synthorx,” “we,” “us” and “our” refer to Synthorx, Inc.

Overview

We are a biopharmaceutical company focused on prolonging and improving the lives of people with cancer and autoimmune disorders. Our proprietary, first-of-its kind platform technology expands the genetic code by adding a new DNA base pair and is designed to create optimized biologics, which we refer to as Synthorins. A Synthorin is a protein optimized through incorporation of novel amino acids encoded by our new DNA base pair that enables site-specific modifications, which enhance the pharmacological properties of these therapeutics. Our lead product candidate, THOR-707, is a variant of IL-2 designed to kill tumor cells by increasing CD8+ T and natural killer, or NK, cells without causing vascular leak syndrome, or VLS, observed with approved recombinant IL-2 (aldesleukin). We plan to file an investigational new drug application, or IND, for THOR-707 in the second quarter of 2019 and thereafter initiate a Phase 1/2 clinical trial in multiple tumor types as a single agent and in combination with an immune checkpoint inhibitor. Based on our preclinical studies, we believe our platform technology can generate a pipeline of additional therapeutics that are differentiated compared to drugs that have been engineered by other means. We have worldwide rights to our Expanded Genetic Alphabet platform technology and our Synthorins.

Our Expanded Genetic Alphabet platform technology adds a new DNA base pair, X-Y, to the two naturally occurring base pairs, A-T and G-C, thereby artificially expanding the genetic code. This X-Y base pair can be replicated, maintained, transcribed and translated into a Synthorin using our proprietary strain of E. coli, a bacterium commonly used to manufacture therapeutic proteins. This bacterial strain incorporates a novel amino acid into specific sites we identify within a target gene where we have placed the X or Y nucleobases, thus coding for its placement in a Synthorin. These novel amino acids are designed to contain dedicated chemical hooks for site-specific bioconjugation with moieties, or part of a molecule, such as a polyethylene glycol, or PEG. Site-specific bioconjugation refers to the forming of stable chemical links between two molecules, at least one of which is a biomolecule, at a specific amino acid site within the biomolecule. Employing this proprietary methodology for site-specific bioconjugation, we have designed our Synthorins to have optimized therapeutic properties, such as extended half-life or advantageously altered receptor binding, as compared to their native protein counterparts. Attachment of a PEG is an established approach to extend the half-life of drugs. There are currently 14 pegylated drugs approved by the U.S. Food and Drug Administration, or FDA.

We are initially using our platform technology to develop cytokine Synthorins that target validated mechanisms of action with large market opportunities, in which existing therapies have significant drawbacks. Cytokines are proteins that modulate the function of the innate and adaptive immune system and therefore have potential broad applicability in cancer and autoimmune disorders. We have cytokine Synthorin programs, including IL-2, IL-10 and IL-15, for the treatment of cancer, and another IL-2 Synthorin program for the treatment of autoimmune disorders.

Our Programs

We are deploying our novel platform technology to create Synthorins to treat cancer and autoimmune disorders. The following chart summarizes our current programs.

Our IL-2 IO Synthorin (THOR-707)

Our first Synthorin is THOR-707, a variant of recombinant human IL-2 for immuno-oncology, or IO. This variant has a novel amino acid installed at one position in the polypeptide chain, which has a dedicated hook allowing for site-specific attachment of PEG. This site-specific pegylation is designed to block engagement of the high affinity IL-2 receptor a chain, extend half-life by slowing THOR-707’s clearance from the body, increase tumor distribution and retention and improve solubility and uniformity of molecule mass, or monodispersity. We have designed THOR-707 to kill tumor cells by increasing CD8+ T and NK cells without causing VLS, which has been observed with aldesleukin. Aldesleukin is an IL-2 therapeutic that was approved by the FDA over 25 years ago for the treatment of patients with metastatic renal cell carcinoma, or RCC, and metastatic melanoma. Durable clinical responses and in some cases, cures, have been observed in these patients following treatment with aldesleukin due to increases in CD8+ T cells, which are a subset of T cells that identify and destroy tumor cells. However, widespread use of aldesleukin has been limited by toxicities, which include life-threatening and sometimes fatal VLS as well as by its short half-life, requiring dosing three times per day over eight days.

Various modifications of IL-2 have been explored by other companies to overcome these challenges, such as using a random, single, stably pegylated version with a much longer half-life that could be dosed once per week. Clinical results with this form were mixed, with comparable anti-tumor effect but also comparable toxicity to the earlier, non-pegylated IL-2. There are more recent versions of IL-2 in clinical development. One employs a prodrug approach, meaning it is inactive when administered but then it is metabolized into an active compound, with releasable PEG technology, which potentially allows for a masking of toxicity and more specific effect at tumor sites. Another employs a mutein of IL-2, designed to not engage the a chain of the IL-2 receptor, linked to an antibody recognizing tumor specific antigens to deliver IL-2 specifically to tumor sites. Despite these advancements, we believe there remains an unmet need for a safer and more effective IL-2 therapeutic.

THOR-707 was designed to have the following key advantages:

∎

Improved Selectivity: Preclinical studies have shown that THOR-707 increased intratumoral CD8+ T and NK cells without increasing intratumoral CD4+ regulatory T cells, or Tregs, which dampen the anti-tumor activity of CD8+ T cells. We believe this is a key prognostic factor for positive clinical outcomes for IO drugs.

∎

Increased Therapeutic Index for VLS: THOR-707 does not bind to the high affinity IL-2 a chain, thought to be important for cell types responsible for inducing VLS. To date, in non-human primate, or NHP, preclinical studies we have not observed signs of VLS, as measured by increases in eosinophils and lung and liver weight, at a dose that is ten times higher than that which provides maximal CD8+ T cell expansion. Therapeutic index means the separation between the amount of a therapeutic agent required to achieve the desired therapeutic effect and the amount of the same therapeutic agent that causes toxicity.

∎

Ease of Use: We believe the extended half-life of THOR-707 will allow dosing no more frequently than once every two weeks. By comparison, aldesleukin is required to be dosed three or more times per day over a period of five days in multiple cycles, generally in an intensive care unit.

∎	Reduced Risk for Anti-Drug Antibodies: Anti-drug antibody production could limit the efficacy of a drug. We believe our pegylation strategy will limit the production of anti-drug antibodies.

Published preclinical literature shows that combining IL-2 treatment with programmed death-1, or PD-1, inhibitors could have synergistic effects in enhancing CD8+ T cell responses. As a result, we believe that THOR-707 in combination with immune checkpoint inhibitors may have greater anti-tumor effects than PD-1 inhibitors alone without the VLS observed with aldesleukin. We plan to file an IND with the FDA stating a general solid tumor indication in the second quarter of 2019 and, thereafter, initiate a Phase 1/2 clinical trial of THOR-707 in multiple solid tumor types as both a single agent and in combination with immune checkpoint inhibitors. We plan to specify particular indications for THOR-707 after our initial clinical trials. In our studies of THOR-707 we plan to target indications historically sensitive to IL-2 and PD-1 inhibitors, such as melanoma, RCC, non-small cell lung cancer and urothelial cancer.

IL-2 Synthorin for Autoimmune Indications

Our second IL-2 program is focused on autoimmune disorders based on the observation that low doses of IL-2 can dampen immune cell activation. However, the short half-life of low dose IL-2 renders its administration impractical for the treatment of chronic autoimmune disorders. We are developing an IL-2 autoimmune, or AI, Synthorin designed to overcome this limitation. We have identified multiple potential product candidates for development and intend to nominate a lead IL-2 AI Synthorin product candidate in 2019, and start IND-enabling studies thereafter. We plan to file an IND in 2020 and begin clinical development thereafter. We plan to develop our IL-2 AI Synthorin initially in chronic graft versus host disease, or GVHD, atopic dermatitis and Crohn’s disease and will determine which specific indications we will target with IL-2 after completing our initial clinical trials.

Other Cytokine Programs

IL-10 is an immune cell growth factor in humans that is critical for the proliferation and activity of tumor killing immune cells. We are using our Expanded Genetic Alphabet platform technology to develop an IL-10 Synthorin with extended half-life and improved pharmacokinetics that could not be manufactured with conventional techniques. We expect to begin in vitro and in vivo studies of our IL-10 Synthorin in the first half of 2019 and begin IND-enabling studies thereafter.

IL-15 is another immunoregulatory cytokine with a well-established role in the anti-tumor immune response. We are using our Expanded Genetic Alphabet platform technology to design and develop IL-15 Synthorins with differentiated properties by site-specific pegylation. We have discovered multiple molecules and expect to identify a development candidate in the first half of 2019.

Our initial trial populations for IL-10 and IL-15 will include subjects with tumors resistant or refractory to conventional standard of care therapies and those with tumors sensitive to PD-1 inhibition. We will determine which specific indications we will target with our IL-10 and IL-15 Synthorins after completing our initial clinical trials of these Synthorins.

Our Strategy

Our goal is to utilize our proprietary Expanded Genetic Alphabet platform technology to develop optimized biologics. Our initial focus is the development of cytokine immunotherapies to treat cancer and autoimmune disorders. Key elements of our strategy include:

∎	rapidly advancing our lead product candidate, IL-2 IO Synthorin (THOR-707), through clinical development;

∎	advancing our second program, IL-2 AI Synthorin, into clinical development for autoimmune disorders;

∎	leveraging our proprietary Expanded Genetic Alphabet platform to pursue additional Synthorin cytokines in scientifically validated pathways;

∎	further refining and enhancing the capabilities of our Expanded Genetic Alphabet platform technology; and

∎	selectively entering into strategic partnerships while retaining key rights to our programs and platform in major pharmaceutical markets.

Our Management and Investors

We have assembled an experienced management team, board of directors and scientific founder who bring extensive industry experience to our company. The members of our team have deep experience in discovering, developing and commercializing therapeutics with a particular focus on cancer and autoimmune disorders, having worked at companies such as ARMO BioSciences, Inc. (acquired by Eli Lilly and Company), Bristol-Myers Squibb Company, Genentech, Inc./Hoffmann-La Roche AG (Roche), Gilead Sciences, Inc., GlaxoSmithKline plc, Ignyta, Inc. (acquired by Roche), Janssen Pharmaceuticals, Inc., Pharmacia & Upjohn Inc. (Pharmacia) (acquired by Pfizer Inc.) and SUGEN Inc. (acquired by Pharmacia). Our company was founded based on important discoveries in Dr. Floyd Romesberg’s lab at The Scripps Research Institute, or TSRI, in La Jolla, California. We are backed by leading investors in the life science and biotechnology industry, including Avalon Ventures, Correlation Ventures, Medicxi Ventures, OrbiMed, Osage University Partners and RA Capital.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

∎

We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

∎

Even if this offering is successful, we will need to obtain substantial additional funding to complete the development and any commercialization of THOR-707 and any future product candidates. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our development programs or other operations.

∎

Our business is highly dependent on the success of our initial IL-2 Synthorins targeting cancer and autoimmune disorders, which are in the early stages of development. All of our development programs are in the preclinical or discovery stage and will require significant additional preclinical and clinical development before we can seek regulatory approval for and launch a product commercially. We may never obtain regulatory approvals for THOR-707 or any of our future product candidates.

∎

Our approach to the discovery and development of product candidates based on our Expanded Genetic Alphabet platform technology is unproven, and we do not know whether we will be able to develop any products of commercial value.

∎

Manufacturing Synthorins incorporating our non-natural amino acids is uncertain and our novel E. coli strain has never produced products at a clinical or commercial scale. We may be unable to manufacture Synthorins at the scale needed for clinical development and commercial production on a timely basis or at all.

∎

Preclinical and clinical trials are expensive, time-consuming and difficult to design and implement, and involve uncertain outcomes. Our preclinical programs may experience delays or may never advance to clinical trials. Furthermore, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials.

∎

We may encounter substantial delays in the commencement or completion, or termination or suspension, of our clinical trials, which could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

∎

Our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

∎	We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

∎	If we fail to comply with our obligations in our agreement with TSRI we could lose such rights that are important to our business.

∎	We rely on third parties to conduct some or all aspects of our product manufacturing, research and preclinical and clinical testing, and these third parties may not perform satisfactorily.

∎

If we are unable to obtain and maintain patent protection for any product candidates we develop or for our Expanded Genetic Alphabet platform technology and other proprietary technologies we may develop, our competitors could develop and commercialize products or technology similar or identical to our products and technology, and our ability to successfully commercialize any product candidates we may develop may be adversely affected.

Corporate and Other Information

We were originally incorporated in Delaware in January 2014 under the name Alinos, Inc. In March 2014, we changed our name to Synthorx, Inc. Our principal executive offices are located at 11099 N. Torrey Pines Road, Suite 290, La Jolla, California 92037, and our telephone number is (858) 750-4700. Our corporate website address is www.synthorx.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, as amended, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

∎

being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

∎	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

∎	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

∎	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares	The underwriters have a 30-day option to purchase up to a total of additional shares of common stock.

Use of proceeds	We intend to use the net proceeds from this offering to fund research and development of our IL-2 Synthorins and other development programs and for working capital and other general corporate purposes, including costs and expenses associated with being a public company. See “Use of Proceeds.”

Risk factors	You should carefully read the “Risk Factors” section of this prospectus for a discussion of certain of the factors to consider before deciding to purchase any shares of our common stock.

Proposed Nasdaq Global Market symbol	“THOR”

The number of shares of our common stock to be outstanding after this offering is based on 29,349,209 shares of common stock outstanding as of September 30, 2018, including 1,049,102 shares of common stock subject to repurchase, after giving effect to the conversion of our outstanding shares of convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018) into 26,737,354 shares of common stock, and excludes:

∎	3,455,454 shares of common stock issuable upon the exercise of outstanding stock options as of September 30, 2018, at a weighted-average exercise price of $0.51 per share;

∎

             shares of common stock reserved for future issuance under our 2018 equity incentive plan, or the 2018 Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering (including shares of common stock reserved for issuance under our 2014 equity incentive plan, as amended, or the Prior Plan, which shares will be added to the shares reserved under the 2018 Plan upon its effectiveness); and

∎

             shares of common stock reserved for future issuance under our 2018 employee stock purchase plan, or the ESPP, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

∎

the conversion of all our outstanding shares of convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018) into an aggregate of 26,737,354 shares of common stock in connection with the completion of this offering;

∎	no exercise by the underwriters of their option to purchase up to a total of additional shares of our common stock;

∎	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws immediately prior to the completion of this offering; and

∎	a one-for- reverse stock split of our common stock to be effected prior to the completion of this offering.

SUMMARY FINANCIAL DATA

The following summary statements of operations data for the years ended December 31, 2016 and 2017 are derived from our audited financial statements appearing elsewhere in this prospectus. The summary statements of operations data for the nine months ended September 30, 2017 and 2018 and the balance sheet data as of September 30, 2018 are derived from our unaudited interim financial statements included elsewhere in this prospectus. In our opinion, these unaudited financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. You should read these data together with our financial statements and related notes appearing elsewhere in this prospectus and the information in “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of the results to be expected in the future, and our operating results for the interim periods are not necessarily indicative of the results that may be expected for any other interim periods or any future year.

	Years Ended December 31,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2016	2017	2017	2018
			(unaudited)
Statements of Operations Data:
Operating expenses:
Research and development	$1,886	$3,948	$2,406	$9,816
General and administrative	1,242	1,902	1,250	2,294

Total operating expenses	3,128	5,850	3,656	12,110

Loss from operations	(3,128)	(5,850)	(3,656)	(12,110)
Change in fair value of preferred stock purchase right liability	—	—	—	(16,337)

Net loss and comprehensive loss	$(3,128)	$(5,850)	$(3,656)	$(28,447)

Net loss per share, basic and diluted (1)	$(2.66)	$(4.15)	$(2.64)	$(18.63)

Weighted average shares of common stock outstanding, basic and diluted (1)	1,176,286	1,408,786	1,383,676	1,526,981 (3)

Pro forma net loss per share, basic and diluted (unaudited) (2)		$(0.70)		$(0.87)

Pro forma weighted average shares of common stock outstanding, basic and diluted (unaudited) (2)		8,333,497		13,895,585 (3)

(1)	See Note 1 to our financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per share and the number of shares used in the computation of the per share amounts.

(2)	The calculations for the unaudited pro forma net loss per share, basic and diluted, and the pro forma weighted average shares of common stock outstanding, basic and diluted, assume the conversion of all our outstanding shares of convertible preferred stock into shares of our common stock, as if the conversion had occurred at the beginning of the period presented, or the issuance date, if later, and the reclassification of the preferred stock purchase liability as of the date of issuance.

(3)	Excludes 1,049,102 shares of unvested common stock subject to repurchase as of September 30, 2018.

	As of September 30, 2018
	Actual	Pro Forma (1)	Pro forma as Adjusted (2)(3)
	(unaudited, in thousands)
Balance Sheet Data:
Cash	$20,614	$	$
Working capital	(5,616)
Total assets	23,161
Preferred stock purchase right liability	21,200
Convertible preferred stock	37,494
Accumulated deficit	(41,316)
Total stockholders’ equity (deficit)	(40,762)

(1)	Pro forma amounts reflect (1) the receipt of aggregate net proceeds of $37.1 million from the sale of 11,365,348 shares of Series C convertible preferred stock on November 1, 2018, and (2) the conversion of all our outstanding shares of convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018) into an aggregate of 26,737,354 shares of our common stock and the related reclassification of the carrying value of the convertible preferred stock and the preferred stock purchase right liability to permanent equity in connection with the completion of this offering.

(2)	Pro forma as adjusted amounts reflect the pro forma conversion adjustment described in footnote (1) above, as well as the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of the prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity by $ , assuming the number of shares offered by us as stated on the cover page of this prospectus remain unchanged and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity by $ , assuming the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock is speculative and involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of any of the events or developments described below could materially and adversely affect our business, financial condition, results of operations and future growth prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Limited Operating History, Financial Position and Capital Requirements

We have a limited operating history, have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future. We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

We are an early stage biopharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We commenced operations in 2014. To date, we have focused primarily on organizing and staffing our company, business planning, raising capital, in-licensing our platform technology, optimizing the licensed technology, identifying potential product candidates, enhancing our intellectual property portfolio and undertaking research and preclinical studies and enabling manufacturing for our development programs. Our approach to the discovery and development of product candidates based on our Expanded Genetic Alphabet platform technology is unproven, and we do not know whether we will be able to develop any products of commercial value. In addition, we currently only have one product candidate, THOR-707, which has not yet commenced clinical development, and all of our other development programs are in discovery or preclinical stages. We have not yet demonstrated an ability to successfully submit an IND or successfully complete any Phase 1, Phase 2 or pivotal clinical trials, obtain regulatory approvals, manufacture a clinical or commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, any predictions made about our future success or viability may not be as accurate as they could be if we had a history of successfully developing and commercializing biopharmaceutical products.

We have incurred significant operating losses since our inception and have not yet generated any revenue. If our products are not successfully developed and approved, we may never generate any revenue. Our net loss was $3.1 million, $5.9 million and $28.4 million for the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2018, respectively. As of September 30, 2018, we had an accumulated deficit of $41.3 million. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase substantially as THOR-707 and any future product candidates advance through preclinical studies and clinical trials, and as we expand our clinical, regulatory, quality and manufacturing capabilities, incur significant commercialization expenses for marketing, sales, manufacturing and distribution, if we obtain marketing approval for any of our product candidates, and incur additional costs associated with operating as a public company. The net losses we incur may fluctuate significantly from quarter to quarter.

To become and remain profitable, we must succeed in developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical studies and clinical trials, discovering additional product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability. Because of the numerous risks and uncertainties associated with biopharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product candidates or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

Even if this offering is successful, we will need to obtain substantial additional funding to complete the development and any commercialization of THOR-707 and any future product candidates. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our development programs or other operations.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. We expect to continue to incur significant expenses and operating losses over the next several years as we pursue development of research programs and marketing approvals for our IL-2 Synthorins for the treatment of cancer and autoimmune disorders and advance any other product candidates that we may develop or otherwise acquire. In addition, our product candidates, if approved, may not achieve commercial success. Our revenue, if any, will be derived from sales of products that we do not expect to be commercially available for a number of years, if at all. If we obtain marketing approval for THOR-707 or any other product candidates that we develop, we expect to incur significant commercialization expenses related to product sales, marketing, distribution and manufacturing. Some of these expenses may be incurred in advance of marketing approval and could be substantial. Accordingly, we will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative effect on our financial condition and our ability to develop and commercialize our current and any future drug candidates, and otherwise pursue our business strategy. We also expect an increase in our expenses associated with creating additional infrastructure to support operations as a public reporting company.

As of September 30, 2018, we had cash of $20.6 million. We believe that the net proceeds from this offering, together with our existing cash, including the net proceeds from the sale of our Series C preferred stock sale in November 2018, will enable us to fund our operating expenses and capital expenditure requirements through at least the next 12 months. In particular, we expect that the net proceeds from this offering will allow us to report clinical biomarker proof-of-concept data for THOR-707 as a single agent and in combination with an immune checkpoint inhibitor, identify a product candidate in the IL-2 AI Synthorin program and complete IND-enabling studies for such program, and identify development candidates for our IL-10 and IL-15 Synthorin programs. Our cash forecasts are based on assumptions that may prove to be wrong, and we could use our available capital resources earlier than we currently expect. Changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Our future funding requirements, both short-term and long-term, will depend on many factors, including:

∎	the initiation, progress, timing, costs and results of drug discovery, preclinical studies and clinical trials of THOR-707 and any other future product candidates;

∎	the number and characteristics of product candidates that we pursue;

∎	the outcome, timing and costs of seeking regulatory approvals;

∎	the cost of manufacturing THOR-707 and future product candidates for clinical trials in preparation for marketing approval and in preparation for commercialization;

∎	the costs of any third-party products used in our combination clinical trials that are not covered by such third party or other sources;

∎	the costs associated with hiring additional personnel and consultants as our preclinical and clinical activities increase;

∎	the receipt of marketing approval and revenue received from any potential commercial sales of THOR-707 or other product candidates;

∎	the cost of commercialization activities for THOR-707 and future product candidates we develop if we receive marketing approval, including marketing, sales and distribution costs;

∎	the emergence of competing therapies and other adverse market developments;

∎	the ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

∎

the amount and timing of any payments we may be required to make pursuant to our exclusive license agreement with The Scripps Research Institute, as amended, or the TSRI Agreement, or other future license agreements;

∎	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

∎	the extent to which we in-license or acquire other products and technologies; and

∎	the costs of operating as a public company.

Raising additional capital may cause dilution to our stockholders, including purchasers of shares in this offering, restrict our operations or require us to relinquish rights to our platform technology or product candidates.

Unless and until we can generate a substantial amount of product revenue, we expect to seek additional capital through a combination of public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. Our issuance of additional securities, whether equity or debt, or the possibility of such issuance, may cause the market price of our common stock to decline, and our stockholders may not agree with our financing plans or the terms of such financings. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to declare dividends, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through collaborations and licensing arrangements with third parties, we may have to relinquish valuable rights to our platform technology or product candidates or grant licenses on terms unfavorable to us. In addition, securing additional financing would require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development of our product candidates.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history. As of December 31, 2017, we had federal and state net operating loss carryforwards of $12.6 million and $12.4 million, respectively. We do not anticipate generating revenue from sales of products for the foreseeable future, if ever, and we may never achieve profitability. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage points change (by value) in its equity ownership by “5-percent shareholders,” as defined in the Code, over a rolling three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. As a result of our prior private placement financings or other transactions, we may have in the past experienced, and we may in the future experience as a result of this offering or otherwise, ownership changes, some of which are outside our control. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable income may be subject to limitations, which could result in increased future tax liability to us and could have an adverse effect on our future results of operations. Similar provisions of state tax law may also apply.

Under recently enacted U.S. federal tax legislation, although the treatment of net operating loss carryforwards arising in tax years beginning on or before December 31, 2017 has generally not changed, net operating loss carryforwards arising in tax years beginning after December 31, 2017 may be used to offset only 80% of taxable income and may not be carried back. In addition, net operating losses arising in tax years ending after December 31, 2017 may be carried forward indefinitely, as opposed to the 20-year carryforward under prior law.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we are initially developing our lead product candidate, THOR-707, in tumor types well-documented to be responsive to IO agents, including melanoma, renal cell carcinoma, non-small cell lung cancer and urothelial carcinoma. As a result, we may forego or delay pursuit of opportunities in other cancer types that may prove to have greater potential. Likewise, we may forego or delay the pursuit of opportunities with other potential product candidates that may prove to have greater commercial potential.

Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other similar arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to the product candidate.

Our management, as of December 31, 2017, and our independent registered public accounting firm, in their report on our financial statements as of and for the fiscal year ended December 31, 2017, have concluded that due to our expected operating losses and negative cash flows, substantial doubt exists as to our ability to continue as a going concern.

Our audited financial statements for the fiscal year ended December 31, 2017 were prepared assuming that we will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern. As of December 31, 2017, our management concluded that, based on our expected operating losses and negative cash flows, there is substantial doubt about our ability to continue as a going concern for the twelve months after the date the financial statements were issued.

In November 2018, we received aggregate gross proceeds of $37.2 million from the sale of Series C convertible preferred stock and consequently, no longer believe there is substantial doubt regarding our ability to continue as a going concern for at least the next 12 months. However, future financial statements may disclose substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all.

Risks Related to the Discovery, Development, Regulatory Approval and Commercialization of Our Product Candidates

Our business is highly dependent on the success of our initial IL-2 Synthorins targeting cancer and autoimmune disorders, which are in the early stages of development. All of our development programs are in the preclinical or discovery stage and will require significant additional preclinical and clinical development before we can seek regulatory approval for and launch a product commercially.

Our business and future success is highly dependent on our ability to obtain regulatory approval of and then successfully launch and commercialize our IL-2 Synthorins, including our lead product candidate, THOR-707. We are in the early stages of our development efforts. All of our development programs, including THOR-707, are still in the preclinical or drug discovery stage. We have invested substantially all of our efforts and financial resources in developing THOR-707 and other potential product candidates and conducting preclinical studies. To date, we have not filed an IND with the FDA and have only had limited interactions with the FDA regarding our clinical development plans. We plan to file an IND for THOR-707 in the second quarter of 2019 and an IND for our IL-2 AI Synthorin lead drug candidate in 2020. In particular, THOR-707, as our first planned clinical program, may experience preliminary complications surrounding trial execution, such as complexities surrounding FDA acceptance of our IND, trial design and finalizing trial protocols, patient recruitment and enrollment, quality and supply of clinical doses or safety issues.

We are not permitted to market any biological product in the United States until we receive approval of a Biologics License Application, or BLA, from the FDA. We have not previously submitted a BLA to the FDA, or similar marketing application to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish that the product candidate is safe, pure and potent for each desired indication. A

BLA must also include significant information regarding the chemistry, manufacturing and controls for the product, and the manufacturing facilities must complete a successful pre-license inspection.

FDA approval of a BLA is not guaranteed, and the review and approval process is an expensive and uncertain process that may take several years. The FDA also has substantial discretion in the approval process. The number and types of preclinical studies and clinical trials that will be required for BLA approval varies depending on the product candidate, the disease or the condition that the product candidate is designed to treat and the regulations applicable to any particular product candidate. Despite the time and expense associated with preclinical studies and clinical trials, failure can occur at any stage.

The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support approval. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain approval of any product candidates that we develop based on the completed clinical trials.

Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of THOR-707 and any future product candidates. The success of our product candidates will depend on several factors, including the following:

∎	completion of preclinical studies and clinical trials with favorable results;

∎

acceptance of INDs by the FDA or similar regulatory filing by comparable foreign regulatory authorities for the conduct of clinical trials of our product candidates and our proposed design of future clinical trials;

∎	receipt of marketing approvals from applicable regulatory authorities, including BLAs from the FDA and maintaining such approvals;

∎	making arrangements with our third-party manufacturers for, or establishing, commercial manufacturing capabilities;

∎	maintaining an acceptable safety profile of our products following approval; and

∎	maintaining and growing an organization of scientists and business people who can develop our products and technology.

Generally, public concern regarding the safety of biopharmaceutical products could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling, or require us to undertake other activities that may entail additional costs. We have not obtained FDA approval for any product. This lack of experience may impede our ability to obtain FDA approval in a timely manner, if at all, for THOR-707 or future product candidates.

The success of our business, including our ability to finance our company and generate any revenue in the future, will primarily depend on the successful development, regulatory approval and commercialization of THOR-707, as well as any future product candidates, which may never occur. However, given our early stage of development, it may be several years, if at all, before we have demonstrated the safety and efficacy of a treatment sufficient to warrant approval for commercialization. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize our current or any future product candidates, we may not be able to generate sufficient revenue to continue our business.

Our approach to the discovery and development of product candidates based on our Expanded Genetic Alphabet platform technology is unproven, and we do not know whether we will be able to develop any products of commercial value.

The success of our business depends primarily upon our ability to discover, develop and commercialize products based on our first-in-kind Expanded Genetic Alphabet platform technology. While we have had favorable preclinical study results related to THOR-707 based on our platform technology, we have not yet succeeded and may not succeed in demonstrating efficacy and safety for any product candidates in clinical trials or in obtaining marketing approval thereafter. Our approach may be unsuccessful in moving THOR-707 from preclinical studies into clinical development, discovering additional product candidates, and any product candidates that we are currently developing may be shown to have harmful side effects or may have other characteristics that may necessitate additional clinical testing or make the product candidates unmarketable or unlikely to receive marketing approval. If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations.

Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on our business.

All of our product candidates are still in the preclinical stage, and their risk of failure is high. Before we can commence clinical trials for a product candidate, we must complete extensive preclinical testing and studies that support our planned INDs in the United States, or similar applications in other jurisdictions. We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials to begin.

Manufacturing Synthorins incorporating our novel amino acids is uncertain and our novel E.coli strain has never produced products at a clinical or commercial scale. We may be unable to manufacture Synthorins at the scale needed for clinical development and commercial production on a timely basis or at all, which would adversely affect our ability to conduct clinical trials and seek regulatory approvals or commercialize our programs, which would have an adverse effect on our business.

Although E.coli bacteria is commonly used to manufacture therapeutic proteins, our novel, proprietary strain has never been utilized to manufacture proteins for clinical trials or commercialization of any product candidates. As a result, the risk of delays or failure is high. Before we can commence clinical trials for a product candidate, the Synthorins manufactured using our E. coli strain must complete extensive analytical testing and be qualified for use in human studies. We cannot be certain of the timely completion or outcome of our analytical testing and suitability for human studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical material or if the outcome of our analytical testing will ultimately support the further development of our programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA or other regulatory authorities allowing clinical trials to begin. In addition, we cannot be certain that we will be able to produce products at the scale required for our clinical trials and, for any approved products, commercial production on a timely basis or at all, which could also have an adverse effect on our business.

Preclinical and clinical trials are expensive, time-consuming and difficult to design and implement, and involve uncertain outcomes. Furthermore, results of earlier preclinical studies and clinical trials may not be predictive of results of future preclinical studies or clinical trials.

The risk of failure for our current and any future product candidates is high. It is impossible to predict when or if any of our product candidates will complete clinical trials evaluating their safety and effectiveness in humans or will receive regulatory approval. To obtain the requisite regulatory approvals to market and sell any of our product candidates, we must demonstrate through extensive preclinical studies and clinical trials that our product candidates are safe and effective in humans for use in each target indication. To date we have never advanced a product candidate into a clinical trial. Preclinical and clinical testing is expensive and can take many years to complete, and the outcome is inherently uncertain. Failure can occur at any time during the preclinical or clinical trial process. The outcome of preclinical testing and early clinical trials may not be predictive of the results of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In particular, while we have conducted certain preclinical studies of THOR-707, we do not know whether THOR-707 will perform in future clinical trials as it has performed in these prior studies. Many companies in the biopharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway, or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in clinical trial procedures set forth in protocols, differences in the size and type of the patient populations, adherence to the dosing regimen and other clinical trial protocols, and the rate of dropout among clinical trial participants. If we fail to produce positive results in our planned preclinical studies or clinical trials of any of our product candidates, the development timeline and regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be materially and adversely affected.

We may encounter substantial delays in the commencement or completion, or termination or suspension, of our clinical trials, which could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate for its intended indications. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. We may experience numerous unforeseen events during or as a result of clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidates, including:

∎	we may be unable to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to obtain regulatory authorizations to commence a clinical trial;

∎	we may experience issues in reaching a consensus with regulatory authorities on trial design;

∎	regulators or institutional review boards, or IRBs, or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

∎

we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

∎	changes to a clinical trial protocol;

∎	clinical trial sites deviating from a trial protocol or dropping out of a trial;

∎	subjects failing to enroll or remain in clinical trials at the rate we expect, or failing to return for post-treatment follow-up;

∎	subjects choosing an alternative treatment for the indication for which we are developing our product candidates, or participating in competing clinical trials;

∎	subjects experiencing severe or unexpected drug-related adverse effects;

∎	clinical trials of our product candidates may produce unfavorable or inconclusive results;

∎	we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or we may decide to abandon product development programs;

∎	we may need to add new or additional clinical trial sites;

∎

our third-party contractors, including those manufacturing our product candidates or conducting clinical trials on our behalf, may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

∎	any changes to manufacturing process that may be necessary or desired;

∎	the cost of preclinical testing and studies and clinical trials of any product candidates may be greater than we anticipate or greater than our available financial resources; or

∎

the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate or we may not be able to obtain sufficient quantities of combination therapies for use in clinical trials.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond the clinical trials and testing that we contemplate, if we are unable to successfully complete clinical trials or other testing of our product candidates, if the results of these clinical trials or tests are unfavorable or are only modestly favorable or if there are safety concerns associated with any of product candidates, we may:

∎	incur additional unplanned costs;

∎	be delayed in obtaining marketing approval, if at all;

∎	obtain approval for indications or patient populations that are not as broad as intended or desired;

∎	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

∎	be subject to additional post-marketing testing or other requirements;

∎	be required to perform additional clinical trials to support approval;

∎	have regulatory authorities withdraw, or suspend, their approval of the drug or impose restrictions on its distribution in the form of a modified risk evaluation and mitigation strategy, or REMS;

∎	be subject to the addition of labeling statements, such as warnings or contraindications;

∎	have the product removed from the market after obtaining marketing approval;

∎	be subject to lawsuits; or

∎	experience damage to our reputation.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Further, conducting clinical trials in foreign countries, as we may do for our product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

In addition to the factors above, we may make formulation or manufacturing changes to our product candidates, in which case we may need to conduct additional preclinical studies to bridge our modified product candidates to earlier versions, which may be costly, time consuming and may not be successful at all. For example, we intend to change the current lyophilized formulation of the drug substance for THOR-707 to a liquid formulation to improve convenience of administration. Our failure to successfully initiate and complete clinical trials of our product candidates and to demonstrate the efficacy and safety necessary to obtain regulatory approval to market any of our product candidates would significantly harm our business. We cannot assure you that our clinical trials will begin as planned or be completed on schedule, if at all, or that we will not need to restructure our clinical trials. Significant preclinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates, which may harm our business and results of operations. In addition, many of the factors that cause, or lead to, delays of clinical trials may ultimately lead to the denial of regulatory approval of our product candidates.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. We may experience difficulties in patient enrollment in our clinical trials for a variety of reasons. The enrollment of patients depends on many factors, including:

∎	the severity of the disease under investigation;

∎	the patient eligibility and the inclusion and exclusion criteria defined in the protocol;

∎	the size and health of the patient population required for analysis of the trial’s primary endpoints;

∎	the proximity of patients to study sites;

∎	the design of the trial;

∎	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages of the drug candidate being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

∎	our ability to obtain and maintain patient consents; and

∎	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Since the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial site.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or might require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates, slow down or halt our product candidate development and approval process and jeopardize our ability to seek and obtain the marketing approval required to commence product sales and generate revenue, which would cause the value of our company to decline and limit our ability to obtain additional financing if needed. Furthermore, we rely on and expect to continue to rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials, and we will have limited influence over their performance.

Our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us to interrupt, delay or halt preclinical studies or could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities. While we have not yet initiated clinical trials for any of our product candidates, as is the case with many treatments for cancer and autoimmune disorders, it is likely that there may be side effects associated with their use. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The treatment-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, our planned clinical trial in combination with an immune checkpoint inhibitor may result in adverse events based on the combination therapy that may negatively impact the reported safety profile in such clinical trial. For example, checkpoint inhibitors have been shown to have adverse events, including immune-related adverse events on the liver and other organ systems, which may limit the maximum dose in our clinical trials or otherwise negatively impact our combination clinical trials.

Further, by design, clinical trials rely on a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of our product candidates may only be uncovered with a significantly larger number of patients exposed to the product candidate. If our product candidates receive marketing approval and we or others identify undesirable side effects caused by such product candidates after such approval, a number of potentially significant negative consequences could result, including:

∎	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

∎	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

∎

regulatory authorities may require a REMS plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools;

∎	we may be required to change the way such product candidates are distributed or administered, conduct additional clinical trials or change the labeling of the product candidates;

∎	we may be subject to regulatory investigations and government enforcement actions;

∎	regulatory authorities may withdraw or limit their approval of such product candidates;

∎	we may decide to remove such product candidates from the marketplace;

∎	we could be sued and held liable for injury caused to individuals exposed to or taking our product candidates; and

∎	we may suffer reputational harm.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Interim top-line and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publish interim top-line or preliminary data from our clinical studies. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects.

We expect to develop THOR-707, and potentially future product candidates, in combination with other therapies, and safety or supply issues with combination-use products may delay or prevent development and approval of our product candidates.

We intend to develop THOR-707, and likely other future product candidates, in combination with one or more cancer therapies, both approved and unapproved. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or similar regulatory authorities outside of the United States could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. Combination therapies are commonly used for the treatment of cancer, and we would be subject to similar risks if we develop any of our product candidates for use in combination with other drugs or for indications other than cancer, such as autoimmune disorders. Similarly, if the therapies we use in combination with our product candidates are replaced as the standard of care for the indications we choose for any of our product candidates, the FDA or similar regulatory authorities outside of the United States may require us to conduct additional clinical trials. The occurrence of any of these risks could result in our own products, if approved, being removed from the market or being less successful commercially.

Our planned clinical trial in combination with an immune checkpoint inhibitor may result in adverse events based on the combination therapy that may negatively impact the reported safety profile in such clinical trial. For example, checkpoint inhibitors have been shown to have adverse events, including immune-related adverse events on the liver and other organ systems, which may limit the maximum dose in our clinical trials or otherwise negatively impact our combination clinical trials.

We may not be successful in our efforts to identify or discover additional product candidates.

Although we intend to explore other therapeutic opportunities in addition to the product candidates that we are currently developing, we may fail to identify or discover viable new product candidates for clinical development for a number of reasons. If we fail to identify additional potential product candidates, our business could be materially harmed.

Research programs to pursue the development of our existing and planned product candidates for additional indications and to identify new product candidates and disease targets require substantial technical, financial and human resources whether or not they are ultimately successful. Our research programs may initially show promise in identifying potential indications and/or product candidates, yet fail to yield results for clinical development for a number of reasons, including:

∎	the research methodology used may not be successful in identifying potential indications and/or product candidates;

∎	potential product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective drugs; or

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it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates or to develop suitable potential product candidates through internal research programs, thereby limiting our ability to develop, diversify and expand our product portfolio.

Accordingly, there can be no assurance that we will ever be able to identify additional therapeutic opportunities for our current product candidate or to develop suitable additional product candidates through internal research programs, which could materially adversely affect our future growth and prospects.

We may become exposed to costly and damaging liability claims and any product liability insurance we may obtain may not cover all damages from such claims.

We are exposed to potential product liability risks that are inherent in the research, development, manufacturing, marketing and use of biopharmaceutical products. The future use of product candidates by us in clinical trials, and the sale of any approved products in the future, may expose us to liability claims. For example, we may be sued if our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical trials, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts.

Although the clinical trial process is designed to identify and assess potential side effects, it is always possible that a drug, even after regulatory approval, may exhibit unforeseen side effects. If any of our product candidates were to cause adverse side effects during clinical trials or after approval thereof, we may be exposed to substantial liabilities. Physicians and patients may not comply with any warnings that identify known potential adverse effects and patients who should not use our product candidates. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease the commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

∎	delay or termination of clinical trials;

∎	decreased demand for any product candidates or products that we may develop;

∎	injury to our reputation and significant negative media attention;

∎	withdrawal of clinical trial participants;

∎	costs to defend the related litigation;

∎	a diversion of management’s time and our resources;

∎	substantial monetary awards to trial participants or patients;

∎	product recalls, withdrawals or labeling, marketing or promotional restrictions;

∎	significant negative financial impact; and

∎	the inability to commercialize our product candidates.

Although we will seek to procure product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage each time we commence a clinical trial and if we successfully commercialize any product candidate. As the expense of insurance coverage is increasing, we may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. If a successful product liability claim or series of claims is brought against us for uninsured liabilities or in excess of insured liabilities, our assets may not be sufficient to cover such claims and our business operations could be materially harmed.

We have never commercialized a product candidate and we may lack the necessary expertise, personnel and resources to successfully commercialize any of our products that receive regulatory approval on our own or together with collaborators.

We have never commercialized a product candidate. We currently have no sales force, marketing or distribution capabilities. To achieve commercial success of our product candidates, if any are approved, we will have to develop our own sales, marketing and supply capabilities or outsource these activities to one or more third parties.

Factors that may affect our ability to commercialize our product candidates on our own include recruiting and retaining adequate numbers of effective sales and marketing personnel, obtaining access to or persuading adequate numbers of physicians to prescribe our product candidates and other unforeseen costs associated with creating an independent sales and marketing organization. Developing a sales and marketing organization requires significant investment, is time-consuming and could delay the launch of our product candidates. We may not be able to build an effective sales and marketing organization in the United States, the European Union or other key global markets. To the extent we need to rely upon one or more third parties, we may have little or no control over the marketing and sales efforts of those third parties and our revenue from product sales may be lower than if we had commercialized our product candidates ourselves. We will also face competition in any search for third parties to assist us with the sales and marketing efforts of our product candidates. If we are unable to build our own distribution and marketing capabilities or to find suitable partners for the commercialization of our product candidates, we may have difficulties generating revenue from them.

The successful commercialization of our product candidates will depend in part on the extent to which we obtain and maintain favorable coverage, adequate reimbursement levels and pricing policies with third party payors.

The availability and adequacy of coverage and reimbursement by third-party payors, including governmental healthcare programs such as Medicare and Medicaid, managed care organizations, and private health insurers, are essential for most patients to be able to afford prescription medications such as our product candidates, if approved. Our ability to achieve acceptable levels of coverage and reimbursement for products by third-party payors will have an effect on our ability to successfully commercialize our product candidates. We cannot be sure that coverage and reimbursement in the United States, the European Union or elsewhere will be available for our product candidates, if approved, or any product that we may develop, and any reimbursement that may become available may be decreased or eliminated in the future.

Third-party payors increasingly are challenging prices charged for pharmaceutical products and services, and many third-party payors may refuse to provide coverage and reimbursement for particular drugs or biologics when an equivalent generic drug, biosimilar or a less expensive therapy is available. It is possible that a third-party payor may consider our product candidates as substitutable and only offer to reimburse patients for the less expensive product. Even if we show improved efficacy or improved convenience of administration with our product candidates, pricing of existing third-party therapeutics may limit the amount we will be able to charge for our product candidates. These payors may deny or revoke the reimbursement status of a given product or establish prices for new or existing marketed products at levels that are too low to enable us to realize an appropriate return on our investment in our product candidates, if approved. Even if our product candidates are approved and we obtain coverage for our product candidates by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Interim reimbursement levels for new medicines, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Net prices for medicines may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of medicines from countries where they may be sold at lower prices than in the United States. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates, if approved, and may not be able to obtain a satisfactory financial return on our product candidates.

There is significant uncertainty related to the insurance coverage and reimbursement of newly-approved products. The regulations that govern marketing approvals, pricing, and reimbursement for new medicines vary widely from country to country. In the United States, third-party payors play an important role in determining the extent to which new drugs and biologics will be covered. The Medicare and Medicaid programs increasingly are used as models in the United States for how third-party payors develop their coverage and reimbursement policies for drugs and biologics. Some third-party payors may require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. We cannot predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates, if approved.

No uniform policy for coverage and reimbursement for products exists among third-party payors in the United States. Therefore, coverage and reimbursement for products can differ significantly from payor to payor and coverage and reimbursement by one payor does not guarantee coverage and reimbursement by another payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. Furthermore, rules and regulations regarding reimbursement change frequently, in some cases on short notice, and we believe that changes in these rules and regulations are likely.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product candidates, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical, specialty pharmaceutical and biotechnology companies among others. We compete in the segments of the pharmaceutical, biotechnology and other related markets that develop immunotherapies for the treatment of cancer as well as drugs targeting autoimmune disorders. There are other companies working to develop immunotherapies for the treatment of cancer and drugs targeting autoimmune disorders including divisions of pharmaceutical and biotechnology companies of various sizes. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

We are developing our initial product candidates for the treatment of cancer and autoimmune disorders and currently none of these therapies are approved. There are already a variety of available drug therapies marketed for cancer and some of the currently approved drug therapies are branded and subject to patent protection, and others are available on a generic basis. Many of these approved drugs are well established therapies and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. We expect that if our product candidates are approved, they will be priced at a significant premium over competitive generic products. This may make it difficult for us to achieve our business strategy of using our product candidates in combination with existing therapies or replacing existing therapies with our product candidates.

Competition may further increase as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. We are aware that Alkermes plc, Alopexx Oncology LLC, Altor BioSciences, Inc., Armo BioSciences (Eli Lilly and Company), AstraZeneca plc, Bristol-Myers Squibb, Cue Biopharma, Inc., Cytune Pharma, Medicenna Therapeutics Corp, Nektar, Philogen S.p.A., Roche AG, Sutro Biopharma, Inc. and Xoma Corporation are developing IL-2, IL-10 or IL-15 cytokine programs for oncology and

Proleukin (aldesleukin) is marketed by Nestle S.A. for the treatment of metastatic RCC and melanoma. Additionally, we are aware that Amgen Inc., Eli Lilly and Company, Delinia, Inc. (Celgene Corporation), ILTOO Pharma (Les Laboratoires Servier SAS), Medicenna, Nektar and Roche have modified or low-dose IL-2 programs in development for the treatment of autoimmune disorders. Our competitors may succeed in developing, acquiring or licensing, on an exclusive basis, products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel product candidates or to in-license novel product candidates that could make our product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, discovering, developing, receiving FDA approval for or commercializing drugs before we do, which would have an adverse impact on our business and results of operations.

The availability of our competitors’ products could limit the demand and the price we are able to charge for any product candidate we commercialize, if any. The inability to compete with existing or subsequently introduced drugs would harm our business, financial condition and results of operations.

We expect the product candidates we develop will be regulated as biological products, or biologics, and therefore they may be subject to competition sooner than anticipated.

The Biologics Price Competition and Innovation Act of 2009 (BPCIA) was enacted as part of the Affordable Care Act to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement the BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any product candidate approved in the United States as a biological product under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.

If we are unable to obtain marketing approval in jurisdictions outside the United States, we will not be able to market our product candidates outside of the United States.

In order to market and sell THOR-707 or any of our future product candidates in the European Union and many other jurisdictions, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. The approval procedure varies among countries and can involve additional testing. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis or at all.

Even if a product candidate we develop receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any product candidate we develop receives marketing approval, whether as a single agent or in combination with other therapies, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, and others in the medical community. For example, cancer treatments like chemotherapy, radiation therapy and certain existing immunotherapies are well established in the medical community, and doctors may continue to rely on these therapies. If the product candidates we develop do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including:

∎	the efficacy, safety and potential advantages compared to alternative treatments;

∎	the prevalence and severity of any side effects;

∎	the convenience and ease of administration compared to alternative treatments;

∎	the clinical indications for which the product candidate is approved;

∎	the willingness of the target patient population to try new treatments and of physicians to prescribe these treatments;

∎	the ability to obtain sufficient third-party insurance coverage and adequate reimbursement, including with respect to the use of the approved product as a combination therapy;

∎	the strength of marketing, sales and distribution support;

∎	the effectiveness of our sales and marketing efforts;

∎	the approval of other new products for the same indications; and

∎	our ability to offer our products, if approved, for sale at competitive prices.

Our operations, including our use of hazardous materials, chemicals, bacteria and viruses, require us to comply with regulatory requirements and expose us to significant potential liabilities.

Our operations involve the use of hazardous materials, including chemicals, and may produce dangerous waste products. Accordingly, we, along with the third parties who will conduct clinical trials and manufacture our products and product candidates on our behalf, are subject to federal, state, local and foreign laws and regulations that govern the use, manufacture, distribution, storage, handling, exposure, disposal and recordkeeping with respect to these materials. We are also subject to a variety of environmental and occupational health and safety laws. Compliance with current or future laws and regulations can require significant costs and we could be subject to substantial fines and penalties in the event of noncompliance. In addition, the risk of contamination or injury from these materials cannot be completely eliminated. In such event, we could be held liable for substantial civil damages or costs associated with the cleanup of hazardous materials.

Our employees, independent contractors, contract research organizations, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other illegal activity by our employees, independent contractors, contract research organizations, consultants, commercial partners and vendors. Misconduct by these parties could include intentional, reckless and/or negligent conduct that fails to comply with the laws of the FDA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws, or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs.

Risks Related to Our Dependence on Third Parties

If we fail to comply with our obligations in our agreement with TSRI, we could lose such rights that are important to our business.

We rely heavily on the TSRI Agreement pursuant to which we exclusively in-license certain patents and know-how related to our proprietary Expanded Genetic Alphabet platform technology and development programs. The TSRI Agreement imposes, and we may enter into additional agreements, including license agreements, with other parties in the future that impose, diligence, development and commercialization timelines, milestone payments, royalties, insurance and other obligations on us.

The TSRI Agreement gives us exclusive worldwide rights to develop, manufacture, and commercialize certain of TSRI’s patent rights, know-how and biological materials relating to our Expanded Genetic Alphabet platform technology. For more information, see “Business—License Agreement with TSRI.”

If we fail to comply with our obligations to TSRI under the TSRI Agreement, TSRI may have the right to terminate the TSRI Agreement, in which event we would not be able to develop, obtain regulatory approval for, manufacture or market any product candidate that is covered by the TSRI Agreement, including THOR-707, which would materially harm our business, financial condition, results of operations and growth prospects. Any termination of the TSRI Agreement or reduction or elimination of our rights thereunder may result in our having to negotiate new or reinstated agreements with less favorable terms. Any termination of the TSRI Agreement would cause us to lose our rights to important intellectual property or technology.

We will rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval of or commercialize any potential product candidates.

We will depend upon third parties, including independent investigators, to conduct our clinical trials under agreements with universities, medical institutions, CROs, strategic partners and others. We expect to have to negotiate budgets and contracts with CROs and trial sites, which may result in delays to our development timelines and increased costs.

We currently rely and will rely heavily in the future on third parties over the course of our preclinical studies and clinical trials, and, as a result, will have limited control over the clinical investigators and limited visibility into their day-to-day activities, including with respect to their compliance with the approved clinical protocol. Nevertheless, we are responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with GCP requirements for clinical trials, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical investigators and trial sites. If we or any of these third parties fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to suspend or terminate these trials or perform additional preclinical studies or clinical trials before approving our marketing applications. We cannot be certain that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the GCP requirements. In addition, our clinical trials must be conducted with biologic product produced under cGMP requirements and may require a large number of patients.

Our failure or any failure by these third parties to comply with the applicable regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials will not be our employees and, except for remedies that may be available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

If any of our relationships with these third-party CROs or others terminate, we may not be able to enter into arrangements with alternative CROs or other third parties or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though we plan to carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

The manufacturing of biologics is complex and we do not have our own clinical manufacturing capabilities. We will rely on third parties to produce clinical and commercial supplies of any future product candidates.

To date we have produced the vast majority of our preclinical quantities of our product candidates at our own facilities. However, going forward we will rely on third-party contract manufacturers to manufacture some of our preclinical product candidate supplies and will rely on third-party contract manufacturers to manufacture all of our clinical trial product supplies. We do not own manufacturing facilities for producing any clinical trial product supplies. There can be no assurance that our preclinical and clinical development product supplies will not be limited, interrupted, or of satisfactory quality or continue to be available at acceptable prices. Additionally, the process of manufacturing biologics is complex, highly-regulated and subject to multiple risks. Manufacturing biologics is highly susceptible to product loss due to contamination, equipment failure, improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions and higher costs. If microbial, viral or other contaminations are discovered at the facilities of our manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials, result in higher costs of drug product and adversely harm our business.

We have entered into a contract manufacturing services agreement with Cytovance Biologics, or Cytovance, pursuant to which we agreed to retain their services for manufacturing process development and to manufacture clinical supply of THOR-707 cGMP specifications. If Cytovance is unable to supply us with sufficient clinical grade quantities of THOR-707, and we are unable to timely establish an alternate supply from one or more third-party contract manufacturers, we will experience delays in our development efforts as we locate and qualify new manufacturers. In particular, any replacement of our manufacturer could require significant effort and expertise because there may be a limited number of qualified replacements or capacity could be limited at each of the qualified replacements. Additionally, we currently rely on single source suppliers for certain of the raw materials for our preclinical and clinical product supplies. If our current or future suppliers are unable to supply us with sufficient raw materials for our preclinical studies and clinical trials, we may experience delays in our development efforts as we locate and qualify new raw material manufacturers. Further, for our combination clinical trial of THOR-707 with an immune checkpoint inhibitor, we will need to procure supply of the immune checkpoint inhibitors for use in the clinical trial. If we are unable to procure sufficient supply from third-party manufacturers or other sources, we may be required to purchase our supply of checkpoint inhibitors on the open market, which may result in significant additional expense.

The manufacturing process for a product candidate is subject to FDA and foreign regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with their standards, such as cGMPs. In the event that any of our manufacturers fail to comply with such requirements or to perform their obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third-party, which we may not be able to do on reasonable terms, if at all. The transfer of the manufacturing of biologic products to a new contract manufacturer can be lengthy and involve significant additional costs. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer would negatively affect our ability to develop product candidates in a timely manner or within budget.

Further, our reliance on third-party manufacturers exposes us to risks beyond our control, including the:

∎	inability to meet our drug specifications and quality requirements consistently;

∎	inability to initiate or continue preclinical studies or clinical trials of product candidates under development;

∎	delay or inability to procure or expand sufficient manufacturing capacity;

∎	manufacturing and drug quality issues, including related to scale-up of manufacturing;

∎	failure to comply with cGMP and similar foreign standards;

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reliance on a limited number of sources, and in some cases, single sources for drug components and raw materials, such that if we are unable to secure a sufficient supply of these drug components and raw materials, we will be unable to manufacture and sell our future product candidate in a timely fashion, in sufficient quantities or under acceptable terms;

∎	lack of qualified backup suppliers for those components and raw materials that are purchased from a sole or single source supplier;

∎	inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

∎	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us;

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operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier or the issuance of an FDA Form 483 notice or warning letter;

∎	carrier disruptions or increased costs that are beyond our control;

∎	failure to deliver our drugs under specified storage conditions and in a timely manner; and

∎	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

Some of these events could be the basis for FDA action, including injunction, recall, seizure, or total or partial suspension of production resulting in failure to begin our clinical trials or having to stop ongoing clinical trials. In addition, our third-party manufacturers and suppliers are subject to FDA inspection from time to time. Failure by our third-party manufacturers and suppliers to pass such inspections and otherwise satisfactorily complete the FDA approval regimen with respect to our product candidate may result in regulatory actions such as the issuance of FDA Form 483 notices of observations, warning letters or injunctions or the loss of operating licenses. In addition, our third-party manufacturers and suppliers are subject to numerous environmental, health and safety laws and regulations, including those governing the handling, use, storage, treatment and disposal of waste products, and failure to comply with such laws and regulations could result in significant costs associated with civil or criminal fines and penalties for such third parties. Based on the severity of the regulatory action, our clinical or commercial supply of drug and packaging and other services could be interrupted or limited, which could harm our business.

In addition, our contract manufacturers are or may be engaged with other companies to supply and manufacture materials or products for such companies, which also exposes our suppliers and manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products may also affect the regulatory clearance of a contract supplier’s or manufacturer’s facility. If the FDA or a comparable foreign regulatory agency does not approve these facilities for the supply or manufacture of our product candidates, or if it withdraws its approval in the future, we may need to find alternative supply or manufacturing facilities, which would negatively impact our ability to develop, obtain regulatory approval of or market our product candidates, if approved.

We rely on arrangements pursuant to which we share common services, such as accounting and finance support, with other entities affiliated with Avalon Ventures, an owner of more than 5% of our capital stock.

We have limited internal accounting, finance, human resources and information technology personnel, and we rely on a Support Services Agreement with COI Pharmaceuticals, Inc., or COI, an entity affiliated with Avalon Ventures, pursuant to which we share these services with other Avalon-affiliated entities. For more information, see “Certain Relationships and Related Party Transactions.” While we intend to eventually build out these shared functions internally, we are significantly reliant on COI for these critical business functions at this time. If COI were to terminate the Support Services Agreement with little notice, or otherwise fail to provide these services to us in a timely manner, we may have difficulty continuing our normal business operations. For example, without accounting and finance support provided by COI, we may be unable to meet our reporting obligations to our investors. COI’s inability or unwillingness to perform its obligations under the Support Services Agreement could harm our business, prospects, financial condition and results of operations.

We may seek to enter into collaborations or other similar arrangements for our product candidates. If we are unable to enter into such collaborations, or if these collaborations are not successful, our business could be adversely affected.

A part of our strategy is to strategically evaluate and, as deemed appropriate, enter into collaborations in the future on an asset-by-asset basis to maximize the value of each of our programs. We may also enter into collaborations in connection with our platform technology in order to advance the development of programs beyond our initial focus in cytokines. Such collaborations may include the development and commercialization of any of our product candidates or the commercialization of any of our product candidates that are approved for marketing outside the United States. Our likely collaborators for any collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies. We have limited capabilities for product development and do not yet have any capability for commercialization. Accordingly, we may enter into collaborations with other companies to provide us with important technologies and funding for our programs and platform technology. We will face significant competition in seeking appropriate collaborators. We may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for any product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view such product candidates as having the requisite potential to demonstrate safety and efficacy. We may also be restricted under future license agreements from entering into agreements on certain terms or at all with potential collaborators.

Collaborations involving our product candidates would pose significant risks to us, including the following:

∎	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

∎	collaborators may not perform their obligations as expected;

∎	we could grant exclusive rights to our collaborators that would prevent us from collaborating with others;

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collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

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product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or drugs, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

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a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such products;

∎	a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings;

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disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

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collaborators may not properly maintain or defend our or their intellectual property rights or may use our or their proprietary information in such a way as to invite litigation that could jeopardize or invalidate such intellectual property or proprietary information or expose us to potential litigation;

∎	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

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collaborators may not provide us with timely and accurate information regarding development, regulatory or commercialization status or results, which could adversely impact our ability to manage our own development efforts, accurately forecast financial results or provide timely information to our stockholders regarding our out-licensed product candidates;

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if a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated; and

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collaborations may be terminated, including for the convenience of the collaborator, and, if terminated, we may find it more difficult to enter into future collaborations or be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of intellectual property, products or technologies. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our equity securities, including our common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention of management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although there can be no assurance that we will undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for any product candidates we develop or for our Expanded Genetic Alphabet platform technology and other proprietary technologies we may develop, our competitors could develop and commercialize products or technology similar or identical to our products and technology, and our ability to successfully commercialize any product candidates we may develop may be adversely affected.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates, Expanded Genetic Alphabet platform technology and other technologies we may develop. We seek to protect our proprietary position by in-licensing intellectual property and filing patent applications in the United States and abroad relating to our product candidates and Expanded Genetic

Alphabet platform technology and other proprietary technologies we may develop. Given that the development of our technology and product candidates is at an early stage, our intellectual property portfolio with respect to certain aspects of our technology and product candidates is also at an early stage. For example, we do not own nor have we in-licensed any issued patents directed to the composition of matter of any of the product candidates that we have thus far developed using our Expanded Genetic Alphabet platform technology. Similarly, we do not own nor have we in-licensed any issued patents covering the methods and processes of our Expanded Genetic Alphabet platform technology. We have filed or intend to file patent applications on these aspects of our technology and our product candidates. The patent process is expensive and time consuming, and we may not be able to apply for patents on certain aspects of our platform technology and other technologies we may develop in a timely fashion, at a reasonable cost, in all jurisdictions, or at all. Any patents we obtain may not be sufficiently broad to prevent others from using our technology or from developing competing products and technology. There is no guarantee that any of our pending patent applications will result in issued or granted patents, that any of our issued or granted patents will not later be found to be invalid or unenforceable or that any issued or granted patents will include claims that are sufficiently broad to cover our platform technology and other technologies we may develop or to provide meaningful protection from our competitors. Moreover, the patent position of biotechnology and biopharmaceutical companies can be highly uncertain because it involves complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our current and future proprietary technology and product candidates are covered by valid and enforceable patents or are effectively maintained as trade secrets. If third parties disclose or misappropriate our proprietary rights, it may materially and adversely affect our position in the market. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates, or prevent others from designing around our claims. Furthermore, in some cases, we have only filed provisional patent applications on certain aspects of our technology and product candidates and each of these provisional patent applications is not eligible to become an issued patent until, among other things, we file a non-provisional patent application within 12 months of the filing date of the applicable provisional patent application. Any failure to file a non-provisional patent application within this timeline could cause us to lose the ability to obtain patent protection for the inventions disclosed in the associated provisional patent applications. There can be no assurances that we will seek IP coverage in all the countries where we may wish to commercialize THOR-707 and thus open up the opportunity for others to gain a commercial advantage in these countries.

Composition of matter patents for biological and pharmaceutical products are generally considered to be the strongest form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. We cannot be certain, however, that the claims in our pending patent applications, including those claims covering the composition of matter of our product candidates, will be considered patentable by the United States Patent and Trademark Office, or the USPTO, or by patent offices in foreign countries, or that the claims in any of our patents that may issue will be considered valid and enforceable by courts in the United States or foreign countries. Furthermore, in some cases, we may not be able to obtain issued claims covering compositions of matter relating to our product candidates and Expanded Genetic Alphabet platform technology, as well as other technologies that are important to our business, and instead may need to rely on filing patent applications with claims covering a method of use and/or method of manufacture. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their products for our targeted indications, physicians may prescribe these products “off-label” for those uses that are covered by our method of use patents. Although off-label prescriptions may infringe or contribute to the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute. There can be no assurance that any such patent applications will issue as granted patents, and even if they do issue, such patent claims may be insufficient to prevent third parties, such as our competitors, from utilizing our technology. Any failure to obtain or maintain patent protection with respect to our product candidates and Expanded Genetic Alphabet platform technology could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We rely heavily on the TSRI Agreement for the patent rights and know-how required for our Expanded Genetic Alphabet platform technology, which is the underpinning for all our future product candidates.

We rely heavily on the TSRI Agreement for intellectual property rights that are important or necessary to the development of our product candidates and Expanded Genetic Alphabet platform technology. For more information, see “Business—Our License and Collaboration Agreements—License Agreement with TSRI.” The growth of our business may depend in part on our ability to acquire, in-license or use additional third-party intellectual property rights. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Licenses to additional third-party intellectual property, technology and materials that may be required for the development and commercialization of our product candidates or technology may not be available at all or on commercially reasonable terms. In that event, we may be required to expend significant time and resources to redesign our product candidates or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize our future product candidates or technologies, which could materially harm our business, financial condition, results of operations and growth prospects.

Under the TSRI Agreement, TSRI is responsible for prosecution and maintenance of the licensed patents and we are responsible for bringing any actions against any third party for infringing on such patents. We have limited control over the activities that are the responsibility of TSRI under the Agreement. It is possible that TSRI’s activities, or the activities of any future licensor, may be less vigorous than had we conducted them ourselves. Furthermore, the TSRI Agreement is subject to, and we expect certain of our future license agreements would also be subject to, a reservation of rights by one or more third parties, including the licensor. In addition, the TSRI Agreement requires, and we expect certain of our future license agreements would also require, us to meet certain development thresholds to maintain the license, including establishing a set timeline for developing and commercializing products. If we fail to comply with these obligations, we may be required to pay damages and our licensor may have the right to terminate the license, in which event we would not be able to develop or market the products covered by such licensed intellectual property and our competitors or other third parties might be able to gain access to technologies and products that are identical to ours. In addition, such license agreements are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and growth prospects. Disputes may arise regarding intellectual property subject to the TSRI Agreement or any of our future license agreements, including:

∎	the scope of rights granted under the license agreement and other interpretation-related issues;

∎	the extent to which our technology and processes infringe, misappropriate or otherwise violate any intellectual property of the licensor that is not subject to the licensing agreement;

∎	the sublicensing of patent and other rights under the license agreement;

∎	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

∎	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

∎	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates. We are generally also subject to all of the same risks with respect to protection of intellectual property that we license as we are for intellectual property that we own, which are described below. If we or our licensor fail to adequately protect this intellectual property, our ability to commercialize products could suffer.

In spite of our best efforts, TSRI and any potential future licensors might conclude that we have materially breached our license agreements and might therefore terminate the relevant license agreements, thereby removing our ability develop and commercialize products and technology covered by such license agreements. If any of our current or future inbound license agreements are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors would have the freedom to seek regulatory approval of, and to market, products identical to ours. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations and growth prospects. Our business also would suffer if any current or future licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights.

Our licensors may have relied on third-party consultants or collaborators or on funds from third parties, such as the United States Government, such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products and technology. This could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future products, if any, the amounts may be significant. The amount of our future royalty obligations will depend on the technology and intellectual property we use in products that we successfully develop and commercialize, if any. Therefore, even if we successfully develop and commercialize products, we may be unable to achieve or maintain profitability.

If any of our owned or in-licensed patent applications do not issue as patents in any jurisdiction, we may not be able to compete effectively.

Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions, obtain, maintain, and enforce our intellectual property rights and, more generally, could affect the value of our intellectual property or narrow the scope of our owned and licensed patents. With respect to our patent portfolio, as of September 30, 2018, all of the patent rights that we own or that we have in-licensed are currently pending patent applications. With respect to both in-licensed and owned intellectual property, we cannot predict whether the patent applications we and our licensors are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient protection from competitors or other third parties.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patents and patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract research organizations, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach such agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from or license to third parties and are reliant on our licensors, licensees or partners. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If our current or future licensors, licensees or partners fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our licensors, licensees or partners are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. There may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the United States for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we or our licensors were the first to make the inventions claimed in any of our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third party patent which might adversely affect our ability to develop and market our products.

We cannot assure you that our operations do not, or will not in the future, infringe existing or future patents. We cannot guarantee that any of our patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third party patent and pending application in the United States and abroad that is relevant to our therapeutic research programs or necessary for the commercialization of our product candidates and the Expanded Genetic Alphabet platform technology in any jurisdiction.

Numerous U.S. and foreign patents and pending patent applications exist in our market that are owned by third parties, and there may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates and the Expanded Genetic Alphabet platform technology that we may identify. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of pending patent applications of and patents issued to third parties. Patent applications in the United States and elsewhere are typically published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Certain U.S. applications that will not be filed outside the U.S. can remain confidential until patents issue. In addition, patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived. Furthermore, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, our products or the use of our products. As such, there may be applications of others now pending or recently revived patents of which we are unaware, potentially relating to our research programs, product candidates and our product candidates and the Expanded Genetic Alphabet platform technology, or their intended uses. These applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our products.

The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our products. We may incorrectly determine that our products are not covered by a third party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our products.

We cannot provide any assurances that third party patents do not exist which might be enforced against our current technology, including our research programs and product candidates and the Expanded Genetic Alphabet platform technology, their respective methods of use, manufacture and formulations thereof, and could result in either an injunction prohibiting our manufacture or future sales, or, with respect to our future sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties, which could be significant.

If the scope of any patent protection we obtain is not sufficiently broad, or if we lose any of our patent protection, our ability to prevent our competitors from commercializing similar or identical technology and product candidates would be adversely affected.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. Furthermore, even if they are unchallenged, patents in our portfolio may not adequately exclude third parties from practicing relevant technology or prevent others from designing around our claims. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights are highly uncertain. Our owned or in-licensed pending and future patent applications may not result in patents being issued which protect our product candidates, Expanded Genetic Alphabet platform technology, or other technologies or which effectively prevent others from commercializing competitive technologies and product candidates. The patent examination process may require us to narrow the scope of the claims of our owned or in-licensed pending or future patent applications, which may limit the scope of patent protection that may be obtained.

No consistent policy regarding the scope of claims allowable in patents in the biotechnology field has emerged in the United States. The patent situation outside of the United States is even more uncertain. Changes in either the patent laws or their interpretation in the United States and other countries may diminish our ability to protect our inventions and enforce our intellectual property rights, and more generally could affect the value of our intellectual property. In particular, our ability to stop third parties from making, using, selling, offering to sell, or importing products that infringe our intellectual property will depend in part on our success in obtaining and enforcing patent claims that cover our technology, inventions and improvements. With respect to both licensed and company-owned intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our products and the methods used to manufacture those products. Moreover, even our issued patents do not guarantee us the right to practice our technology in relation to the commercialization of our products. The area of patent and other intellectual property rights in biotechnology is an evolving one with many risks and uncertainties, and third parties may have blocking patents that could be used to prevent us from commercializing our patented product candidates and practicing our proprietary technology. Our patents that may issue in the future may be challenged, invalidated, or circumvented, which could limit our ability to stop competitors from marketing related products or limit the length of the term of patent protection that we may have for our product candidates. In addition, the rights granted under any issued patents may not provide us with protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may independently develop similar technologies. For these reasons, we may have competition for our product candidates.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we own or license issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we own or in-license may be challenged, narrowed, circumvented, or invalidated by third parties. Consequently, we do not know whether our product candidates, Expanded Genetic Alphabet platform technology or other technologies will be protectable or remain protected by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity, or enforceability, and patents that we own or license may be challenged in the courts or patent offices in the United States and abroad. We or our licensors may be subject to a third party preissuance submission of prior art to the USPTO or to foreign patent authorities or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging our owned or licensed patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our owned or in-licensed patent rights, allow third parties to commercialize our product candidates, Expanded Genetic Alphabet platform technology or other technologies and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-

party patent rights. The legal threshold for initiating such proceedings may be low, so that even proceedings with a low probability of success might be initiated. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Moreover, we, or one of our licensors, may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our or our licensor’s priority of invention or other features of patentability with respect to our owned or in-licensed patents and patent applications. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our product candidates, Expanded Genetic Alphabet platform technology and other technologies. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us.

If the breadth or strength of protection provided by the patents and patent applications we hold, obtain or pursue with respect to our product candidates is challenged, or if they fail to provide meaningful exclusivity for our product candidates, it could threaten our ability to practice our technologies or commercialize our product candidates. Several patent applications covering our product candidates have been filed recently. We cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent, or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or, if applicable in the future, licensed to us could deprive us of rights necessary for the practice of our technologies or the successful commercialization of any product candidates that we may develop. Furthermore, an interference proceeding can be provoked by a third party or instituted by the USPTO to determine who was the first to invent any of the subject matter covered by the patent claims of our applications.

We may require the cooperation of our licensors to enforce any licensed patent rights, and such cooperation may not be provided. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Moreover, if we do obtain necessary licenses, we will likely have obligations under those licenses, and any failure to satisfy those obligations could give our licensor the right to terminate the license. Termination of a necessary license could have a material adverse impact on our business.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful, and issued patents covering our technology and product candidates could be found invalid or unenforceable if challenged.

Competitors and other third parties may infringe or otherwise violate any issued patents or other intellectual property or the patents or other intellectual property of our licensors. In addition, our patents or the patents of our licensors may become involved in inventorship or priority disputes. Our pending patent applications, which constitute all of our patent rights at this time, cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications.

To counter infringement or other unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming and divert the time and attention of our management and scientific personnel. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents or that our patents are invalid or unenforceable. In a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly, decide that the other party’s use of our patented technology falls under the safe harbor to patent infringement under 35 U.S.C. §271(e)(1), or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly, could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. We may find it impractical or undesirable to enforce our intellectual property against some third parties. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

If we were to initiate legal proceedings against a third party to enforce a patent directed to our product candidates or Expanded Genetic Alphabet platform technology, or one of our future product candidates, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or insufficient written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO or an equivalent foreign body, even outside the context of litigation. Potential proceedings include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our technology or any product candidates that we may develop. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on the applicable product candidates or technology covered by the patent rendered invalid or unenforceable. Such a loss of patent protection would materially harm our business, financial condition, results of operations and prospects.

Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patent applications or future patents. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be materially harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and our competitors gain access to the same technology.

Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. We may conclude that even if a third party is infringing our issued patent relating to our research programs and product candidates, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims could result in substantial costs and diversion of management resources, which could harm our business. The court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. In addition, the uncertainties associated with litigation could compromise our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, in-license needed technology or other product candidates, or enter into development partnerships that would help us bring our product candidates to market. There could also be public announcements of the results of the hearing, motions, or other interim proceedings or developments. If securities analysts or investors perceive those results to be negative, it could cause the price of shares of our common stock to decline. Any of the foregoing events could harm our business, financial condition, results of operation and prospects.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patent rights, trade secrets, or other intellectual property as an owner, inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. For example, we or our licensors may have inventorship disputes arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of employees, consultants or others who are involved in developing our product candidates, Expanded Genetic Alphabet platform technology or other technologies, or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patent rights, trade secrets or other intellectual property we may develop. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our future success. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in United States patent law or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before we could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we or our licensors were the first to either (i) file any patent application related to our product candidates, Expanded Genetic Alphabet platform technology, and other proprietary technologies we may develop or (ii) invent any of the inventions claimed in our or our licensor’s patents or patent applications. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing the claimed invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license.

The America Invents Act also includes a number of significant changes that affect the way patent applications will be prosecuted, redefine prior art and also may affect patent litigation. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our owned or in-licensed patent applications and the enforcement or defense of our owned or in-licensed issued patents, all which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent United States Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the United States Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements.

Periodic maintenance, renewal fees, and annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of our owned or licensed patents and applications. The USPTO and various foreign patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar requirements during the patent application and prosecution process. Noncompliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official communications within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance can result in irrevocable abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we or our licensors or collaborators fail to maintain the patents and patent applications covering our product candidates, our competitors might be able to enter the market with similar or identical products or technology, which would harm our business, financial condition, results of operations and prospects. Further, the standards applied by the USPTO and foreign patent offices in granting patents are not always applied uniformly or predictably. As such, we do not know the degree of future protection that we will have on our technologies, products, product candidates or the Expanded Genetic Alphabet platform technology.

Some intellectual property may have been discovered through government funded programs and thus may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.

Our in-licensed patent rights from TSRI under the TSRI Agreement were funded in part by the U.S. government and are therefore subject to certain federal regulations. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the U.S. government to use the invention or to have others use the invention on its behalf. The U.S. government’s rights may also permit it to disclose the funded inventions and technology to third parties and to exercise march-in rights to use or allow third parties to use the technology we have licensed that was developed using U.S. government funding. The U.S. government may exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States in certain circumstances and if this requirement is not waived. Any exercise by the U.S. government of such rights or by any third party of its reserved rights could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.

Patent terms may be inadequate to protect our competitive position on our product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are paid timely, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product candidate, we may be open to competition from competitive medications, including biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to ours.

Moreover, in the future we may in-license patent applications or patents that may be co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Furthermore, our owned and in-licensed patents may be subject to a reservation of rights by one or more third parties. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on our product candidates, Expanded Genetic Alphabet platform technology, and other proprietary technologies we may develop in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own drugs or technology and may export otherwise infringing drugs or technology to territories where we have patent protection, but enforcement rights are not as strong as those in the United States. These drugs may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Similarly, if our trade secrets are disclosed in a foreign jurisdiction, competitors worldwide could have access to our proprietary information and we may be without satisfactory recourse. Such disclosure could have a material adverse effect on our business. Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws.

The requirements for patentability differ, in varying degrees, from country to country, and the laws of some foreign countries do not protect intellectual property rights, including trade secrets, to the same extent as federal and state laws of the U.S. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition from others in those jurisdictions. Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, patents provide little to no benefit, and we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, which could adversely affect our business, financial condition, results of operations and prospects.

If we do not obtain patent term extension and/or data exclusivity for any product candidates we may develop, our business may be materially harmed.

Depending upon the timing, duration and specifics of any FDA marketing approval of any product candidates we may develop, one or more of our owned or in-licensed U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension, or PTE, of up to five years as compensation for patent term lost during the FDA regulatory review process. A PTE cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar patent term restoration provisions to compensate for commercialization delay caused by regulatory review are also available in certain foreign countries and territories, such as in Europe under a Supplementary Patent Certificate, or SPC. Such laws governing analogous patent term extensions in foreign jurisdictions vary widely, as do laws governing the ability to obtain multiple patents from a single patent family. However, we may not be granted an extension in the United States and/or foreign countries and territories because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is shorter than what we request, our competitors may obtain approval of competing products following our patent expiration, and may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data to launch their product earlier than might otherwise be the case, and our business, financial condition, results of operations and prospects could be materially harmed.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents we also rely on trade secrets and confidentiality agreements to protect our unpatented know-how, technology and other proprietary information and to maintain our competitive position. Elements of our products and product candidates, including processes for their preparation and manufacture, may involve proprietary know-how, information, or technology that is not covered by patents, and thus for these aspects we may consider trade secrets and know-how to be our primary intellectual property. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. Because we expect to rely on third parties in the development and manufacture of our product candidates, we must, at times, share trade secrets with them. Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Trade secrets and know-how can be difficult to protect. We seek to protect these trade secrets and other proprietary technology, in part, by entering into non-disclosure and confidentiality agreements, materials transfer agreements and similar agreements with parties who have access to them, such as our employees, collaborators, CROs, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees, consultants and outside collaborators. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. We cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. We cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Despite these efforts and the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets.

Trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. Though our agreements with third parties typically restrict the ability of our advisors, employees, collaborators, licensors, suppliers, third-party contractors and consultants to publish data potentially relating to our trade secrets, our agreements may contain certain limited publication rights. Because from time to time we expect to rely on third parties in the development, manufacture, and distribution of our products and provision of our services, we must, at times, share trade secrets with them. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed.

Third-party claims of intellectual property infringement, misappropriation or other violation against us, our licensors or our collaborators may prevent or delay the development and commercialization of our product candidates and Expanded Genetic Alphabet platform technology.

The field of immunotherapies is competitive and dynamic. Due to the focused research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is in flux, and it may remain uncertain in the future. As such, there may be significant intellectual property related litigation and proceedings relating to our owned and in-licensed, and other third party, intellectual property and proprietary rights in the future.

Our commercial success depends in part on our and our licensors’ ability to avoid infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. There is a substantial amount of complex litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including interference, derivation and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. Such litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming and, even if resolved in our favor, is likely to divert significant resources from our core business, including distracting our technical and management personnel from their normal responsibilities. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the fields in which we are developing our product candidates, and our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use, and the risk increases that our product candidates may give rise to claims of infringement of the patent rights of others. We cannot assure you that our product candidates, Expanded Genetic Alphabet platform technology, and other proprietary technologies we may develop will not infringe existing or future patents owned by third parties. We may not be aware of patents that have already been issued and that a third party, for example, a competitor in the fields in which we are developing our product candidates, might assert are infringed by our current or future product candidates, including claims to compositions, formulations, methods of manufacture or methods of use or treatment that cover our product candidates. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our product candidates, Expanded Genetic Alphabet platform technology, and other proprietary technologies we may develop, could be found to be infringed by our product candidate. In addition, because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit.

The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability or priority. A court of competent jurisdiction could hold that third-party patents asserted against us are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any product candidates we may develop and any other product candidates or technologies covered by the asserted third-party patents. If we were sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity may be difficult. In order to successfully challenge the validity of any U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, and we are unsuccessful in demonstrating that such rights are invalid or unenforceable, we could be required to obtain a license from such a third party in order to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, and could divert the time and attention of our technical personnel and management, cause development delays, and/or require us to develop non-infringing technology, which may not be possible on a cost-effective basis. In the event of a successful claim of infringement against us, we may have to pay substantial monetary damages, including treble damages and attorneys’ fees for willful infringement, pay royalties and other fees, redesign our infringing drug or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, we may not have sufficient resources to bring these actions to a successful conclusion. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. Further, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately, as such litigation or proceedings could last for years before they are concluded. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to advance our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our product candidates, if approved. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.

We may not be successful in obtaining any necessary rights to our product candidates or technologies.

We currently have rights to intellectual property covering our product candidates, Expanded Genetic Alphabet platform technology, and other proprietary technologies we may develop. Other pharmaceutical companies and academic institutions may also have filed or are planning to file patent applications potentially relevant to our business. In order to avoid infringing these third-party patents, we may find it necessary or prudent to obtain licenses to such patents from such third-party intellectual property holders. However, we may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that we identify as necessary for our product candidates, Expanded Genetic Alphabet platform technology, and other proprietary technologies we may develop. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on our investment or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We may be subject to claims that our employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants, and advisors are currently or were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors and potential competitors. Although we try to ensure that our employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we caused an individual to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, and a court could prohibit us from using technologies or features that are essential to our product candidates, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the current or former employers. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

We currently do not own any registered trademarks. Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. During trademark registration proceedings we may receive rejections of our applications by the USPTO or in other foreign jurisdictions. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. Moreover, any name we have proposed to use with our product candidate in the United States must be approved by the FDA, regardless of whether we have registered it, or applied to register it, as a trademark. Similar requirements exist in Europe. The FDA typically conducts a review of proposed product names, including an evaluation of potential for confusion with other product names. If the FDA (or an equivalent administrative body in a foreign jurisdiction) objects to any of our proposed proprietary product names, it may be required to expend significant additional resources in an effort to identify a suitable substitute name that would qualify under applicable trademark laws, not infringe the existing rights of third parties and be acceptable to the FDA. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark.

We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

∎	others may be able to make products that are similar to our product candidates or utilize similar technology but that are not covered by the claims of the patents that we license or may own;

∎	we, or our current or future licensors might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or own, now or in the future;

∎	we, or our current or future licensors, might not have been the first to file patent applications covering certain of our or their inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights, including by invalidating, circumventing or designing around our patent rights;

∎	it is possible that our current or future pending owned or licensed patent applications will not lead to issued patents;

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we cannot predict the scope of protection of any patent issuing based on our patent applications, including whether the patent applications that we own or in-license will result in issued patents with claims that cover our product candidates or the Expanded Genetic Alphabet platform technology or uses thereof in the United States or in other foreign countries;

∎	the claims of any patent issuing based on our patent applications may not provide protection against competitors or any competitive advantages, or may be challenged by third parties;

∎	if enforced, a court may not hold that our patents are valid, enforceable and infringed;

∎	issued patents that we may hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

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our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

∎	we may not develop additional proprietary technologies that are patentable;

∎	the patents of others may harm our business, including if others obtain patents claiming subject matter similar to or improving that covered by our patents and patent applications;

∎	we may need to initiate litigation or administrative proceedings to enforce and/or defend our patent rights which will be costly whether we win or lose;

∎	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property; and

∎	we may fail to adequately protect and police our trademarks and trade secrets.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to Legal and Regulatory Compliance Matters

We are very early in our development process and future legislation and/or regulations and policies adopted by the FDA, the EMA or similar regulatory authorities may increase the time and cost required for us to initiate, conduct, and complete clinical trials of our current and potential product candidates.

The FDA has established regulations to govern the drug and biologic development and approval process, as have foreign regulatory authorities. The policies of the FDA and other regulatory authorities may change and additional laws may be enacted or government regulations may be promulgated that could prevent, limit, delay, or alternatively accelerate regulatory review of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. President’s administration may impact our business and industry. Namely, the current U.S. President’s administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these orders will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

We may seek orphan drug designation for some or all of our product candidates across various indications, but we may be unable to obtain such designations or to maintain the benefits associated with orphan drug designation, including market exclusivity, which may cause our revenue, if any, to be reduced.

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. In order to obtain orphan drug designation, the request must be made before submitting a BLA. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval of that particular product for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same biologic (meaning, a product with the same principal molecular structural features) for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. As a result, even if one of our product candidates receives orphan exclusivity, the FDA can still approve other biologics that do not have the same principal molecular structural features for use in treating the same indication or disease or the same biologic for a different indication or disease during the exclusivity period. Furthermore, the FDA can waive orphan exclusivity if we are unable to manufacture sufficient supply of our product or if a subsequent applicant demonstrates clinical superiority over our product.

We may seek orphan drug designation for some or all of our product candidates in specific orphan indications in which there is a medically plausible basis for the use of these products. Even if we obtain orphan drug designation, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition, or if a subsequent applicant demonstrates clinical superiority over our products, if approved. In addition, although we may seek orphan drug designation for other product candidates, we may never receive such designations.

A fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

We may seek fast track designation for some of our product candidates, including our IL-2 Synthorins. If a product is intended for the treatment of a serious or life-threatening condition and the product demonstrates the potential to address unmet medical needs for this condition, the product sponsor may apply for FDA fast track designation. The FDA has broad discretion whether or not to grant this designation, and even if we believe a particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

Any breakthrough therapy designation that we may receive from the FDA for our product candidates may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

We may seek breakthrough therapy designation for some of our product candidates, including our IL-2 Synthorins. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints. For drugs that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. The availability of breakthrough therapy designation was established with the passage of the Food and Drug Administration Safety and Innovation Act of 2012. We cannot be sure that any evaluation we may make of our product candidates as qualifying for breakthrough therapy designation will meet the FDA’s expectations. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Even if we obtain regulatory approval for any product candidates, they will remain subject to ongoing regulatory oversight.

Any product candidate for which we obtain marketing approval will also be subject to ongoing regulatory requirements for labeling, packaging, storage, distribution, advertising, promotion, record-keeping and submission of safety and other post-marketing information. For example, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to cGMPs. As such, we and our contract manufacturers will be subject to continual review and periodic inspections to assess compliance with cGMPs. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. Any regulatory approvals that we receive may also be subject to a REMS plan, limitations on the approved indicated uses for which the drug may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 trials, and surveillance to monitor the quality, safety and efficacy of the drug. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and to comply with requirements concerning advertising and promotion for our products. Further, we will be required to comply with FDA promotion and advertising rules, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses, known as off-label use, limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet and social media.

Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party suppliers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

∎	restrictions on the marketing or manufacturing of our product candidates, withdrawal of the product from the market or voluntary or mandatory product recalls;

∎	fines, warning letters or holds on clinical trials;

∎	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

∎	product seizure or detention, or refusal to permit the import or export of our product candidates; and

∎	injunctions or the imposition of civil or criminal penalties.

Our business operations and current and future relationships with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties and other sanctions.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute our product candidates, if approved. Such laws include:

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The U.S. federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or providing any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under U.S. federal and state healthcare programs such as Medicare and Medicaid. The term remuneration has been interpreted broadly to include anything of value. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

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The U.S. federal false claims and civil monetary penalties laws, including the civil False Claims Act, which, among other things, impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim, or knowingly making a false statement to avoid, decrease or conceal an obligation to pay money to the U.S. federal government. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

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The U.S. federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement, in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the U.S. federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 and their respective implementing regulations, which also imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without appropriate authorization by covered entities subject to the rule, such as health plans, healthcare clearinghouses and certain healthcare providers as well as their business associates that perform certain services involving the use or disclosure of individually identifiable health information.

∎	The Federal Food, Drug and Cosmetic Act, which prohibits, among other things, the adulteration or misbranding of drugs, biologics and medical devices.

∎	The U.S. Public Health Service Act, which prohibits, among other things, the introduction into interstate commerce of a biological product unless a biologics license is in effect for that product.

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The Physician Payments Sunshine Act, and its implementing regulations, which requires certain manufacturers of drugs, biologics and certain other products that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the Centers for Medicare and Medicaid Services, or CMS, information related to certain payments and other transfers of value to physicians and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members.

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Analogous U.S. state laws and regulations, including: state anti-kickback and false claims laws, which may apply to claims involving healthcare items or services reimbursed by any third-party payor, including private insurers our business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers professionals and entities and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information, which requires tracking gifts and other remuneration and items of value provided to healthcare professionals and entities; state and local laws that require the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

∎	Similar healthcare laws and regulations in the European Union and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers.

Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from government-funded healthcare programs, such as Medicare and Medicaid or similar programs in other countries or jurisdictions, additional integrity reporting and oversight obligations, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and the curtailment or restructuring of our operations, any of which could harm our business. Further, defending against any such actions can be costly, time-consuming and may require significant personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

Healthcare legislative or regulatory reform measures may have a negative impact on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, the Patient Protection and Affordable Care Act, or ACA, was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The ACA, among other things: (i) increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; (ii) established an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs; (iii) expanded the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; (iv) increased the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP; (v) expanded the eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability; (vi) created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and (vii) established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drugs.

Some of the provisions of the ACA have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the ACA. While Congress has not passed comprehensive repeal legislation, bills affecting the implementation of certain taxes under the ACA have been signed into law. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans and the annual fee imposed on certain health insurance providers based on market share. Further, the Bipartisan Budget Act of 2018, or the BBA, among other things, amends the ACA, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” We continue to evaluate the potential impact of the ACA and its possible repeal or replacement on our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013, and due to subsequent legislative amendments to the statute, including the BBA, will remain in effect through 2027 unless additional Congressional action is taken. The American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have an adverse effect on customers for our product candidates, if approved, and, accordingly, our financial operations.

Additionally, there has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a “Blueprint”, or plan, to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The U.S. Department of Health and Human Services has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. While some proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our drugs.

In addition, FDA regulations and guidance may be revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. The Trump administration has also taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these requirements will be interpreted and implemented and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. Any new regulations or guidance, or revisions or reinterpretations of existing regulations or guidance, may impose additional costs or lengthen FDA review times for our future product candidates. We cannot determine how changes in regulations, statutes, policies, or interpretations when and if issued, enacted or adopted, may affect our business in the future. If such changes result in significant costs or delays in receipt of, or failure to receive, regulatory approvals for any of our product candidates, our business, financial condition, and results of operations would be adversely affected.

Our business activities may be subject to the Foreign Corrupt Practices Act, or FCPA, and similar anti-bribery and anti-corruption laws.

Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, and in the future will require interacting with officials of non-U.S. governments. Additionally, in many other countries, the health care providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, our dealings with these prescribers and purchasers are subject to regulation under the FCPA. Recently the Securities and Exchange Commission, or SEC, and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents, suppliers, manufacturers, contractors, or collaborators, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, the closing down of facilities, including those of our suppliers and manufacturers, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries as well as difficulties in manufacturing or continuing to develop our products, and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, and our business, prospects, operating results, and financial condition.

European data collection is governed by restrictive regulations governing the use, processing, and cross-border transfer of personal information.

The collection and use of personal health data in the European Union are governed by the provisions of the Data Protection Directive, and as of May 2018 the General Data Protection Regulations, or GDPR. These directives impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive and GDPR also impose strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive, the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties of up to the greater of €20 million or 4% of annual global revenue. The GDPR introduces new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including: more stringent requirements relating to data subject consent; what information must be shared with data subjects regarding how their personal information is used; the obligation to notify regulators and affected individuals of personal data breaches; extensive new internal privacy governance obligations; and obligations to honor expanded rights of individuals in relation to their personal information (e.g., the right to access, correct and delete their data). In addition, the GDPR maintains the EU Data Protection Directive’s restrictions on cross- border data transfer. The GDPR increases the responsibility and liability of pharmaceutical companies in relation to processing personal data, and companies may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules. The GDPR regulations may impose additional responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

U.S. federal income tax reform could adversely affect us.

On December 22, 2017, President Trump signed into law new legislation that significantly revises the Code. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses generated after December 31, 2017 to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. We do not expect this tax legislation to have a material impact to our current projection of minimal cash taxes for the near future. However, we continue to examine the impact that this tax legislation may have on our business in the longer term. Accordingly, notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax legislation on holders of our common stock is also uncertain and could be adverse. We urge prospective investors to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

Risks Related to Our Business Operations, Employee Matters and Managing Growth

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

We are highly dependent on the management, research and development, clinical, financial and business development expertise of our executive officers, as well as the other members of our scientific and clinical teams. Although we have employment offer letters which outline the terms of employment with each of our executive officers, each of them may terminate their employment with us at any time. As such, these employment offer letters do not guarantee our retention of our executive officers for any period of time. We do not maintain “key person” insurance for any of our employees.

Recruiting and retaining qualified scientific and clinical personnel and, if we are successful in obtaining marketing approval for our product candidates, sales and marketing personnel, is critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval for and commercialize our product candidates. We are based in the Greater San Diego Area, a region that is home to many other biopharmaceutical companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. Furthermore, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited, and could harm our business, prospects, financial condition and results of operations.

We expect to grow our organization, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of September 30, 2018, we had 24 employees. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical development, regulatory affairs, finance and, if any of our product candidates receive marketing approval, sales, marketing and distribution. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities to devote time to managing these growth activities. To manage these growth activities, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. Our inability to effectively manage the expansion of our operations may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our potential ability to generate revenue could be reduced and we may not be able to implement our business strategy.

Our internal computer systems, or those used by our CROs or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems, and those of our CROs and other third parties, such as COI, on which we rely or will rely, are vulnerable to damage from computer viruses and unauthorized access, malware, natural disasters, fire, terrorism, war and telecommunication, electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. While we have not experienced any such material system failure or security breach to our knowledge to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of preclinical data or data from future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Likewise, we plan to rely on third parties for the manufacture of our product candidates and to conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our future product candidates could be delayed.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured. We rely on third-party manufacturers to produce our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. In addition, our corporate headquarters is located in the Greater San Diego Area near major earthquake faults and fire zones, and the ultimate impact on us of being located near major earthquake faults and fire zones and being consolidated in a certain geographical area is unknown. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

A variety of risks associated with marketing our product candidates internationally, if approved, could materially adversely affect our business.

We plan to seek regulatory approval of our product candidates outside of the United States and, accordingly, we expect that we will be subject to additional risks related to operating in foreign countries if we obtain the necessary approvals, including:

∎	regulatory requirements in foreign countries that differ from those in the United States;

∎	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

∎	economic weakness, including inflation, or political instability in particular foreign economies and markets;

∎	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

∎	foreign taxes, including withholding of payroll taxes;

∎	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

∎	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

∎	difficulties staffing and managing foreign operations;

∎	workforce uncertainty in countries where labor unrest is more common than in the United States;

∎	potential liability under the FCPA or comparable foreign regulations;

∎

challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States;

∎	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

∎	business interruptions resulting from geo-political actions, including war and terrorism.

Any of these factors could harm our future international expansion and operations and, consequently, our results of operations.

Risks Related to this Offering, Ownership of Our Common Stock and Our Status as a Public Company

An active trading market for our common stock may not develop and you may not be able to resell your shares of our common stock at or above the initial offering price, if at all.

Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which an active market for our common stock will develop or be sustained after this offering, or how the development of such a market might affect the market price for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters and may not be indicative of the price at which our common stock will trade after the closing of this offering. Although we have applied to list our common stock on

The Nasdaq Global Market, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop or is not sustained, it may be difficult for you to sell shares you purchased in this offering at an attractive price or at all.

The price of our common stock could be subject to volatility related or unrelated to our operations and your investment in us could suffer a decline in value.

Our stock price may be volatile. The stock market in general and the market for biotechnology and pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common stock at or above the price paid for the shares. The market price for our common stock may be influenced by many factors, including:

∎	adverse results from preclinical studies;

∎	the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our product candidates;

∎	adverse results from, delays in or termination of clinical trials;

∎	unanticipated serious safety concerns related to the use of our product candidates;

∎	clinical trial results from, or regulatory approval of, a competitor’s product candidate;

∎	adverse regulatory decisions, including failure to receive regulatory approval of our product candidates;

∎

any delay in our regulatory filings for our product candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

∎	lower than expected market acceptance of our product candidates following approval for commercialization;

∎	adverse developments concerning our manufacturers;

∎	our inability to obtain adequate product supply for any approved product or inability to do so at acceptable prices;

∎	introduction of new products or services by our competitors;

∎	changes in financial estimates by us or by any securities analysts who might cover our stock;

∎	conditions or trends in our industry;

∎	our cash position;

∎	sales of our common stock by us or our stockholders in the future;

∎	adoption of new accounting standards;

∎	ineffectiveness of our internal controls;

∎	changes in the market valuations of similar companies;

∎	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biotechnology and pharmaceutical industry;

∎	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

∎	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

∎	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

∎	investors’ general perception of our company and our business;

∎	recruitment or departure of key personnel;

∎	overall performance of the equity markets;

∎	trading volume of our common stock;

∎	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies and product candidates;

∎	significant lawsuits, including patent or stockholder litigation;

∎	proposed changes to healthcare laws or pharmaceutical pricing in the United States or foreign jurisdictions, or speculation regarding such changes;

∎	general political and economic conditions; and

∎	other events or factors, many of which are beyond our control.

In addition, in the past, stockholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

If securities or industry analysts do not publish research or reports about our company, or if they issue unfavorable or inaccurate research regarding our business, our share price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have research coverage by securities and industry analysts, and if no significant coverage is initiated or maintained following this offering, the market price for our common stock may be adversely affected. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes unfavorable or inaccurate research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our principal stockholders and management own a significant percentage of our common stock and will be able to exert significant control over matters subject to stockholder approval.

Upon the completion of this offering, based on shares outstanding as of November 10, 2018, our executive officers, directors, holders of 5% or more of our common stock and their respective affiliates will beneficially own in the aggregate approximately 64.6% of our outstanding common stock. The ownership percentage disclosed above does not reflect the purchase of any common stock in this offering by these holders. As a result of their share ownership, these stockholders may have the ability to influence our management and policies and will be able to significantly affect the outcome of matters requiring stockholder approval such as elections of directors, amendments of our organizational documents or approvals of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that our stockholders may feel are in their best interest.

Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the price at which shares are being sold in this offering and have held their shares for a longer period, they may be more interested in selling our company to an acquirer than other investors, or they may want us to pursue strategies that deviate from the interests of other stockholders.

We will have broad discretion regarding use of our cash and marketable securities and the net proceeds from this offering, and we may use them in ways that do not enhance our operating results or the market price of our common stock.

Our management will have broad discretion in the application of our existing cash and marketable securities and the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. We could utilize the net proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if any. Because of the number and variability of factors that will determine our use of our existing cash and marketable securities and the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our existing cash and marketable securities and the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The assumed initial public offering price of our common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. Based on an assumed initial public offering price of $                 per share, the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $                 per share, representing the difference between our pro forma as adjusted net tangible book value per share after this offering and the assumed initial public offering price. In addition, to the extent outstanding stock options are exercised, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their over-allotment option or if we issued additional equity securities, you will experience additional dilution. See “Dilution” for a more detailed description of the dilution to investors in the offering.

Substantial amounts of our outstanding shares may be sold into the market following the completion of this offering and when lock-up periods end, if applicable. If there are substantial sales of shares of our common stock, the price of our common stock could decline.

The price of our common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, or if there is a large number of shares of our common stock available for sale and the market perceives that sales will occur. After this offering, we will have outstanding a total of                  shares of our common stock, based on the number of shares outstanding as of September 30, 2018 and 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018. All of the shares of common stock sold in this offering will be available for sale in the public market. Substantially all of our outstanding shares of common stock are currently restricted from resale as a result of lock-up agreements, as more fully described in “Shares Eligible for Future Sale.” These shares will become available to be sold after 180 days following the date of this prospectus. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, and various vesting agreements.

Following the completion of this offering, certain of our stockholders will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. We also intend to register shares of common stock that we have issued and may issue under our employee equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to lock-up agreements. Jefferies LLC and Leerink Partners LLC may, in their discretion, permit our stockholders to sell shares prior to the expiration of the restrictive provisions contained in the applicable lock-up agreements.

The market price of the shares of our common stock could decline as a result of the sale of a substantial number of our shares of common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. Any return to stockholders will therefore be limited in the foreseeable future to the appreciation of their stock.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which will require, among other things, that we file with the Securities and Exchange Commission, or the SEC, annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and The Nasdaq Global Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection

Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas, such as “say on pay” and proxy access. Recent legislation permits emerging growth companies to implement many of these requirements over a longer period and up to five years from the pricing of this offering. We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” may make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and, therefore, we may take advantage of reduced disclosure and regulatory requirements that are otherwise generally applicable to public companies, including presenting only two years of audited financial statements and related financial disclosure, not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these reduced disclosure and regulatory requirements until we are no longer an “emerging growth company.” We may remain an “emerging growth company” until as late as December 31, 2023 (the fiscal year-end following the fifth anniversary of the completion of this initial public offering), although we may cease to be an “emerging growth company” earlier under certain circumstances, including if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any December 31, in which case we would cease to be an “emerging growth company” as of the following December 31, or if our gross revenue exceeds $1.07 billion in any fiscal year. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until those standards apply to private companies. We have irrevocably elected not to avail ourselves of this delayed adoption of new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we may not be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may decline or become more volatile.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the Nasdaq Global Market. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to develop, maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Global Market. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our common stock.

Provisions in our corporate charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us, and the market price of our common stock may be lower as a result.

There are provisions in our certificate of incorporation and bylaws, as they will be in effect following this offering, that may make it difficult for a third-party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by our stockholders.

Our charter documents will also contain other provisions that could have an anti-takeover effect, such as:

∎	establishing a classified board of directors so that not all members of our board of directors are elected at one time;

∎	permitting the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

∎	providing that directors may only be removed for cause and by a two-thirds majority vote of the stockholders;

∎	prohibiting cumulative voting for directors;

∎	requiring super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

∎	authorizing the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

∎	eliminating the ability of stockholders to call special meetings of stockholders; and

∎	prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibit a person who owns 15% or more of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. Any provision in our certificate of incorporation or our bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of a fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum, but will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. However a court may determine that this provision is unenforceable. Some companies that adopted a similar federal district court forum selection provision are currently subject to a suit in the Chancery Court of Delaware by stockholders who assert that the provision is not enforceable. If a court were to find either choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

∎	our plans to research, develop and commercialize THOR-707 and any future product candidates;

∎	our ability to obtain and maintain regulatory approval of our Synthorins, including THOR-707, in any of the indications for which we plan to develop them;

∎	our ability to obtain funding for our operations, including funding necessary to commence and complete the clinical trials and preclinical studies of any of our product candidates, including THOR-707;

∎	the success, cost and timing of our research and development activities, including our ongoing and planned clinical trials and preclinical studies;

∎	the size of the markets for our product candidates, and our ability to serve those markets;

∎	our ability to successfully commercialize our product candidates;

∎	the rate and degree of market acceptance of our product candidates;

∎	our ability to develop and maintain sales and marketing capabilities, whether alone or with potential future collaborators;

∎	regulatory developments in the United States and foreign countries;

∎	the performance of our third-party service providers, including our CROs, suppliers and manufacturers;

∎	the safety, efficacy and market success of competing therapies that are or become available;

∎	our ability to attract and retain key scientific or management personnel;

∎	our ability to attract and retain collaborators with development, regulatory and commercialization expertise;

∎	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

∎	our use of the proceeds from this offering;

∎	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

∎

our expectations regarding our ability to obtain and maintain intellectual property protection for our product candidates and our ability to operate our business without infringing on the intellectual property rights of others.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We discuss many of the risks associated with the forward-looking statements in this prospectus in greater detail under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should carefully read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $        million (or approximately $         million if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the shares of common stock offered by us in this offering, based on an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us by $        , assuming the assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. We anticipate that we will use the net proceeds of this offering as follows:

∎	approximately $ million to fund development of THOR-707 through dose escalation and expansion trials as a single agent and in combination with an immune checkpoint inhibitor.

∎	approximately $ million to fund development of our IL-2 AI Synthorin, including completion of IND enabling studies and the initiation of a single ascending dose study;

∎	approximately $ million to fund development of our IL-10 Synthorin into preclinical development and first-in-human clinical trials;

∎

the remaining proceeds to fund our development of our IL-15 Synthorin, as well as advancing our earlier stage undisclosed cytokine programs and other general corporate purposes, which may include the hiring of additional personnel, capital expenditures and the costs of operating as a public company.

We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so.

We believe that the net proceeds from this offering, together with our existing cash, including the net proceeds from the sale of our Series C preferred stock sale in November 2018, will be sufficient to fund our operations through at least the next 12 months from the date of this offering. In particular, we expect that the net proceeds from this offering will allow us to report clinical biomarker proof-of-concept data for THOR-707 as a single agent and in combination with an immune checkpoint inhibitor, identify a product candidate in the IL-2 AI Synthorin program, complete IND enabling studies for such program and initiate a single ascending dose study for such program, and identify development candidates for our IL-10 and IL-15 Synthorin programs. We may require additional funds to report such biomarker proof-of concept data, identify a product candidate in the IL-2 AI Synthorin program and complete IND enabling studies for such program, and/or identify development candidates for our IL-10 and IL-15 Synthorin programs. It is difficult to predict the cost and timing required to complete our development programs due to, among other factors, our lack of experience with initiating and conducting preclinical studies and clinical trials, the rate of subject enrollment in our clinical trials, filing requirements with various regulatory agencies, preclinical and clinical results, and the actual costs of manufacturing our product candidates. The proceeds from this offering will not be sufficient to fund development of our product candidates through regulatory approval and commercialization. To obtain the capital necessary to fund our product candidates through regulatory approval and commercialization we may need to enter into additional public or private equity offerings, debt financings or collaborations and licensing arrangements or seek out other capital sources.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including the progress, cost and results of our preclinical and clinical development programs, our ability to obtain additional financing, whether we are able to enter into future licensing or collaboration arrangements and other factors described under “Risk Factors” in this prospectus, as well as the amount of cash used in our operations and any unforeseen cash needs. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending their use, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2018 as follows:

∎	on an actual basis;

∎

on a pro forma basis to reflect (1) the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the completion of this offering, (2) the receipt of aggregate net proceeds of $37.1 million from the sale of 11,365,348 shares of our Series C convertible preferred stock on November 1, 2018, and (3) the conversion of all outstanding shares of our convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018) into 26,737,354 shares of our common stock and the related reclassification of the carrying value of the convertible preferred stock and the preferred stock repurchase liability to permanent equity in connection with the completion of this offering; and

∎

on a pro forma as adjusted basis to give further effect to our issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only, and our cash and capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes included in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of September 30, 2018
	Actual	Pro Forma	Pro Forma as Adjusted (1)
(in thousands, except share data)	(unaudited)	(unaudited)	(unaudited)
Cash	$20,614	$	$

Capitalization:
Preferred stock purchase right liability	$21,200	$	$
Convertible preferred stock, $0.001 par value; 26,737,354 shares authorized, 15,372,006 shares issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	37,494
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	—
Common stock, $0.001 par value; 33,800,000 shares authorized, 2,611,855 shares issued and 1,562,753 shares outstanding, actual; 200,000,000 shares authorized, shares issued and outstanding, pro forma; 200,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	2
Additional paid-in capital	552
Accumulated deficit	(41,316)

Total stockholders’ equity (deficit)	(40,762)

Total capitalization	$23,161	$	$

(1)

Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total capitalization and total stockholders’ equity by approximately $            , assuming that the number of shares

offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of one million shares in the number of shares offered by us at the assumed initial public offering price per share of $ (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) each of cash, additional paid-in capital, total capitalization and total stockholders’ equity by approximately $ , after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock outstanding in the table above excludes, as of September 30, 2018:

∎	3,455,454 shares of common stock issuable upon the exercise of outstanding options as of September 30, 2018, at a weighted-average exercise price of $0.51 per share;

∎

             shares of common stock reserved for future issuance under the 2018 Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering (including shares of common stock reserved for issuance under our Prior Plan, which shares will be added to the shares reserved under the 2018 Plan upon its effectiveness); and

∎

             shares of common stock reserved for issuance under the ESPP, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

As of September 30, 2018, we had a historical net tangible book deficit of $(40.8) million, or $(26.08) per share of common stock. Our historical net tangible book value per share represents the amount of our total tangible assets less total liabilities and convertible preferred stock, divided by the 1,562,753 shares of common stock outstanding at September 30, 2018.

After giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018) into 26,737,354 shares of our common stock and related reclassification of the carrying value of our convertible preferred stock to permanent equity in connection with the completion of this offering, our pro forma net tangible book value as of September 30, 2018 is $            million, or $            per share of our common stock.

After giving further effect to the sale of                shares of common stock that we are offering at the initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2018 is $            million, or approximately $            per share. This amount represents an immediate increase in pro forma net tangible book value of $            per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $            per share to new investors participating in this offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors. The following table illustrates this dilution:

Assumed initial public offering price per share			$
Historical net tangible book deficit per share at September 30, 2018, before giving effect to this offering		$(26.08)
Pro forma increase in historical net tangible book value per share attributable to conversion of all outstanding shares of convertible preferred stock
Pro forma net tangible book value per share at September 30, 2018, before giving effect to this offering	$
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to new investors participating in this offering			$

Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by approximately $            , and dilution in pro forma net tangible book value per share to new investors by approximately $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

An increase of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by approximately $            and decrease the dilution to investors participating in this offering by approximately $            per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, a decrease of one million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would decrease the pro forma as adjusted net tangible book value per share after this offering by

approximately $             and increase the dilution to investors participating in this offering by approximately $             per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the pro forma as adjusted net tangible book value after the offering would be $             per share, the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $             per share and the dilution per share to new investors would be $             per share, in each case assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus).

The following table summarizes on a pro forma as adjusted basis as of September 30, 2018, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid to us in cash and the average price per share paid by existing stockholders for shares issued prior to this offering and the price to be paid by new investors in this offering. The calculation below is based on the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table below shows, investors participating in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders			$		$
Investors participating in this offering

Total		100.0%		100.0%

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $             million, $             million and $            , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, a one million share increase (decrease) in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by investors participating in this offering, total consideration paid by all stockholders and the average price per share paid by all stockholders by approximately $             million, $             million and $            , respectively, assuming the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing tables and calculations exclude:

∎	3,455,454 shares of common stock issuable upon the exercise of outstanding options as of September 30, 2018, at a weighted-average exercise price of $0.51 per share;

∎

             shares of common stock reserved for future issuance under the 2018 Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering (including shares of common stock reserved for issuance under our Prior Plan which shares will be added to the shares reserved under the 2018 Plan upon its effectiveness); and

∎

             shares of common stock reserved for issuance under the ESPP, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering.

To the extent that outstanding options with an exercise price per share that is less than the pro forma as adjusted net tangible book value per share are exercised, new investors will experience further dilution. We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

SELECTED FINANCIAL DATA

The following selected statements of operations data for the years ended December 31, 2016 and 2017 and the balance sheet data as of December 31, 2016 and 2017 are derived from our audited financial statements appearing elsewhere in this prospectus. The selected statements of operations data for the nine months ended September 30, 2017 and 2018 and the balance sheet data as of September 30, 2018 have been derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, these unaudited financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data. You should read these data together with our financial statements and related notes appearing elsewhere in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of the results to be expected in the future, and our operating results for the interim periods are not necessarily indicative of the results that may be expected for any other interim periods or any future year.

	Years Ended December 31,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2016	2017	2017	2018
			(unaudited)
Statements of Operations Data:
Operating expenses:
Research and development	$1,886	$3,948	$2,406	$9,816
General and administrative	1,242	1,902	1,250	2,294

Total operating expenses	3,128	5,850	3,656	12,110

Loss from operations	(3,128)	(5,850)	(3,656)	(12,110)
Change in fair value of preferred stock purchase right liability	—	—	—	(16,337)

Net loss and comprehensive loss	$(3,128)	$(5,850)	$(3,656)	$(28,447)

Net loss per share, basic and diluted (1)	$(2.66)	$(4.15)	$(2.64)	$(18.63)

Weighted average shares of common stock outstanding, basic and diluted (1)	1,176,286	1,408,786	1,383,676	1,526,981 (3)

Pro forma net loss per share, basic and diluted (unaudited) (2)		$(0.70)		$(0.87)

Pro forma weighted average shares of common stock outstanding, basic and diluted (unaudited) (2)		8,333,497		13,895,585 (3)

(1)	See Note 1 to our financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per share and the number of shares used in the computation of the per share amounts.
(2)	The calculations for the unaudited pro forma net loss per share, basic and diluted, and the pro forma weighted average shares of common stock outstanding, basic and diluted, assume the conversion of all our outstanding shares of convertible preferred stock into shares of our common stock, as if the conversion had occurred at the beginning of the period presented, or the issuance date, if later, and the reclassification of the preferred stock purchase liability as of the date of issuance.
(3)	Excludes 1,049,102 shares of unvested common stock subject to repurchase as of September 30, 2018.

	As of December 31,		As of September 30, 2018
(in thousands)	2016	2017
			(unaudited)
Balance Sheet Data:
Cash	$4,129	$3,661	$20,614
Working capital	3,914	2,846	(5,616)
Total assets	4,575	4,469	23,161
Convertible preferred stock	11,105	16,103	37,494
Accumulated deficit	(7,019)	(12,869)	(41,316)
Total stockholders’ deficit	(6,760)	(12,528)	(40,762)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis are set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a biopharmaceutical company focused on prolonging and improving the lives of people with cancer and autoimmune disorders. Our proprietary, first-of-its kind platform technology expands the genetic code by adding a new DNA base pair and is designed to create optimized biologics, which we refer to as Synthorins. A Synthorin is a protein optimized through incorporation of novel amino acids encoded by our new DNA base pair that enables site-specific modifications, which enhance the pharmacological properties of these therapeutics. Our lead product candidate, THOR-707, is a variant of IL-2 designed to kill tumor cells by increasing CD8+ T and NK cells without causing vascular leak syndrome observed with approved recombinant IL-2 (aldesleukin). Based on our preclinical studies, we believe our platform technology can generate a pipeline of additional therapeutics that are more effective, better tolerated or have enhanced ease of use when compared to drugs that have been engineered by other means. We have worldwide rights to our Expanded Genetic Alphabet platform technology and our Synthorins.

We are initially using our Expanded Genetic Alphabet platform technology to develop cytokine Synthorins that target validated mechanisms of action with large market opportunities, in which existing therapies have significant drawbacks. We have designed cytokine Synthorin programs, including IL-2, IL-10 and IL-15, for the treatment of cancer, and another IL-2 Synthorin program for the treatment of autoimmune disorders. We plan to develop THOR-707 to treat multiple tumor types. We plan to file an IND with the FDA stating a general solid tumor indication in the second quarter of 2019 and, thereafter, initiate a Phase 1/2 clinical trial of THOR-707 in multiple solid tumor types as both a single agent and in combination with an immune checkpoint inhibitor. We plan to specify particular indications for THOR-707 after our initial clinical trials. In our studies of THOR-707 we plan to target indications historically sensitive to IL-2 and PD-1 inhibitors, such as melanoma, renal cell carcinoma, non-small cell lung cancer and urothelial cancer. Our second development program is focused on the development of an IL-2 Synthorin for autoimmune indications, initially in chronic GVHD, atopic dermatitis and Crohn’s disease. We have several lead IL-2 AI Synthorin molecules that have demonstrated activity ex vivo on human immune cells and we are advancing these molecules into in vivo studies. We intend to nominate a lead IL-2 AI Synthorin product candidate in 2019 and start IND-enabling studies thereafter. We then plan to file an IND in 2020 and begin clinical development thereafter. We expect to begin in vitro and in vivo studies of our Synthorin IL-10 in the first half of 2019 and begin IND-enabling studies thereafter. We have also identified multiple IL-15 Synthorins and expect to identify a development candidate in the first half of 2019.

To date, we have devoted substantially all of our resources to organizing and staffing our company, business planning, raising capital, in-licensing our platform technology, optimizing the licensed technology, identifying potential product candidates, enhancing our intellectual property portfolio and undertaking research and preclinical studies and enabling manufacturing for our development programs. We do not have any products approved for sale and have not generated any revenue from product sales or otherwise. We have funded our operations primarily through the private placement of convertible preferred stock. As of September 30, 2018, we have raised gross proceeds of approximately $42.9 million from the issuance of convertible preferred stock and had a cash balance of $20.6 million. In November 2018, we issued 11,365,348 shares of Series C convertible preferred stock at a price of $3.2699 per share, resulting in aggregate gross proceeds of $37.2 million.

We have incurred significant operating losses since our inception and have not yet generated any revenue. Our net losses were $5.9 million and $28.4 million, respectively, for the year ended December 31, 2017 and the nine months ended September 30, 2018. As of September 30, 2018, we had an accumulated deficit of $41.3 million.

Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the fair value of our preferred stock purchase right liability, timing of our preclinical studies, planned clinical trials and our expenditures on other research and development activities. We expect to continue to incur losses for the foreseeable future. Furthermore, we anticipate these losses will increase substantially as we continue our research and development of, and eventually seek regulatory approvals for, our lead product candidate, THOR-707, and any other future product candidates, and as we expand our clinical, regulatory, quality and manufacturing capabilities, incur significant commercialization expenses for marketing, sales, manufacturing and distribution, if we obtain marketing approval for any of our product candidates, and incur additional costs associated with operating as a public company.

We do not expect to generate any revenues from product sales unless and until we successfully complete development and obtain regulatory approval for one or more product candidates, which will not be for many years, if ever. Accordingly, until such time as we can generate significant revenue from sales of our product candidates, if ever, we expect to finance our cash needs through public or private equity offerings, debt financings, collaborations and licensing arrangements or other capital sources. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates or to our platform technology that we would otherwise prefer to develop and market ourselves.

Financial Operations Overview

Research and Development Expenses

To date, our research and development expenses have related primarily to development of our Expanded Genetic Alphabet platform technology and discovery efforts, preclinical studies and other preclinical activities related to our portfolio of Synthorins, including our lead product candidate THOR-707. Research and development expenses are recognized as incurred and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received.

Research and development expenses include:

∎	salaries, payroll taxes, employee benefits, and stock-based compensation charges for those individuals involved in research and development efforts;

∎	external research and development expenses incurred under agreements with contract research organizations and consultants to conduct our preclinical, toxicology and other preclinical studies;

∎	laboratory supplies;

∎	costs related to manufacturing THOR-707 for preclinical studies, including fees paid to third-party manufacturers and raw material suppliers;

∎	license fees and research funding to TSRI; and

∎	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, maintenance of facilities, insurance, equipment and other supplies.

Our direct research and development expenses consist principally of external costs, such as fees paid to CROs, and consultants in connection with our preclinical and toxicology studies, and costs related to manufacturing materials for preclinical studies. Prior to our identification of potential product candidates in our IL-2 IO program in late 2017, we did not track external costs by program. Subsequent to the identification of potential product candidates, a significant majority of our direct research and development costs are related to these IL-2 IO Synthorins and, more specifically, THOR-707. We deploy our personnel and facility related resources across all of our research and development activities.

We plan to substantially increase our research and development expenses for the foreseeable future as we continue the development of THOR-707 and discovery and development of new product candidates. We cannot determine with certainty the timing of initiation, the duration or the completion costs of future clinical trials and preclinical studies of product candidates due to the inherently unpredictable nature of preclinical and clinical development.

Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to which product candidates and development programs to pursue and how much funding to direct to each product candidate or program on an ongoing basis in response to the results of ongoing and future preclinical studies and clinical trials, regulatory developments and our ongoing assessments as to each product candidate’s commercial potential. We will need to raise substantial additional capital in the future. In addition, we cannot forecast which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

Our future clinical development costs may vary significantly based on factors such as:

∎	per patient trial costs;

∎	the number of patients needed to determine a recommended Phase 2 dose;

∎	the number of trials required for approval;

∎	the number of sites included in the trials;

∎	the countries in which the trials are conducted;

∎	the length of time required to enroll eligible patients;

∎	the number of patients that participate in the trials;

∎	the number of doses that patients receive;

∎	the drop-out or discontinuation rates of patients;

∎	potential additional safety monitoring requested by regulatory agencies;

∎	the duration of patient participation in the trials and follow-up;

∎	the phase of development of the product candidate; and

∎	the efficacy and safety profile of the product candidate.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee-related costs, including stock-based compensation, for personnel in executive, finance and other administrative functions. Other significant costs include facility-related costs, legal fees relating to intellectual property and corporate matters, professional fees for accounting and consulting services and insurance costs. We anticipate that our general and administrative expenses will increase in the future to support our continued research and development activities and, if any product candidates receive marketing approval, commercialization activities. We also anticipate increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC, requirements, director and officer insurance premiums, and investor relations costs associated with operating as a public company.

Change in Fair Value of Preferred Stock Purchase Right Liability

In April 2018, we entered into a Series C Preferred Stock Purchase Agreement that contains future purchase rights that are required to be accounted for as liabilities and remeasured to fair value at each reporting date, with any change in the fair value reported as a component of other income (expense). In November 2018, we completed the second closing under the purchase agreement, and no future purchase rights are outstanding. As such, we will remeasure the preferred stock purchase right liability to fair value on the date the proceeds were received and reclassify the liability to permanent equity.

Results of Operations

Comparison of the Nine Months Ended September 30, 2017 and 2018

The following table summarizes our results of operations for the nine months ended September 30, 2017 and 2018:

	Nine Months Ended September 30,
	2017	2018	Change
(in thousands)	(unaudited)
Operating expenses:
Research and development	$2,406	$9,816	$7,410
General and administrative	1,250	2,294	1,044

Total operating expenses	3,656	12,110	8,454

Loss from operations	(3,656)	(12,110)	(8,454)
Change in fair value of preferred stock purchase right liability	—	(16,337)	(16,337)

Net loss	$(3,656)	$(28,447)	$(24,791)

Research and Development Expenses. Research and development expenses were $2.4 million and $9.8 million for the nine months ended September 30, 2017 and 2018, respectively. The increase of $7.4 million was due primarily to increases of $4.6 million of preclinical and sponsored research expenses related to THOR-707 and, to a lesser degree, our other development programs, $1.5 million of personnel related expenses, $1.1 million of laboratory supplies and $0.2 million of facility related and other expenses.

General and Administrative Expenses. General and administrative expenses were $1.3 million and $2.3 million for the nine months ended September 30, 2017 and 2018, respectively. The increase of $1.0 million was due primarily to increases of $0.6 million in professional services related to accounting services, corporate legal fees and patent legal fees, $0.4 million in personnel related expenses and $0.1 million of facility related and other administrative expenses, offset by a decrease of $0.1 million of general and administrative consulting fees.

Change in fair value of preferred stock purchase right liability. The $16.3 million of other expense recognized for the nine months ended September 30, 2018 was due to the increase in the fair value of the outstanding Series C preferred stock purchase right liability as the result of progression in our development programs and the increased probability of an initial public offering since the April 2018 Series C preferred stock financing. No equivalent liability was outstanding for the nine months ended September 30, 2017.

Comparison of the Years Ended December 31, 2016 and 2017

The following table summarizes our results of operations for the years ended December 31, 2016 and 2017:

	Years Ended December 31,
(in thousands)	2016	2017	Change

Operating expenses:
Research and development	$1,886	$3,948	$2,062
General and administrative	1,242	1,902	660

Total operating expenses	3,128	5,850	2,722

Loss from operations and net loss	$(3,128)	$(5,850)	$(2,722)

Research and Development Expenses. Research and development expenses were $1.9 million and $3.9 million for the years ended December 31, 2016 and 2017, respectively. The increase of $2.1 million was due primarily to increases of $0.7 million of personnel related expenses, $0.5 million of preclinical and sponsored research expenses related to early stage development programs, $0.5 million of laboratory supplies and $0.4 million of facility related and other expenses in connection with our August 2017 facility sublease.

General and Administrative Expenses. General and administrative expenses were $1.2 million and $1.9 million for the years ended December 31, 2016 and 2017, respectively. The increase of $0.7 million was due primarily to increases of $0.5 million of increases in professional services related to corporate legal fees and patent legal fees, $0.2 million in personnel related expenses and $0.1 million of facility related and other administrative expenses, offset by a decrease of $0.1 million of general and administrative consulting fees.

Liquidity and Capital Resources

We have incurred net losses and negative cash flows from operations since our inception and anticipate we will continue to incur net losses for the foreseeable future. As of September 30, 2018, we had cash of $20.6 million.

The following table sets forth a summary of the net cash flow activity for each of the periods indicated:

	Years Ended December 31,		Nine Months Ended September 30,
(in thousands)	2016	2017	2017	2018
			(unaudited)
Net cash provided by (used in):
Operating activities	$(2,765)	$(5,082)	$(3,084)	$(9,339)
Investing activities	(403)	(388)	(219)	(712)
Financing activities	4,876	5,002	5,002	27,004

Net increase (decrease) in cash	$1,708	$(468)	$1,699	$16,953

Operating Activities

Net cash used in operating activities was $3.1 million and $9.3 million for the nine months ended September 30, 2017 and 2018, respectively. The net cash used in operating activities for the nine months ended September 30, 2017 was primarily due to our net loss of $3.7 million, adjusted for $0.2 million of noncash charges and a $0.4 million change in operating assets and liabilities. The net cash used in operating activities for the nine months ended September 30, 2018 was primarily due to our net loss of $28.4 million, adjusted for $16.7 million of noncash charges and a $2.4 million change in operating assets and liabilities.

Net cash used in operating activities was $2.8 million and $5.1 million for the years ended December 31, 2016 and 2017, respectively. The net cash used in operating activities during the year ended December 31, 2016 was primarily due to our net loss of $3.1 million, adjusted for $0.1 million of noncash charges and a $0.2 million change in operating assets and liabilities. Net cash used in operating activities during the year ended December 31, 2017 was primarily due to our net loss of $5.9 million, adjusted for $0.2 million of noncash charges and a $0.6 million change in operating assets and liabilities.

Investing Activities

Net cash used in investing activities was due to property and equipment purchases in each period. The purchases primarily consisted of laboratory equipment.

Financing Activities and Funding Requirements

Net cash provided by financing activities was $5.0 million for the nine months ended September 30, 2017, primarily due to the net proceeds from the issuance of Series B convertible preferred stock. Net cash provided by financing activities was $27.0 million for the nine months ended September 30, 2018, primarily due to the net proceeds from the issuance of Series C convertible preferred stock.

Net cash provided by financing activities was $4.9 million and $5.0 million, respectively, for the years ended December 31, 2016 and 2017 and was primarily due to the net proceeds from the issuance of Series B convertible preferred stock in each period.

In November 2018, we raised aggregate gross proceeds of $37.2 million from the sale of 11,365,348 shares of Series C convertible preferred stock to existing investors pursuant to the April 2018 Series C Preferred Stock Purchase Agreement.

We believe that our existing cash, including the net proceeds from the sale of our Series C preferred stock sale in November 2018, together with the estimated net proceeds from this offering, will be sufficient to meet our anticipated cash requirements through at least the next 12 months. In particular, we expect the net proceeds from this offering will allow us to report clinical biomarker proof-of-concept data for THOR-707 as a single agent and in combination with an immune checkpoint inhibitor, identify a product candidate in the IL-2 AI program and complete IND enabling studies for such program, and identify development candidates for our IL-10 and IL-15 Synthorin programs. However, our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. We have based this estimate on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we expect. Additionally, the process of testing product candidates in clinical trials is costly, and the timing of progress and expenses in these trials is uncertain.

Our future capital requirements will depend on many factors, including:

∎	the initiation, progress, timing, costs and results of drug discovery, preclinical studies and clinical trials of THOR-707 and any other future product candidates;

∎	the number and characteristics of product candidates that we pursue;

∎	the outcome, timing and costs of seeking regulatory approvals;

∎	the cost of manufacturing THOR-707 and future product candidates for clinical trials in preparation for marketing approval and in preparation for commercialization;

∎	the costs of any third-party products used in our combination clinical trials that are not covered by such third party or other sources;

∎	the costs associated with hiring additional personnel and consultants as our preclinical and clinical activities increase;

∎	the receipt of marketing approval and revenue received from any potential commercial sales of THOR-707 or other product candidates;

∎	the cost of commercialization activities for THOR-707 and future product candidates we develop if we receive marketing approval, including marketing, sales and distribution costs;

∎	the emergence of competing therapies and other adverse market developments;

∎	the ability to establish and maintain strategic licensing or other arrangements and the financial terms of such agreements;

∎	the amount and timing of any payments we may be required to make pursuant to the TSRI Agreement, or other future license agreements;

∎	the costs involved in preparing, filing, prosecuting, maintaining, expanding, defending and enforcing patent claims, including litigation costs and the outcome of such litigation;

∎	the extent to which we in-license or acquire other products and technologies; and

∎	the costs of operating as a public company.

Until such time, if ever, as we can generate substantial product revenues to support our cost structure, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our platform technology, future revenue streams, research programs or product candidates or may have to grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations at September 30, 2018:

	Payments Due by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations (1)	$4,511	$502	$1,322	$1,261	$1,426

Total	$4,511	$502	$1,322	$1,261	$1,426

(1)	Our operating lease obligations relate to our current corporate headquarters and laboratory space in La Jolla, California which we sublease from COI Pharmaceuticals, Inc., a related party as further described in “Certain Relationships and Related Party Transactions,” and the lease we signed in September 2018 for additional office and laboratory space that commenced in November 2018.

We also have payment obligations under the TSRI Agreement that are contingent upon future events such as sublicensing or our achievement of specified regulatory and commercial milestones and are required to make royalty payments in connection with the sale of products developed under that agreement. As of December 31, 2017, we were unable to estimate the timing or likelihood of achieving the milestones or making future product sales and, therefore, any related payments are not included in the table above. For additional information regarding the TSRI Agreement, including our payment obligations thereunder, see “Business—Our License and Collaboration Agreements.”

In July 2014, we entered into a Research Funding and Option Agreement with TSRI, which was amended in September 2015, September 2016, October 2017 and August 2018. Floyd Romesberg, Ph.D., one of our directors, is an associate professor of chemistry at TSRI. Pursuant to this agreement, as amended, we provide funding to TSRI to conduct certain research activities under a research program and TSRI has granted us an option to acquire rights and licenses to certain intellectual property arising from the research program under the agreement. As of December 31, 2017, we had $0.2 million in future obligations to TSRI under this agreement for expenses and related costs in connection with the research program. As a result of the August 2018 amendment, we became obligated to pay an additional $0.4 million to TSRI through July 2019. The Research Funding and Option Agreement, as amended, is more fully described in “Business–Our License and Collaboration Agreements.”

We enter into contracts in the normal course of business with clinical supply manufacturers and with vendors for preclinical studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination after a notice period, and, therefore, are cancelable contracts and not included in the table above.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to accrued expenses, preferred stock purchase right liability and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 1 to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies and estimates to be most critical to the preparation of our financial statements.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments, if necessary. The significant estimates in our accrued research and development expenses include the costs incurred for services performed by our vendors in connection with research and development activities for which we have not yet been invoiced.

We base our expenses related to research and development activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct research and development on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid expense accordingly. Advance payments for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although we do not expect our estimates to be materially different from amounts actually incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts actually incurred.

Preferred Stock Purchase Right Liability

From time to time, we enter into convertible preferred stock financings where, in addition to the initial closing, investors agree to buy, and we agree to sell, additional shares of that convertible preferred stock at a fixed price in the event that certain agreed upon milestones are achieved. We evaluate this purchase right and assesses whether it meets the definition of a freestanding instrument and, if so, determine the fair value of the purchase right liability and record it on the balance sheet with the remainder of the proceeds raised being allocated to convertible preferred stock. The preferred stock purchase right liability is revalued at each reporting period with changes in the fair value of the liability recorded as a component of other income (expense) in the statements of operations and comprehensive loss. The preferred stock purchase right liability is revalued at settlement and the resultant fair value is then reclassified to convertible preferred stock at that time. The estimated fair value of the preferred stock purchase right liability is determined using valuation models that consider the probability of achieving the requisite milestones, our cost of capital, the estimated time period the preferred stock right would be outstanding, consideration received for the convertible preferred stock, the number of shares to be issued to satisfy the preferred stock purchase right and at what price, and probability of the consummation of an initial public offering, as applicable.

There are significant judgments and estimates inherent in the determination of the fair value of our preferred stock purchase right liability. If we had made different assumptions, the carrying value of our preferred stock, net loss and net loss per common share could have been significantly different.

In November 2018, we completed the second closing under our April 2018 Series C Preferred Stock Purchase Agreement and will reclassify the preferred stock purchase right liability to permanent equity as of November 1, 2018.

Stock-Based Compensation Expense

Stock-based compensation expense represents the cost of the grant date fair value of equity awards recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis. We estimate the fair value of equity awards using the Black-Scholes option pricing model and recognize forfeitures as they occur. Estimating the fair value of equity awards as of the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of variables, including the risk-free interest rate, the expected stock price volatility, the expected term of stock options, the expected dividend yield and the fair value of the underlying common stock on the date of grant. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. See Note 5 to our financial statements included elsewhere in this prospectus for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted in the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018. As of September 30, 2018, the unrecognized stock-based compensation expense related to stock options was $1.3 million and is expected to be recognized as expense over a weighted average period of approximately 3.6 years. The intrinsic value of all outstanding stock options as of September 30, 2018 was approximately $        million, based on the estimated public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, of which approximately $        million related to vested options and approximately $        million related to unvested options.

Common stock valuations

We are required to estimate the fair value of the common stock underlying our equity awards when performing fair value calculations. The fair value of the common stock underlying our equity awards was determined on each grant date by our board of directors, taking into account input from management and independent third-party valuation analyses. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. In the absence of a public trading market for our common stock, on each grant date we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants. Our determinations of the fair value of our common stock were made using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the Practice Aid.

Our board of directors considered various objective and subjective factors, along with input from management, to determine the fair value of our common stock, including:

∎	valuations of our common stock performed with the assistance of independent third-party valuation specialists;

∎	our stage of development and business strategy, including the status of research and development efforts of our product candidates, and the material risks related to our business and industry;

∎	our results of operations and financial position, including our levels of available capital resources;

∎	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

∎	the lack of marketability of our common stock as a private company;

∎

the prices of our convertible preferred stock sold to investors in arm’s length transactions and the rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

∎	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering or a sale of our company, given prevailing market conditions;

∎	trends and developments in our industry; and

∎	external market conditions affecting the life sciences and biotechnology industry sectors.

The Practice Aid prescribes several valuation approaches for setting the value of an enterprise, such as the cost, income and market approaches, and various methodologies for allocating the value of an enterprise to its common stock. The cost approach establishes the value of an enterprise based on the cost of reproducing or replacing the property less depreciation and functional or economic obsolescence, if present. The income approach establishes the value of an enterprise based on the present value of future cash flows that are reasonably reflective of our future operations, discounting to the present value with an appropriate risk adjusted discount rate or capitalization rate. The market approach is based on the assumption that the value of an asset is equal to the value of a substitute asset with the same characteristics. Each valuation methodology was considered in our valuations.

The various methods for allocating the enterprise value across our classes and series of capital stock to determine the fair value of our common stock in accordance with the Practice Aid include the following:

Current Value Method. Under the current value method, once the fair value of the enterprise is established, the value is allocated to the various series of preferred and common stock based on their respective seniority, liquidation preferences or conversion values, whichever is greatest.

Option Pricing Method, or OPM. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The values of the preferred and common stock are inferred by analyzing these options.

Probability-Weighted Expected Return Method, or PWERM. The PWERM is a scenario-based analysis that estimates the value per share based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to us, as well as the economic and control rights of each share class.

Until August 2018, we estimated the enterprise value of our business and underlying stock option grants using the back-solve method and the OPM to allocate enterprise value. The back-solve method is a market approach that assigns an implied enterprise value based on the most recent round of funding or investment and allows for the incorporation of the implied future benefits and risks of the investment decision assigned by an outside investor. We believed the OPM was the most appropriate method at that time given the expectation of various potential liquidity outcomes and the difficulty of selecting and supporting appropriate enterprise values given our early stage of development. In August 2018, we began using the PWERM to estimate the enterprise value of our business given the increased probability of an initial public offering liquidity scenario.

There are significant judgments and estimates inherent in the determination of the fair value of our common stock. These judgments and estimates include assumptions regarding our future operating performance, the time to complete an initial public offering or other liquidity event and the determination of the appropriate valuation methods. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per common share could have been significantly different.

Following the completion of this offering, the fair value of our common stock will be based on the closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.

Other Company Information

Net Operating Loss and Research and Development Carryforwards and Other Income Tax Information

At December 31, 2017, we had federal and state net operating loss carryforwards of $12.6 million and $12.4 million, respectively. The federal and state loss carryforwards begin to expire in 2034 unless previously utilized. As of December 31, 2017, we also had federal and state research credit carryforwards of $0.2 million and $0.4 million, respectively. The federal research and development tax credit carryforwards expire beginning in 2034 unless previously utilized, and the state research and development tax credit carryforwards do not expire.

We have not completed a Section 382 study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since our formation due to the complexity and cost associated with such a study and the fact that there may be additional such ownership changes in the future. Pursuant to Sections 382 and 383 of the Code, annual use of our net operating loss and research and development tax credit carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period.

The Tax Cuts and Jobs Act, or the Act, was enacted on December 22, 2017. The Act includes a number of changes to then-existing U.S. tax laws that impact us, most notably a reduction of the U.S. federal corporate tax rate from a maximum of 35% to a flat 21%, effective January 1, 2018. In conjunction with the tax law changes, the SEC staff issued Staff Accounting Bulletin 118, or SAB 118, to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In March 2018, Accounting Standards Codification, or ASC, 740, Income Taxes, was amended to incorporate the provisions of SAB 118. In these instances, a company can record provisional amounts in its financial statements for the income tax effects for which a reasonable estimate can be determined. For items for which a reasonable estimate cannot be determined, a company should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Act being enacted. As a result of the new law, we have remeasured our deferred tax assets based on the rates at which they are expected to reverse in the future, resulting in a reduction in the deferred tax asset balance of $1.5 million, which was offset by a reduction in the valuation allowance by a corresponding amount. The aforementioned provisional amounts are based on information available at this time and may change due to a variety of factors, including, among others, (i) anticipated guidance from the U.S. Department of Treasury about implementing the Act, (ii) potential additional guidance from the SEC or the Financial Accounting Standards Board, or FASB, related to the Act and (iii) management’s further assessment of the Act and related regulatory guidance. We are not complete in our assessment of the impact of the Act on its business and financial statements. While the effective date of most of the provisions of the Act do not apply until our tax year beginning January 1, 2018 we will continue the assessment of the impact of the Act on our business and financial statements throughout the one-year measurement period as provided by SAB 118.

Jumpstart Our Business Startups Act

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

Recently Adopted Accounting Pronouncements

In June 2018, the FASB issued Accounting Standards Update, or ASU, 2018-07, Compensation-Stock Compensation (Topic 718), which simplifies the accounting for nonemployee share-based payment transactions. The amendments in the new guidance specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The early adoption of this new guidance, effective January 1, 2017, had no material impact on our financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new accounting standard requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than twelve months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new accounting standard must be adopted using the modified retrospective approach and is effective for public entities for annual reporting periods beginning after December 15, 2018, with early adoption permitted. Although we are in the process of evaluating the impact of adoption of the ASU on our financial statements, we currently believe the most significant changes will be related to the recognition of right-of-use assets and related lease liabilities on our balance sheets for real estate operating leases.

In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases. This ASU affects narrow aspects of the guidance issued in ASU 2016-02, including those regarding residual value guarantees, rate implicit in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase option, variable lease payments that depend on an index or a rate, investment tax credits, lease term and purchase option, transition guidance for amounts previously recognized in business combinations, certain transition adjustments, transition guidance for leases previously classified as capital leases under Topic 840, transition guidance for modifications to leases previously classified as direct financing or sales-type leases under Topic 840, transition guidance for sale and leaseback transactions, impairment of net investment in the lease, unguaranteed residual asset, effect of initial direct costs on rate implicit in the lease, and failed sale and leaseback transactions. We are currently evaluating the impact this ASU will have on our implementation of ASU 2016-02.

Off-Balance Sheet Arrangements

During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined under SEC rules.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Our cash consists of cash in readily available checking accounts. We do not hold any cash equivalents or short-term investments. As a result, the fair value of our portfolio is insensitive to interest rate changes.

Effects of Inflation

Inflation generally affects us by increasing our cost of labor and research and development contract costs. We do not believe inflation has had a material effect on our results of operations during the periods presented.

BUSINESS

Company Overview

We are a biopharmaceutical company focused on prolonging and improving the lives of people with cancer and autoimmune disorders. Our proprietary, first-of-its kind platform technology expands the genetic code by adding a new DNA base pair and is designed to create optimized biologics, which we refer to as Synthorins. A Synthorin is a protein optimized through incorporation of novel amino acids encoded by our new DNA base pair that enables site-specific modifications, which enhance the pharmacological properties of these therapeutics. Our lead product candidate, THOR-707, is a variant of IL-2 designed to kill tumor cells by increasing CD8+ T and natural killer, or NK, cells without causing vascular leak syndrome, or VLS, observed with approved recombinant IL-2 (aldesleukin). We plan to file an investigational new drug application, or IND, for THOR-707 in the second quarter of 2019 to thereafter initiate a Phase 1/2 clinical trial in multiple tumor types as a single agent and in combination with an immune checkpoint inhibitor. Based on our preclinical studies, we believe our platform technology can generate a pipeline of additional therapeutics that are differentiated compared to drugs that have been engineered by other means. We have worldwide rights to our Expanded Genetic Alphabet platform technology and our Synthorins.

Our Expanded Genetic Alphabet platform technology adds a new DNA base pair, X-Y, to the two naturally occurring base pairs, A-T and G-C, thereby artificially expanding the genetic code. This X-Y base pair can be replicated, maintained, transcribed, and translated into a Synthorin using our proprietary strain of E. coli, a bacterium commonly used to manufacture therapeutic proteins. This bacterial strain incorporates a novel amino acid into specific sites we identify within a target gene where we have placed the X or Y nucleobases, thus coding for its placement in a Synthorin. These novel amino acids are designed to contain dedicated chemical hooks for site-specific bioconjugation with moieties, or parts of a molecule, such as a polyethylene glycol, or PEG. Site-specific bioconjugation refers to the forming of stable chemical links between two molecules, at least one of which is a biomolecule, at a specific amino acid site within the biomolecule. Employing this proprietary methodology for site-specific bioconjugation, we have our Synthorins to have optimized therapeutic properties, such as extended half-life or advantageously altered receptor binding, as compared to their native protein counterparts. Attachment of a PEG is an established approach to extend the half-life of drugs. There are currently 14 pegylated drugs approved by the U.S. Food and Drug Administration, or FDA.

We are initially using our platform technology to develop cytokine Synthorins that target validated mechanisms of action with large market opportunities, in which existing therapies have significant drawbacks. Cytokines are proteins that modulate the function of the innate and adaptive immune system and therefore have potential broad applicability in cancer and autoimmune disorders. We have cytokine Synthorin programs, including IL-2, IL-10 and IL-15 for the treatment of cancer, and another IL-2 Synthorin program for the treatment of autoimmune disorders.

Aldesleukin has been on the market for over 25 years for the treatment of patients with metastatic renal cell carcinoma, or RCC, and metastatic melanoma. Durable clinical responses and in some cases, cures, have been observed in these patients following treatment with aldesleukin due to increases in CD8+ T cells, which are a subset of T cells that identify and destroy tumor cells. However, widespread use of aldesleukin has been limited by toxicities, which include life-threatening and sometimes fatal VLS, as well as by its short half-life, requiring dosing three times per day over eight days.

Various modifications of IL-2 have been explored by other companies to overcome these challenges, such as using a random, single, stably pegylated version with a much longer half-life that could be dosed once per week. Clinical results with this form were mixed, with comparable anti-tumor effect but also comparable toxicity to the earlier, non-pegylated IL-2. There are more recent versions of IL-2 in clinical development. One employs a prodrug approach with releasable PEG technology, which potentially allows for masking of toxicity and more specific effect at tumor sites. Another employs a mutein of IL-2, designed to not engage the a chain of the IL-2 receptor, linked to an antibody recognizing tumor specific antigens to deliver IL-2 specifically to tumor sites. Despite these advancements, we believe there remains an unmet need for a safer and more effective IL-2 therapeutic.

Using our Expanded Genetic Alphabet platform technology, we site-specifically pegylated IL-2 to invent THOR-707 for immuno-oncology, or IO. We have designed THOR-707 to kill tumor cells by increasing CD8+ T and NK cells without causing VLS that has been observed with aldesleukin. In our non-human primate, or NHP, preclinical studies THOR-707 at doses ten times higher than the doses observed to maximally expand CD8+ T cells in NHP did not result in signs of VLS, as measured by increases in eosinophil count and lung and liver weight. Published preclinical literature shows that combining IL-2 treatment with PD-1 inhibitors could have synergistic effects in enhancing CD8+ T cell responses. As a result, we believe that THOR-707 in combination with immune checkpoint inhibitors may have greater anti-tumor effects than PD-1 inhibitors alone without the VLS observed with aldesleukin.

Our second IL-2 program is focused on autoimmune disorders based on the observation that low doses of IL-2 can dampen immune cell activation through selective proliferation of CD4+ regulatory T cells, or Tregs. Tregs are a subset of T cells that dampen immune responses and play a role in maintaining tolerance to self-antigens and preventing the emergence of autoimmune disorders. However, the short half-life of low dose IL-2 renders its administration impractical for the treatment of chronic autoimmune disorders. As such, we are developing an IL-2 autoimmune, or AI, Synthorin to overcome this limitation.

We have assembled an experienced management team, board of directors and scientific founder who bring extensive industry experience to our company. The members of our team have deep experience in discovering, developing and commercializing therapeutics with a particular focus on cancer and autoimmune disorders, having worked at companies such as ARMO BioSciences, Inc. (acquired by Eli Lilly and Company), Bristol-Myers Squibb Company, Genentech, Inc./Hoffmann-La Roche AG (Roche), Gilead Sciences, Inc., GlaxoSmithKline plc, Ignyta, Inc. (acquired by Roche), Janssen Pharmaceuticals, Inc., Pharmacia & Upjohn Inc. (Pharmacia) (acquired by Pfizer Inc.) and SUGEN Inc. (acquired by Pharmacia). Our company was founded based on important discoveries in Dr. Floyd Romesberg’s lab at The Scripps Research Institute in La Jolla, California. We are backed by leading investors in the life science and biotechnology industry, including Avalon Ventures, Correlation Ventures, Medicxi, OrbiMed, Osage University Partners and RA Capital.

Our Programs

We are deploying our novel platform technology to create Synthorins to treat cancer and autoimmune disorders. The following chart summarizes our current programs.

Our Strategy

Our goal is to utilize our proprietary Expanded Genetic Alphabet platform technology to develop optimized biologics. Our initial focus is the development of cytokine immunotherapies to treat cancer and autoimmune disorders. Key elements of our strategy include:

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Rapidly advancing our lead product candidate, IL-2 IO Synthorin (THOR-707), through clinical development. We plan to develop THOR-707, an IL-2 Synthorin tuned for preferential CD8+ T cell activation, to treat multiple tumor types. We plan to file an IND with the FDA stating a general solid tumor indication in the second quarter of 2019 and, thereafter, initiate a Phase 1/2 clinical trial of THOR-707 in multiple solid tumor types as both a single agent and in combination with immune checkpoint inhibitors. In this trial, we will evaluate safety and tolerability, pharmacokinetics, biomarker changes and anti-tumor activity. We believe the administration of THOR-707 combined with the existing standard of care could generate substantial clinical benefit leading to accelerated regulatory approval.

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Advancing our second program, IL-2 AI Synthorin, into clinical development for autoimmune disorders. We plan to develop an IL-2 Synthorin tuned for preferential Treg activation to treat autoimmune disorders. We have several lead IL-2 AI Synthorin molecules that have demonstrated activity ex vivo in human immune cells and we are advancing these molecules into in vivo studies. We intend to nominate a lead IL-2 AI Synthorin product candidate in 2019 and start IND-enabling studies thereafter. We plan to file an IND in 2020 and begin clinical development thereafter. We plan to conduct a single ascending dose Phase 1a study in healthy volunteers to assess safety and tolerability as well as proof of mechanism, by monitoring induction of biomarkers in Tregs and their proliferation in the blood. We will also test for inhibition of delayed-type hypersensitivity, or DTH, in those volunteers.

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Leveraging our proprietary Expanded Genetic Alphabet platform technology to pursue additional Synthorin cytokines in scientifically validated pathways. Our initial focus is on well-known and clinically validated cytokines. We believe this approach will allow us to efficiently and rapidly develop product candidates in multiple indications with reduced development risk, allowing us to more rapidly advance our product candidates to regulatory approval. We are currently developing IO Synthorins for IL-10, IL-15 and other undisclosed cytokines.

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Further refining and enhancing the capabilities of our Expanded Genetic Alphabet platform technology. We believe our platform technology has broad applicability, and we will continue to invest in process enhancements and new applications to expand beyond our initial focus in cytokines.

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Selectively entering into strategic partnerships while retaining key rights to our programs and platform technology in major pharmaceutical markets. We plan to explore potential partnerships on an asset-by-asset basis to maximize the value of each program while ensuring we maintain significant rights to our programs in major pharmaceutical markets. We also plan to opportunistically enter into strategic collaborations in connection with our platform technology to advance the development of our programs.

Role of Cytokines in Disease

We are initially leveraging our platform technology and drug development capabilities to create a portfolio of cytokines designed to be optimized for the treatment of cancer and autoimmune disorders. Cytokines are proteins that modulate the function of the innate and adaptive immune system. These proteins regulate immune responses by acting as chemical messengers for the body’s immune cells through receptor site binding. Interleukins, such as IL-2, are a specific type of cytokine, produced primarily by white blood cells to signal and organize the immune response. Importantly, many cytokines are pleiotropic, meaning that a single cytokine can simultaneously promote multiple effects, such as producing both stimulatory and inhibitory effects on immune cells. The pleiotropic properties of cytokines complicate their use as therapeutics. Nevertheless, their broad potential makes them versatile therapeutic tools across cancer and autoimmune disorders.

In cancer, cytokines signal the immune system to increase the proliferation and enhance the survival of CD8+ T and NK cells, and then direct these effector cells to infiltrate the tumor and its microenvironment. Through this mechanism, cytokines have demonstrated anti-tumor activity. Two such therapies have received FDA approval for cancer treatment: aldesleukin for metastatic RCC and melanoma and interferon-a for advanced melanoma. However, both of these therapies have limited use due to severe toxicity.

In autoimmune disorders, cytokines can attenuate immune cell activation through selective activation of Tregs. Tregs are important mediators in maintaining immune homeostasis and dampening the immune response. These cells can play a role in maintaining tolerance to self-antigens and preventing autoimmune disorders. An imbalance of Tregs drives a number of autoimmune disorders such as chronic graft versus host disease, atopic dermatitis and Crohn’s disease. The use of cytokines in autoimmune disorders has been limited by a poor dosing profile due to their short half-lives, making their therapeutic application in these chronic disorders impractical.

Challenges of IL-2 Use for IO

Managing the complexities of cytokines, their pleiotropic effects and short half-lives has been the central challenge to their development and adoption as therapeutic agents. The pleiotropic effects of IL-2 are driven by two classes of receptors, the high affinity aßg and the intermediate affinity ßg which are expressed on different cell types. Driven by its immune-stimulatory effects on CD8+ T cells which express ßg, aldesleukin has shown efficacy in treating metastatic RCC and melanoma. In the clinical trial results included in its FDA-approved label, aldesleukin induced objective responses in 15% and cures in 7% of patients with metastatic RCC. Similarly, aldesleukin demonstrated 16% objective response and 6% cures in patients with metastatic melanoma. In these trials, a cure was defined by 60 or more months without disease progression. These anti-tumor effects are observed despite being dampened by activation of immune suppressive Tregs which express the high affinity aßg receptor at high levels.

However, aldesleukin has severe toxicity associated with its binding to a receptors that limits its use. Important mediators of this toxicity are Type 2 innate lymphoid cells, or ILC-2s, that reside in the endothelium of the vasculature and are activated by aldesleukin. ILC-2s release IL-5 which strongly attracts eosinophils, a type of disease-fighting white blood cell, into the blood vessels. Recruited eosinophils express IL-2 receptor a chain in response to IL-5 and become highly responsive to IL-2. This induces them to release mediators that interact with the vascular endothelium, leading to a loss of the capillary seal and VLS. VLS is a potentially fatal complication of IL-2 therapy and is characterized by pulmonary and peripheral edema, systemic hypotension, hypoperfusion-related shock liver and kidney and rhabdomoyolysis. Shock liver and kidney is an acute concomitant failure of both the liver and kidneys, usually related to an acute precipitating event, such as rapid blood loss or vascular permeability accompanied by extravasation of fluids and proteins into the peripheral tissues, which leads to hypotension and hypoperfusion of these critical organs. Rhabdomoyolysis is a condition in which damaged skeletal muscle breaks down rapidly due to hypoperfusion of the musculature.

The differential effects of high dose versus low dose IL-2 are depicted in the following illustration:

IL-2 Biology Dual Pharmacology Explains Low Therapeutic Index

As a result of the toxicity of aldesleukin, patients receiving the drug must be carefully monitored, and, therefore it is typically administered in the intensive care unit. A typical course of treatment for aldesleukin is three doses per day over five days due to the relatively short 85 minute terminal half-life of aldesleukin in humans.

The FDA-approved clinical aldesleukin dose of 37 mcg/kg results in a transient spike in systemic exposure due to its short half-life and rapid clearance, reaching a peak concentration, or Cmax, close to the half maximal effective concentration, or EC50, for CD8+ T cells and NK cells. This level of activation inefficiently drives their expansion. However, aldesleukin potentially activates memory T cell populations to some extent. Thus, the anti-tumor effect of aldesleukin may be driven predominantly by proliferation of memory T cell populations but is limited in its ability to induce activation of naive CD8+ T cell populations, or induce NK responses, to drive a more robust anti-tumor effect. This may explain aldesleukin’s efficacy in a small percentage of cancer patients treated with the drug. Confounding aldesleukin’s anti-cancer activity, its Cmax dose exposure is above the EC99.8 for activation of Tregs, which highly express the IL-2 receptor a chain. Tregs attenuate CD8+ T cell tumor killing. Furthermore, at its approved dose, aldesleukin also activates vascular ILC-2s that trigger eosinophil activation and consequently, the potentially fatal VLS. Even at lower dosing levels of 6 mcg/kg, patients exhibit a dramatic increase in eosinophil counts. Similar toxicology findings were reported with aldesleukin in NHP in which multiple acute manifestations of VLS were observed at levels greater than 25 mcg/kg including the induction of eosinophilia. The lethal dose of aldesleukin in NHP is 428 mcg/kg.

In order to overcome these limitations, a variety of modifications to high-dose IL-2 regimens have been tested by others, including alterations of dose, schedule and route of administration, as well as chemical alterations of the IL-2 molecular structure. Other modifications, including the addition of toxicity modulators, such as drugs with anti-inflammatory properties or anti-angiogenic agents, have also been tested.

One of the original approaches in improving IL-2 involved pegylation to increase IL-2’s half-life and ease of use. In the 1980s, Cetus Corporation developed a form of IL-2 that was covalently and irreversibly pegylated through random conjugation of one PEG per molecule at a lysine residue. While this molecule increased the half-life of IL-2 to 15.7 hours versus 85 minutes for aldesleukin, a dose escalation study with this drug using one intravenous, or IV, dose per week in 66 solid tumor patients, including 13 metastatic melanoma patients and 16 RCC patients, demonstrated a similar toxicity profile relative to aldesleukin at comparable dose levels. Two metastatic RCC patients and one prostate cancer patient achieved partial remissions, and another RCC patient showed a minor response.

More recently, Nektar Therapeutics, Inc., or Nektar, initiated development of NKTR-214, a modified IL-2 that functions as a prodrug via reversible pegylation at an average of six random lysine residues. PEG release post-dosing leads to the generation of a diverse population of IL-2 species, with some of them being inactive (consistent with previous findings by Cetus), and the terminal product, free IL-2. At the dose level of NKTR-214 (6 mcg/kg) tested in clinical development in combination with nivolumab, an approved immune checkpoint inhibitor, the Cmax values of the monopegylated, dipegylated and free IL-2 species are expected to be at or below EC50 for CD8+ T and NK cells. NKTR-214 alone and in combination with nivolumab induces the proliferation of peripheral and intratumoral CD8+ T cells in some patients.

The need to balance and control multiple biological effects is representative of cytokine drug development challenges and reflects a large unmet need for safer, and potentially more efficacious cytokine therapeutics. We are using our Expanded Genetic Alphabet platform technology to purposefully design pegylated Synthorins to overcome these established cytokine development limitations.

Our Solution—Expanded Genetic Alphabet Platform Technology

Our first-of-its kind Expanded Genetic Alphabet platform technology is based on the addition of our proprietary and novel orthogonal DNA base pair, dTpT3 and dNaM, abbreviated X-Y, to the two natural base pairs, A-T and G-C, to artificially expand the genetic code. We use X-Y to site-specifically incorporate novel amino acids to create Synthorins. These Synthorins have exhibited unique therapeutic properties in preclinical studies, which we believe cannot be achieved without the site-specific incorporation of novel amino acids enabled by our platform technology.

We believe there is broad applicability for our platform technology. To date, we have used our Expanded Genetic Alphabet platform technology to achieve site-specific pegylation of IL-2 and other cytokines. Unlike traditional PEG technologies, which are limited to random conjugation at lysine and cysteine residues or conjugation at the protein’s amino terminus, we believe site-specific, covalent pegylation allows us to specifically design cytokines with optimal pharmacological properties. Our novel X-Y DNA bases enable us to design new codons, which allow for site-specific incorporation of novel amino acids into new, unique proteins.

We use our proprietary engineered semi-synthetic bacterial strain, which is based on a well-established E. coli protein manufacturing strain, to express an artificial base transporter that allows for controllable maintenance of X-Y genetic information. Supplementing cultures of this strain with X-Y nucleotides leads to their intracellular accumulation to support replication of the DNA encoding genes containing X-Y. Induction of transcription stimulates the cell to express the Synthorin mRNA harboring codons comprising X or Y, and the orthogonal transfer RNAs comprising X or Y anticodons, or tRNAs, that decode them. Engineered tRNA synthetase enzymes recognize and specifically charge the Synthorx tRNAs with corresponding novel amino acids added to the medium. The novel amino acids contain dedicated chemical hooks for site-specific bioconjugation with moieties such as PEG. The cell’s natural translation machinery uses these components to decode X-Y codons, site-specifically introducing novel amino acids into the desired Synthorin.

The diagram below captures key steps in the production of our cytokines containing genetically-encoded novel amino acids. Our bacterial strain integrates a transporter that makes the X-Y nucleobases available for efficient new codon insertion into DNA and RNA during replication and transcription, and an orthogonal tRNA synthetase/tRNA pair to enable incorporation of a novel amino acid into the cytokine amino acid chain during translation. The cytokine is then purified and bioconjugated with PEG via bio-orthogonal chemistry.

Optimization of the Expanded Genetic Alphabet and semi-synthetic E. coli strain has been ongoing since our inception. The position of the new base within a codon was examined for yield and fidelity to determine optimal codons for expression. Various media conditions were tested for growth of the E. coli strain starting with a small scale (0.3 mL) through shake flasks (0.025 to 1 L) and then for fermentation (1-5-30 L).

Our Unique Platform Technology Enables Creation and Manufacturing of Novel Proteins that are Selected for Optimal Properties

Denotes proprietary aspects of our platform technology.

Our Programs

Our IL-2 IO Synthorin (THOR-707)

Our first Synthorin is THOR-707, a variant of recombinant human IL-2 that is attached to a PEG, or pegylated, at one specific site. This site-specific pegylation is designed to block engagement of the high affinity IL-2 receptor a chain, extend half-life by slowing THOR-707’s clearance from the body, increase tumor distribution and retention and improve solubility and monodispersity. We believe that THOR-707 has broad potential applicability in the treatment of multiple tumor types. Aldesleukin is approved for the treatment of metastatic RCC and melanoma and pegylated IL-2 has shown promising results in clinical trials in combination with immune checkpoint inhibitors. We plan to file an IND with the FDA stating a general solid tumor indication in the second quarter of 2019 and, thereafter, initiate a Phase 1/2 clinical trial of THOR-707 in multiple solid tumor types as both a single agent and in combination with immune checkpoint inhibitors. We plan to specify particular indications for THOR-707 after our initial clinical trials. In our studies of THOR-707 we plan to target indications historically sensitive to IL-2 and PD-1 inhibitors, such as melanoma, RCC, non-small cell lung cancer, or NSCLC, and urothelial cancer, or UC.

THOR-707 was designed to have the following key advantages:

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Improved Selectivity: Preclinical studies have shown that THOR-707 increased intratumoral CD8+ T cells and NK cells without increasing intratumoral Tregs, which we believe is the key prognostic factor for positive clinical outcomes for IO drugs.

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Increased Therapeutic Index for VLS: THOR-707 does not bind to the high affinity IL-2 a chain thought to be important for cell types responsible for inducing VLS. To date, in NHP preclinical studies we have not observed signs of VLS, as measured by increases in eosinophils and liver and lung weight, at a dose that is ten times higher than that which provides maximal CD8+ T cell expansion. Therapeutic index means the separation between the amount of a therapeutic agent required to achieve the desired therapeutic effect and the amount of the same therapeutic agent that causes toxicity.

∎

Ease of Use: We believe the extended half-life of THOR-707 will allow dosing no more frequently than once every two weeks. By comparison, aldesleukin is required to be dosed three or more times per day over a period of five days in multiple cycles, generally in an intensive care unit.

∎	Reduced Risk for Anti-Drug Antibodies: Anti-drug antibody production could limit the efficacy of a drug. We believe our pegylation strategy will limit the production of anti-drug antibodies.

THOR-707 was discovered by creating a library of IL-2 polypeptides with the novel amino acid installed at different single sites known by crystallographic models and mutational analysis to engage the a chain of the IL-2 receptor. As shown in the diagram below, THOR-707 blocks engagement of the IL-2 receptor a chain. The stable covalent attachment of the PEG provides epitope masking for reduced immunogenic potential.

Our Expanded Genetic Alphabet Platform Technology Applied to the Design of a “Not Alpha” IL-2 Drug via a Single, Stable PEG attached to the Novel Amino Acid via Bio-Orthogonal Chemistry

IL-2 binds to the IL-2 receptor aßg complex at high affinity because of the a chain	Targeted pegylation of THOR-707 at the novel amino acid blocks alpha chain binding

IL-2 IO Synthorin (THOR-707) Market Opportunity

We are initially developing THOR-707 in tumor types well-documented to be responsive to IL-2 and PD-1 IO agents, including but not limited to melanoma, RCC, NSCLC and UC. Since most patients with these tumor types will eventually progress when treated with standard of care, there is a need for new combination therapies to improve response and durability. We believe, if successfully developed and approved, THOR-707 in combination with immune checkpoint inhibitors and/or current or potential future standard of care agents represents a promising therapeutic option for patients with these serious life-threatening diseases. Based on published literature, worldwide sales of immune checkpoint inhibitors exceeded $10 billion in 2017 and are projected to exceed $20 billion by 2020. We intend to develop THOR-707 to be used in combination with immune checkpoint inhibitors, as well as with other standard of care therapeutics across different lines of therapy. As a result, we believe that the market opportunity for THOR-707 is comparable to that of immune checkpoint inhibitors.

THOR-707 Preclinical Results

We have conducted numerous preclinical studies to assess the pharmacological activity of THOR-707 across a variety of binding, cell-based and in vivo models. As shown in the figure below, our studies have provided evidence that THOR-707 lacks a chain binding while maintaining similar ß chain binding relative to native IL-2. Thus, THOR-707 has similar affinity for the IL-2 receptor signaling ßg complex expressed on NK and CD8+ T cells with no measurable affinity for the IL-2 receptor a chain expressed on Tregs, ILC-2s and eosinophils because site-specific pegylation blocks IL-2 receptor a chain engagement.

Surface Plasmon Resonance (SPR) Binding Study: THOR-707 Did Not Engage the IL-2 Receptor a Chain, But Showed Similar ß Chain Engagement

To obtain additional evidence that THOR-707 has reduced bias for activation of Tregs, we conducted immune cell stimulation studies using freshly isolated, primary human leukocytes. Similar to our binding data, these cell-based studies showed that THOR-707 was a potent IL-2 ßg receptor agonist that did not engage the IL-2 receptor a chain, as seen in the figures below. In comparison, aldesleukin was 670-fold more potent in activating the Tregs’ aßg receptor complex compared to CD8+ T cells.

Primary Human Immune Cell Data Demonstrated “Not Alpha” Activity for THOR-707

THOR-707 Preclinical Studies

We have tested THOR-707 in mice and cynomolgus monkeys for safety and expansion of CD8+ T cells in the periphery and in tumor. Human IL-2 pharmacology was found to be comparable between human and cynomolgus monkey for both Treg and CD8+ T cells. However, for mouse, human IL-2 potency was similar for Treg cells but showed a steep drop in potency for mouse CD8+ T cells. Thus, human IL-2 was much less potent in mouse cells not expressing the a chain of the IL-2 receptor, or IL-2R. As a result, much higher doses were required in mouse compared to monkey. Potency data are summarized in the table below:

	Binding KD (SPR) nM		IL-2R EC50 (pSTAT5) pg/mL
Species	IL-2Ra	IL-2Rß	CD4+ Treg Cell	CD8+ T Cell
Human	1.71	360	6.5	4,884
Mouse	23.5	N.D.*	12.7	366,276
Cynomolgus	2.9	270	9.15	2,372

*	Not determined.

SPR binding studies suggested that human IL-2 binds similarly to the human and cynomolgus IL-2 receptor a and ß chains; human a KD: 1.71 nM; mouse a KD: 23.5; cynomolgus monkey a KD: 2.9 nM; human ß KD: 360 nM; mouse ß KD: N.D.; cynomolgus monkey ß KD: 270 nM.

THOR-707 Preclinical Studies in Non-Human Primates (NHPs)

NHPs are a well established species for profiling IL-2 pharmacology and toxicology. Therefore, we performed single and repeat dosing studies in cynomolgus monkeys to assess THOR-707’s pharmacology and safety. Pharmacokinetic analysis of THOR-707 showed that the molecule had an improved half-life of 11 hours versus aldesleukin’s 85 minutes, which resulted in an area under the curve, or AUC, of 76,100 ng*h/mL.

Upon single administration, THOR-707 primarily induced proliferation of lymphocytes in the white blood cell population with no expansion seen in the eosinophil population as seen in the figure to the left below. This is in strong contrast to aldesleukin, which has been observed to induce both the proliferation of lymphocytes and eosinophils. We believe this observation is critical for two reasons: (1) aldesleukin in humans potently biases white blood cell expansion to eosinophils (see figure to the right below), a key pathogenic component of VLS; and (2) upon single dose administration of 100 and 300 mcg/kg of THOR-707 in NHP, there were no clinical or pathological toxicity observations. As a reference, the strong eosinophilia shown in the figure to the right below corresponds to dosing of aldesleukin at 50 mcg/kg/day IV, slightly above the approved dose of 37 mcg/kg. We believe these data strongly suggest that THOR-707 is an engineered form of IL-2 that drives expansion of tumor killing lymphocytic populations without inducing eosinophil propagation.

THOR-707 Induced Proliferation of Lymphocytes in NHP with No Observed Effect on Eosinophils	Aldesleukin Induced Eosinophil Expansion in Humans at 50 mcg/kg

Once a week repeat intravenous, or IV, dosing in NHP also showed that THOR-707 had no significant adverse effects at either the 100 or 300 mcg/kg doses. As was the case for the single dose study, the pharmacodynamic response, demonstrated by lymphocyte proliferation, at 300 mcg/kg was comparable to 100 mcg/kg. At 1000 mcg/kg, there were no signs of VLS as measured by increases in eosinophils and lung and liver weight. THOR-707 had a therapeutic index of greater than or equal to ten in NHP for VLS. Additionally, phenotyping of the lymphocyte population revealed that THOR-707 induces the proliferation of CD8+ T cells, which we believe is a key prognostic factor for positive clinical outcomes for IO drugs. We therefore believe that THOR-707’s therapeutic index will allow us to dose at levels that drive maximal CD8+ T cell expansion without causing VLS. As seen below in the figure on the left, this effect is comparable at 100, 300 and 1000 mcg/kg. When the level of Ki-67 expression was examined in the CD8+ T cell population, it correlated with maximal proliferation, which appeared to be ≥60% as shown in the figure on the right. In this study, THOR-707 induces transient dose-dependent peripheral proliferation of Tregs in NHP after single and repeat IV administration. If expansion of Tregs in the periphery is important to dampen the autoimmune effect of immune checkpoint inhibitors, THOR-707 would be expected to have this property that favors tolerability when used in combination.

Activation and Proliferation of

Peripheral CD8+ Teff Cells

Following Administration of THOR-707

Ki67 Expression in Peripheral CD8+ Teff cells Following Administration of THOR-707

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As observed in multiple clinical studies evaluating immune checkpoint inhibitors, the absolute CD8+ T cell counts in the peripheral blood and in the tumor microenvironment, or TME, strongly correlate to clinical responses in cancer patients. Therefore, we believe that inducing the proliferation of CD8+ T cells in NHP blood, without inducing notable toxicities at concentrations that maximize CD8+ T cell expansion represents the critical attribute that is required to improve the anti-tumor effect observed with immune checkpoint inhibitors. Based on the results of our NHP studies, we believe that IL-2 receptor a chain binding is not required to induce expansion of CD8+ T cells in humans.

THOR-707 Preclinical Studies in Mice

In addition to NHP, we examined the pharmacokinetics and pharmacodynamics of THOR-707 relative to aldesleukin by performing single IV bolus dosing of these molecules in naïve mice at 300 mcg/kg. Bioconjugation to PEG extended the half-life (from 0.5 hours to 13.3 hours) and increased the AUC of THOR-707 >100-fold (from 432 ng*h/mL to 45,600 ng*h/mL) relative to aldesleukin. This expanded AUC has a pronounced effect on pharmacodynamic markers of IL-2 pharmacology. In our studies, we measured the biomarker pSTAT5 and induction of cell proliferation. Cell proliferation was evaluated using the marker Ki-67 and cell counts. pSTAT5 levels in CD8+ T cells and NK cells were correlated with the pharmacokinetics of both THOR-707 and aldesleukin. For example, data in CD8+ T cells are shown below. Persistent elevation of pSTAT5 was observed in both NK and CD8+ T cells up to 72 hours in mice dosed with THOR-707, while pSTAT5 induction completely returned to baseline after only two hours in mice dosed with aldesleukin.

pSTAT5 translated into proliferative responses 72–120 hours post-IV single dosing of THOR-707 (300 mcg/kg) in CD8+ T and NK cells. This was not observed with single IV dose aldesleukin (300 mcg/kg). CD8+ T and NK cell activation was confirmed by the upregulation of Ki-67. Phenotypic analysis of CD8+ T cells revealed substantial expansion of CD44+ memory T cells within this population, as shown below right.

Sustained Increase in pSTAT5+ CD8+ T Cells Observed in Mice Treated with 300 mcg/kg THOR-707 via IV Bolus Dose

Phenotype Analysis of CD8+ T Cells Demonstrates Extension of CD44+ Memory T Cells

We examined the effect of THOR-707 in eliciting CD8+ T and NK cell infiltration into a mouse syngeneic tumor model of melanoma, B16F10. A single IV dose of THOR-707 at 3,000 mcg/kg elicited infiltration of CD8+ T and NK cells into the tumor with no change in Treg cell numbers (below left). CD8+ T and NK cells infiltrated those tumors with delayed kinetics relative to the peak of proliferation for these cells in the peripheral compartment (below right). The observed increase versus time in CD8+ T cell/Treg ratios suggests that infiltration induced by a single dose of THOR-707 may persist well beyond one week.

THOR-707 Elicited Expansion of CD8+ T Cells in the Periphery	THOR-707 Elicited Strong CD8+ Teff Expansion and Infiltration Following a Single IV Administration

THOR-707 has shown a relatively high distribution into the tumor, 8% of the plasma concentration at Cmax, potentially due to a substantially larger hydrodynamic radius because of pegylation relative to aldesleukin. Furthermore, THOR-707 has demonstrated a near doubling in tumor half-life relative to plasma, from 12.6 to 24.6 hours, as shown in the figure below.

B16F10 Tumor vs Plasma PK After 3,000 mcg/kg IV Administration of THOR-707

THOR-707 has shown anti-tumor effects in a syngeneic mouse model as a single agent and in combination with a murine PD-1 antibody. CT-26 tumor cells were implanted into mice and once growth was established, THOR-707 was administered weekly alone or in combination with twice weekly mPD-1 antibody and tumor volume was measured over time. The anti-tumor effects observed in mice following administration of THOR-707 as a single agent and combined with a PD-1 antibody following dosing every week, or QW, are shown in the figures below.

THOR-707 Exhibited Dose Dependent

Activity as a Single Agent

Scatter-plot, Day 17

THOR-707 Demonstrated Superior Activity When Combined with a mPD-1 Antibody

Compared to Both Agents Alone

THOR-707 Preclinical Safety Studies

We have tested THOR-707 in multiple initial preclinical safety studies, including mice and NHP. In NHP, there were no signs of clinical toxicity at any of the dose levels examined, including organ weight, clinical chemistry parameters and the release of plasma cytokines, including IL-5 at systemic exposures of THOR-707 over EC99. In mice, we conducted a single IV dose escalation study with doses ranging from 10 to 5,000 mcg/kg. As a control, aldesleukin was administered IV twice a day for three days at the same doses. The most significant difference between THOR-707 and aldesleukin study arms was a pronounced, dose-dependent elevation in peripheral IL-5 observed only with aldesleukin. The release of IL-5 following administration of aldesleukin is associated with a serious adverse event, VLS, which limits the use of aldesleukin. Aldesleukin activates other cell types that reside at the endothelium of the vasculature, including ILC-2s, which express the a chain of the IL-2 receptor at significant levels. These cells release IL-5, a powerful chemoattractant for eosinophils, in response to IL-2 activation. IL-5 induces expression of the IL-2 receptor a chain in eosinophils, making them highly responsive to IL-2. Upon recruitment to the vascular endothelium and activation by IL-2, they release toxic agents that damage the endothelial lining, leading to loss of capillary seal and VLS. IL-2 dosing in humans strongly induces eosinophilia, making this cell type a major component of the leukocyte fraction of IL-2 treated cancer patients, even at relatively low dose levels.

The substantial dose dependent elevation observed in plasma IL-5, expected from treatment with aldesleukin, was not observed with THOR-707. In comparison, the release of IFN-g was not fundamentally different between THOR-707 and aldesleukin, which is expected from their role in T cell activation. Taken together, these data suggest THOR-707’s “not alpha” pharmacological profile in vivo is favorable, including the lack of activation of IL-5 release, which drives eosinophilia and VLS.

Assessment of PEG Stability and Anti-Drug Antibody Formation Risk

Covalent pegylation shields the novel amino acid in THOR-707, preventing its presentation by major histocompatibility class II, or MHC-II, complexes, and decreasing its potential to become an immunogen. Our laboratory studies have provided evidence of the stability of THOR-707’s PEG conjugation chemistry at high temperature and in acidic conditions for up to 96 hours, which is equivalent to 8.7 drug half-lives based on NHP data. Nevertheless, we conducted studies to gauge the likelihood of immunogenicity should the PEG become dislodged. In silico analysis of the IL-2 sequence revealed that the region modified with the novel amino acid was lacking MHC-II P1 anchor amino acid residues essential for peptide engagement to this complex. This approach is an FDA recommended strategy to assess the potential immunogenicity of a target site of a biologic therapeutic whose sequence has been mutated. Testing of antigen presenting cells from human donors across 17 common MHC-II haplotypes provided further evidence that the region of THOR-707 pegylated, positions 55-75, is unlikely to be presented. Only one donor haplotype was observed to present the modified region of THOR-707. This contrasts with other regions of IL-2 not modified in THOR-707. Another IL-2 region, positions 78-97, which is not mutated in THOR-707, is mutated in multiple preclinical and clinical IL-2 molecules in development and was presented by 11 out of 17 human donors tested.

These findings suggest that the target region for modification exhibits low potential as an immunogen if the covalent, stable attachment of the PEG became dislodged. In addition, THOR-707 has shown improved solubility and hence reduced aggregation relative to aldesleukin. We believe reduced aggregation will eliminate or greatly reduce the potential to generate anti-drug antibodies, or ADAs, caused by cross-linking of B cell receptors.

Clinical Development Plan for THOR-707

We have designed our clinical development strategy for THOR-707 to achieve rapid proof-of-concept in multiple tumor types. First, we will focus on observing a safe and pharmacodynamically active single agent dose in the escalation phase of the trial and then identify a recommended Phase 2 dose, or RP2D, for THOR-707 in combination with an immune checkpoint inhibitor. Once we have identified a RP2D for THOR-707 alone and in combination with an immune checkpoint inhibitor, we will proceed with the expansion phase of the study. The rationale for our clinical development strategy is as follows:

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IL-2 has been shown to have single agent activity. Aldesleukin is approved for metastatic RCC and melanoma. However, due to the toxicity associated with aldesleukin, primarily VLS, the drug is used infrequently. We believe, based on the results of our NHP studies, which did not show signs of VLS at a dose ten times higher than that which provides maximal CD8+ T cell expansion as measured by increases in eosinophils and lung and liver weight, dose escalation of THOR-707 will demonstrate CD8+ T cell expansion without VLS.

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IL-2 agonists and immune checkpoint inhibitors likely act synergistically to enhance anti-tumor immune response. Clinical studies have shown that aldesleukin induces responses as a single agent in patients who progressed on immune checkpoint inhibitors. These results suggest that combined IL-2 therapy and immune checkpoint inhibitors merits consideration as a regimen for treating cancer.

We plan to start our Phase 1/2 dose-escalation and expansion study evaluating the safety and tolerability of THOR-707 administered IV in separate cohorts, first as a single agent followed by combination with an immune checkpoint inhibitor. We plan to assess proof of concept during THOR-707 single agent dose escalation using biomarkers of immune response such as pSTAT5, Ki-67 expression and CD8+ T cell count. Once changes in biomarkers with THOR-707 are observed in the single agent escalation phase, we will initiate escalation of THOR-707 in combination with an immune checkpoint inhibitor. When the RP2D of THOR-707 alone and in combination with an immune checkpoint inhibitor has been identified, we will initiate single agent THOR-707 and THOR-707 combined with immune checkpoint inhibitor expansion arms across a number of select tumor types. Later in our clinical development, we will explore additional tumor types as well as combinations with other IO modalities and anti-cancer agents such as chemotherapy.

In the single agent arm of the study, THOR-707 will be administered IV, no more frequently than once every two weeks. A maximally tolerated dose, or MTD, and/or RP2D will be defined for the initial 21 days of THOR-707 treatment using a conventional oncology 3+3 design, in which subjects will be enrolled three at a time and given escalating dose levels of THOR-707, until two of any group of three subjects experience a dose-limiting toxicity.

In the combination phase of the study, THOR-707 will be administered IV no more frequently than once every two weeks in combination with an immune checkpoint inhibitor. Study drugs will be administered continuously with no planned breaks in administration. This phase will define an MTD for the initial 28 days of the combination treatment using a conventional oncology 3+3 design. The starting dose level for THOR-707 will be no higher than the highest dose level previously demonstrated to be safe in the single agent/dose escalation phase of the study. Following the determination of the MTD or RP2D for the combination therapy (defining the dose and schedule for both THOR-707 and the immune checkpoint inhibitor), the Safety Committee will declare a RP2D for use in the combination expansion phase of the study. Subjects continuing on study may receive an escalated dose of THOR-707 in subsequent cycles. Data from the Phase 1/2 dose escalation studies will inform our future development strategy of THOR-707 in combination with other agents in cancer.

IL-2 Synthorin for Autoimmune (AI) Indications

Acute activation of the immune system and its cytotoxic functions are critical to protecting the body from infection. Once the threat has been neutralized, the body downregulates the immune system to minimize damage to normal tissue. This balance of activation and deactivation is called immune homeostasis. Autoimmunity reflects a loss of immune homeostasis and is an immune response directed against the body’s own cells. Tregs are important mediators in maintaining immune homeostasis. An imbalance of Treg function is thought to drive a number of autoimmune disorders, such as chronic graft versus host disease, or GVHD, atopic dermatitis and Crohn’s disease.

IL-2 AI Market Opportunity

Current therapeutic agents used to treat autoimmune disorders only address symptoms of disease, which at times can mediate disease modification. There continues to be an unmet need for curative treatment options for autoimmune disorders. We plan to develop our IL-2 AI Synthorin initially in chronic GVHD, atopic dermatitis and Crohn’s disease. Based on published data, we project that these three markets represent over a $10 billion worldwide market opportunity for our IL-2 AI Synthorin program.

Graft Versus Host Disease Market Opportunity

GVHD is a common complication of allogenic hematopoietic stem cell transplantation, or HSCT, that occurs when transplanted donor-derived immune cells recognize the patient’s cells as foreign and attack them. There are roughly 8,500 HSCTs performed each year in the United States. GVHD can manifest as acute or chronic forms and in severe cases, significantly increases the risk of non-relapse mortality. Despite prophylactic treatment, acute GVHD affects 30-70% of recipients and chronic GVHD occurs in 20-50% of recipients depending on the type of transplant, patient characteristics and GVHD prophylaxis regimen. Both forms of GVHD commonly affect organs such as the skin, gastrointestinal tract, liver, oral mucosa and eyes.

Atopic Dermatitis Market Opportunity

Approximately 28 million people in the United States suffer from atopic dermatitis, a chronic, inflammatory skin disease that is most commonly first diagnosed in childhood. Atopic dermatitis is characterized by skin barrier disruption and immune dysregulation. Patients with atopic dermatitis may have chronically inflamed skin lesions. Non-steroidal topical therapies (such as the topical calcineurin inhibitors Elidel and Protopic) are also used in the treatment of atopic dermatitis, but have boxed warnings for side effects that limit their use. Thus, there remains an unmet need for new therapies, especially for moderate to severe atopic dermatitis.

Crohn’s Disease Market Opportunity

Crohn’s disease is an inflammatory bowel condition that can lead to abdominal pain, severe diarrhea, fatigue, weight loss and malnutrition. Approximately 700,000 people in the United States are affected by Crohn’s disease. In 2016, there were approximately 45,000 newly diagnosed cases of Crohn’s disease in the United States.

Rationale for IL-2 Synthorin for Autoimmune Indications

None of the currently approved therapies for autoimmune disorders are curative. We believe IL-2 therapeutics offer the potential to drive long-lasting tolerance in autoimmune indications by inducing Treg development and function. Doses of IL-2 well below those used for oncology regimens have been observed to preferentially expand Tregs, which we believe could lead to clinical benefit in some autoimmune disorders. Clinical studies have shown that low-doses of IL-2 drive Treg expansion and possible clinical benefit in chronic GVHD and hepatitis C virus-induced vasculitis.

To date, the use of low-dose IL-2 for autoimmune disorders has been limited by inconvenient dosing because of its short-half-life of 85 minutes. Recently, others have attempted to develop low-dose IL-2 with improved half-life and stronger activation of Treg over CD8+ T cells. Some molecules currently in clinical development involve complex molecular designs, which we believe have the potential to elicit ADAs, while others include pegylated versions.

Our IL-2 AI Synthorin

Our second development program is focused on the development of an IL-2 Synthorin that is designed to be optimized for autoimmune indications. We have designed several IL-2 Synthorins to have improved half-lives and preferential binding to the IL-2 aßg receptor complex, which leads to preferential activation of Tregs over CD8+ T cells. We believe that this potential PK/PD profile will allow us to have an increased therapeutic index in autoimmune indications.

The Unique Design of Our IL-2 AI Synthorins Reduces ßg Affinity

Short half-life Teff and Treg	Extended half-life Biased to Treg

We are currently screening IL-2 variants for functional activity. As illustrated in the figure below, we have identified multiple potential product candidates for development based on the effect of these Synthorins on the proliferation of CTLL-2 cells that, similar to Tregs, express the aßg form of the IL-2 receptor complex. CTLL-2 is a subclone of T cells derived from a C57bl/6 mouse. These cells require IL-2 for growth and therefore are used to assay for its presence. Our lead IL-2 AI Synthorin, THOR-805, increased proliferation of CD4+ Tregs in mice in a dose dependent manner following a single IV bolus dose without increases in CD8+ Teff cells. The CD4+ Tregs show increased markers of suppressive function, such as FoxP3, Helios, CD25 and ICOS. Example data are shown in the figures below. We intend to nominate a lead IL-2 AI Synthorin product candidate in 2019 and start IND-enabling studies thereafter. We plan to file an IND in 2020 and begin clinical development thereafter. We expect to conduct a single ascending dose Phase 1a study in healthy volunteers to assess safety and proof of mechanism, by monitoring induction of biomarkers in Tregs and their proliferation in the blood. We will also test for delayed-type hypersensitivity, or DTH, in those volunteers, a facile test to evaluate translation of Treg cell expansion into clinical benefit, by down-modulating T cell responses to a recall antigen.

Effect of Our IL-2 AI Synthorins On the Proliferation of CTLL-2 Cells That Express IL-2 aßg Receptors

IL-10 IO Synthorin

IL-10 is a naturally occurring immune cell growth factor in humans that is critical for the proliferation and cytotoxic activity of tumor specific CD8+ T cells. IL-10 generates tumor immunity by activation of tumor-infiltrating CD8+ T cells, cellular proliferation and induction of IFN-g, which plays a role in MHC class tumor antigen presentation, and cytotoxic proteins mediating target cell lysis. Increased T cell receptor stimulation on CD8+ T cells provides antiapoptotic and proliferation signals. An unexpected role for IL-10 in the TME is the inhibition of pro-inflammatory Th17 cells and cytokines responsible for tumor associated inflammation leading to dampening of anti-tumor effector cell responses. Third-party preclinical studies have shown that IL-10 deficiency increases tumor incidence and reduces immune surveillance. Additionally, treatment of Her2 transgenic mice with pegylated IL-10 has led to tumor rejection but requires expression of IFN-g and granzyme-expressing CD8+ T cells, with a significant increase in CD8+ T cells in the tumor. Clinical studies with a modified IL-10 (AM0010) indicate its potential as a single agent (over 20% response rate in later line RCC), and for use in combination with immune checkpoint inhibitors and/or chemotherapeutic agents. An important aspect of IL-10 physiology is its anti-inflammatory activity, which we believe may translate into a larger therapeutic index for combination with agents that are known to elicit immune toxicity, including immune checkpoint inhibitors.

We are using our Expanded Genetic Alphabet platform technology to develop an IL-10 Synthorin with extended half-life and improved pharmacokinetics. We have selected sites for pegylation that avoid interference with IL-10 dimerization (IL-10 is a “head-to-tail” domain-swapped homodimer) and binding to IL-10 receptor. Our IL-10 Synthorin will have one PEG bioconjugate per monomer (two PEGs per homodimer), which we believe will result in a longer half-life. We expect to begin in vitro and in vivo studies of our Synthorin IL-10 in the first half of 2019 and begin IND-enabling studies thereafter.

IL-15 IO Synthorins for IO

IL-15 is another immunoregulatory cytokine with a well-established role in the activation of NK and CD8+ T cells. IL-15 shares the same receptor signaling complex with IL-2 (ßg chains) yet has its own a receptor chain to which it binds with very high affinity. Because of that, IL-15 drives persistence signaling that is key to the establishment and persistence of tumor-fighting memory CD8+ T cell populations. Another difference of IL-15 relative to IL-2 is that it does not induce activation-induced cell death. In cancer, IL-15 may also have potential clinical applications including enhancement of NK antibody-dependent cell-mediated cytolysis. This therapeutic modality taps into the capacity of endogenous NK cells to bind the Fc domain of tumor cell targeting antibodies, effecting their destruction. We believe that our approach, which obviates the need for a toxin conjugate, may result in few toxicities relative to antibody-drug conjugates. Multiple third-party studies are ongoing with several engineered human IL-15 forms at different stages of preclinical and clinical development, including combinations with checkpoint inhibitors. Most of these agents in development involve complex chimeric polypeptide designs, carrying a risk for eliciting anti-drug antibody responses in treated patients. Several studies also target IL-15’s potent activation of NK and CD8+ T cells to enhance the efficacy of adoptive NK cell therapies.

We are using our Expanded Genetic Alphabet platform technology to design and develop two different forms of IL-15 Synthorins by site-specific pegylation: (1) a half-life extended form, capable of engaging its three receptor chains; and (2) a “not alpha” form that is also half-life extended, but with a PEG that blocks engagement of the IL-15 receptor a chain designed for fewer toxicities. Both IL-15 Synthorin forms are designed for preservation of IL-15 native potency at the ßg receptor signaling complex, which is shared between IL-2 and IL-15. We believe that our IL-15 IO Synthorin will have a low risk for ADAs and an extended half-life. We have identified two “not alpha” IL-15 Synthorins and expect to identify a development candidate in the first half of 2019.

Our Early Stage Programs

In addition to IL-10 and IL-15, we are evaluating other Synthorin programs targeting undisclosed cytokines that play critical roles in the orchestration of anti-tumor responses by innate and adaptive immune cells. Many of these cytokines have been validated in clinical studies as single agents or in combination with other oncology therapeutics. We are using our platform technology to optimize the half-life of these cytokines, which should positively impact their pharmacodynamics and ease of use.

Competition

The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary drugs. We face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will compete with existing treatments and new treatments that may become available in the future.

We compete with other companies working to develop immunotherapies for the treatment of cancer including divisions of large pharmaceutical and biotechnology companies of various sizes. These companies are developing cytokines as immunotherapies, as well as different modalities, including monoclonal antibodies, cell therapies, oncolytic viruses and vaccines.

There are a number of other IL-2 cytokine programs in clinical development for oncology, including programs from Nektar, Alkermes plc, or Alkermes, Medicenna Therapeutics Corp, Roche AG, Sutro Biopharma, Inc., Cue Biopharma, Inc., Philogen S.p.A., Alopexx Oncology LLC, Altor Biosciences, Inc. and Xoma Corporation, and one IL-2 therapy that has been approved and marketed as Proleukin (aldesleukin) by Nestle S.A. Additionally, there are a number of IL-10 cytokine programs in clinical development for oncology, including programs from ARMO BioSciences (Eli Lilly and Company), Bristol-Myers Squibb, AstraZeneca plc and IL-15 cytokine programs from Altor BioSciences, ARMO BioSciences (Eli Lilly and Company), Cytune Pharma, and Nektar. Our initial targeted indications for THOR-707 include melanoma, metastatic RCC, NSCLC and UC. Treatment for these patients has historically been chemotherapies and targeted therapies such as tyrosine kinase inhibitors. Recently, companies have developed immunotherapies, including monoclonal antibodies, cell therapies, cytokines, oncolytic viruses and vaccines and there are increasing efforts in clinical development to combine different therapies to improve patient outcomes in these indications. We believe that if THOR-707 were approved in combination with an immune checkpoint inhibitor for the treatment of our target indications it would face competition from these standard of care approaches and other investigational drugs being tested in combination therapies.

There are a number of other companies developing or marketing treatments for the same autoimmune disorders we are targeting with our IL-2 AI Synthorin program. Additionally, Nektar and Eli Lilly and Company, ILTOO Pharma (Les Laboratoires Servier SAS), Delinia, Inc. (Celgene Corporation), Amgen Inc., Roche and Medicenna all have modified or low-dose IL-2 programs in development for the treatment of autoimmune disorders.

Many of our competitors, either alone or with their collaboration partners, have significantly greater financial resources and expertise in research and development, preclinical testing, clinical trials, manufacturing and marketing than we do. Future collaborations and mergers and acquisitions may result in further resource concentration among a smaller number of competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors will also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our programs.

Our commercial potential could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market or make our development more complicated. The key competitive factors affecting the success of all of our programs are likely to be efficacy, safety and convenience.

These competitors may also vie for a similar pool of qualified scientific and management talent, sites and patient populations for clinical trials, as well as for technologies complementary to, or necessary for, our programs.

IL-2 IO: Other Molecules

Nektar has initiated development of NKTR-214, an IL-2 which functions as a prodrug via reversible pegylation at multiple random lysine residues (six on average). Based on Nektar’s publications, NKTR-214’s preclinical pharmacological properties and clinical data include: The degree of pegylation affects the potency of activation of IL-2 receptor aßg complexes for conjugates containing two or more PEGs. This was demonstrated in CTLL-2 mouse cells which express aßg receptor complexes. It was demonstrated that monopegylated NKTR-214 is essentially as potent as unconjugated IL-2, while dipegylated NKTR-214 was 50-fold less potent. Binding studies employing SPR indicated that monopegylated and dipegylated NKTR-214 exhibited a steeper decrease in binding at the IL-2 receptor a relative to the ß chain than what would have been predicted from the CTLL-2 cell study. SPR plots at half-maximal equilibrium binding concentrations (KD) showed that monopegylated NKTR-214 exhibits decrease in binding at both ßg and ß chains, while dipegylated NKTR-214 does not significantly engage those receptor chains. The 1-PEG and 0-PEG pharmacologically active forms of NKTR-214 are slowly generated by hydrolysis post-dosing. Activation of pSTAT5 in CD8+ T cells was demonstrated following a single IV dose of 800 mcg/kg at NK and T cell populations in mouse. The reported level of pSTAT5 activation from this trial was a maximum of 25% in CD8+ T cells. NKTR-214 induces an increase in tumor infiltrating lymphocytes upon dosing B16F10 tumor-bearing mice at 2,000 mcg/kg IV with a change in the CD8+ T cell/Treg ratio observed. NKTR-214 controls tumor growth when administered IV to CT-26 tumor-bearing mice at 800 mcg/kg, every other week. In combination with a PD-1 immune checkpoint inhibitor, NKTR-214 effects reduction in size in this tumor model to a greater extent than either agent alone. In NHP, Nektar has reported proliferation of lymphocytes in response to a single IV dose. Nektar also reports that 100 mcg/kg was the MTD. Nektar has reported both partial and complete RECIST responses, an evaluation criteria that defines when solid tumors in cancer patients, improve, stay the same or worsen during treatment, with the combination of NKTR-214 and nivolumab in patients with metastatic melanoma, RCC, UC and NSCLC. Both partial and complete responses have been reported in both PDL1 positive and PDL1 negative tumors.

Roche is testing in early clinical trials an antibody recognizing the fibroblast activating protein, RO6874281, which has a mutated IL-2 “not alpha” attached to one arm of the antibody constant region domain. Similar to THOR-707, the antibody exhibited a high AUC allowing for potentially greater activation of all CD8+ T and NK cell populations. In a Phase 1 dose escalation study in a population of advanced solid tumors, they observed 3 objective responses which were durable >6 months without signs of VLS as measured by peripheral edema, weight gain and rash.

Alkermes is testing in early clinical trials a mutein, ALKS-4230, where a portion of the alpha receptor is attached to IL-2, which disables alpha binding. In a Phase 1 study of advanced solid tumors, no responses were observed in 24 patients.

Our License and Collaboration Agreements

License Agreement with TSRI

In July 2014, we entered into the TSRI Agreement with TSRI, which was amended in September 2018. Pursuant to the TSRI Agreement, we have an exclusive, worldwide, royalty-bearing, sublicensable license under certain of TSRI’s patent rights, know-how and biological materials, or the Licensed Technology, to make, use, sell, offer for sale and import products covered by the claims of the licensed patent rights or developed by us through the use of the Licensed Technology, or the Licensed Products, and to otherwise exploit the Licensed Technology. The Licensed Technology forms the basis of our proprietary Expanded Genetic Alphabet platform technology. The license granted to us by TSRI under the Licensed Technology is subject to certain U.S. Government rights and certain other limited rights retained by TSRI.

Under the TSRI Agreement, upon execution of the license, we made an upfront, non-creditable, non-refundable payment in an amount in the low five-digit dollar range and issued 49,130 shares of our common stock to TSRI. Pursuant to the terms of the TSRI Agreement, in July 2015, we issued 13,958 additional shares of our common stock to TSRI.

Since July 2017, we have been required to pay TSRI a minimum annual royalty in the low five-digit dollar range. We are also obligated to pay running royalties in the low single digit percentages on our or our sublicensees’ net sales of the Licensed Products on a country-by-country and product-by-product basis. Certain of these payment obligations may be increased during the pendency of any challenge of the licensed patent rights by us, our affiliates, or sublicensees. In the event that we are required to obtain a license under patent rights held by a third party to prevent infringement of the Licensed Products, we may offset our royalty obligations to TSRI by up to a maximum mid-double digit percentage of any royalties we pay to such third party. However, in no event, can we reduce the royalties payable to TSRI by more than a mid-double digit percentage in any calendar quarter. Our royalty obligations as to each product shall terminate on a country-by-country basis upon the expiration of the last-to-expire of the licensed patent claims in each such country that cover the Licensed Products. These patents are expected to expire between 2034 and 2039 excluding any extension of patent term that may be available. We are also required to pay TSRI (i) an amount in the low-double digit percent range of sublicensing revenues, (ii) an amount in the high-single digit percent range of non-sublicensing transaction revenues, such as amounts received for grants of licenses to third parties and grants of other distribution or marketing rights, payable in shares of the Company’s capital stock and (iii) milestone payments of up to $2.4 million for each Licensed Product relating to such revenues or payments.

The TSRI Agreement will expire upon the expiration of all of the royalty payment obligations under the TSRI Agreement, unless it is terminated sooner by the parties. The parties may terminate the TSRI Agreement by mutual written consent. TSRI may terminate the TSRI Agreement (i) if we do not make a payment due under the agreement and we fail to cure the non-payment within 15 days after receiving written notice, (ii) if we default on our indemnification or insurance obligations under the TSRI Agreement, (iii) with 45 days’ written notice if TSRI has a reasonable basis to believe that we are not using commercially reasonable efforts to develop and obtain regulatory approval to market the licensed products as promptly as is reasonably and commercially feasible and to produce and sell reasonable quantities of the licensed products sufficient to meet market demand, (iv) if we become insolvent or file for bankruptcy, (v) if an audit shows that we underpaid TSRI by 15% or more in a calendar year and a subsequent audit conducted within three years of the first audit shows similar underpayment for a subsequent calendar year, (vi) if we are convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products, (vii) if we, our affiliates or sublicensees challenge the licensed patent rights or (viii) if we default in performance of any of our obligations under the TSRI Agreement and do not cure the default within 45 days of receiving written notice of the default. We may terminate the TSRI Agreement by giving 90 days’ advance written notice.

Research Funding and Option Agreement with TSRI

In July 2014, we entered into a Research Funding and Option Agreement for certain technologies with TSRI, which was amended in September 2015, September 2016, October 2017 and August 2018. Pursuant to this agreement, as amended, we provide funding to TSRI to conduct certain research activities under a research program and TSRI has granted us an exclusive option to acquire during a certain period of time an exclusive, worldwide license, with the right to sublicense to make, use, offer for sale, sell and import certain intellectual property arising from the research program that relate to our Expanded Genetic Alphabet platform technology, for the discovery and development of innovative protein therapeutics for the treatment of cancer and autoimmune disorders. Any intellectual property to which we exercise the foregoing option will be included in the license granted under the TSRI Agreement. Our rights and obligations under the agreement are subject to certain U.S. Government rights and certain other limited rights retained by TSRI.

TSRI has the right to adjust the payment amounts owed by us to reflect changes in the indirect cost rate negotiated between TSRI and the U.S. Government that will be in effect during the quarter that the work is performed. TSRI must provide notice to us prior to the effective date of such payment amount adjustments.

The agreement will continue in effect until the earlier of (a) July 2019, and (b) the completion of the research program, unless extended or terminated by the parties. The agreement may be terminated by mutual agreement. TSRI may terminate the agreement if we do not make a payment due under the agreement and fail to cure such non-payment within 30 days after receiving notice. Either party may terminate the agreement (i) if the other party fails to perform any obligations under the agreement and fails to cure such failure within 60 days after receiving notice or (ii) if the other party becomes insolvent or files for bankruptcy.

Our Other Material Agreements

Support Services Agreement with COI Pharmaceuticals, Inc.

In February 2015, we entered into a Support Services Agreement, or the COI Agreement, with COI, which outlines the terms of services provided by COI to us, as well as the fees charged for such services. The agreement was amended and restated in October 2017 and includes research and development services, business development services, general administrative services, facilities support services and laboratory supplies and equipment for use in research and development services.

The initial term of the COI Agreement expired in October 2018, at which time the agreement automatically renewed for an additional one-year period. The agreement will continue to renew for additional one-year renewal periods until terminated by the parties. Either party may terminate the agreement with 30 days written notice.

Master Services Agreement and Scope of Work for Contract Manufacturing Services Agreement with Cytovance

In April 2018, we entered into a Master Services Agreement and a Scope of Work for Contract Manufacturing Services with Cytovance. Pursuant to the agreements, Cytovance provides research and development activities and drug substance and drug product manufacturing services, including formulation of drug substance, component testing, storage, product testing and analysis, and labeling and inspection of drug products, or the Services. In addition to payment for the Services, we are obligated to pay Cytovance the cost of raw materials, equipment, outsourced testing, shipping and audits. These additional costs include, for example administrative fees ranging from the mid-single-digit percentages of fees paid by us for outsourced testing, outsourced material and waste disposal fees, to fees in the mid-teen percentages of costs paid by us for the purchase of equipment and materials.

The Master Services Agreement expires in April 2023. Either party may terminate the agreements (i) at any time if the other party becomes insolvent or files for bankruptcy and (ii) for material breach if the other party has not cured the breach within 30 days of receiving written notice of the breach. We may terminate the agreements at any time with 60 days written notice. Cytovance may terminate the agreements with 60 days written notice, provided that all Services to be performed pursuant to all work orders under the Master Services Agreement have been completed.

Manufacturing

We do not own or operate, and currently have no plans to establish, any large-scale manufacturing facilities. To date, we have successfully produced active drug of our Synthorins internally and externally working in conjunction with our third party manufacturers for use in our in vitro and in vivo models. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical and clinical testing, including Cytovance Biologics for the manufacture of our Synthorins using our proprietary E. coli strain, as well as for commercial manufacture if any of our product candidates obtain marketing approval. We are working with these manufacturers to scale up our manufacturing capabilities to support our clinical plans. We also rely, and expect to continue to rely, on third parties to package, label, store and distribute our product candidates, as well as for our commercial products if marketing approval is obtained. We believe that this strategy allows us to maintain a more efficient infrastructure by eliminating the need for us to invest in our own manufacturing facilities, equipment and personnel while also enabling us to focus our expertise and resources on the development of our product candidates.

Overview of our Manufacturing Process

The Synthorx E. coli strain, which parallels the parental strain BL21(DE3), responds to standard parameters used for fermentation optimization. Typical to E. coli, the overall fermentation process takes less than one week to produce, and the cell paste harvest product can be isolated for downstream processing or stored for later downstream processing. The first step of the downstream purification process is the isolation and preparation of the insoluble inclusion bodies. These are then solubilized and reduced prior to refolding into its active state. The material is then captured via ion exchange chromatography resin to initially purify it from many of the host cell impurities. The product is then pegylated using bio-orthogonal chemistry. Further polishing is done via chromatography and finally the drug substance is exchanged into its final formulation by the way of tangential flow filtration. The drug substance is then tested and can be stored as an intermediate at frozen state.

Commercialization Plan

We intend to retain significant development and commercial rights to our product candidates and, if marketing approval is obtained, to commercialize our product candidates on our own, or potentially with a partner, in the United States and other regions. We currently have no sales, marketing or commercial product distribution capabilities and have no experience as a company commercializing products. We intend to build the necessary infrastructure and capabilities over time for the United States, and potentially other regions, following further advancement of our product candidates. Clinical data, the size of the addressable patient population, the size of the commercial infrastructure and manufacturing needs may all influence or alter our commercialization plans.

Government Regulation and Product Approval

As a biopharmaceutical company that operates in the United States, we are subject to extensive regulation. Our products will be regulated as biologics. With this classification, commercial production of our future products will need to occur in registered and licensed facilities in compliance with current Good Manufacturing Practice, or cGMP, for biologics.

Government authorities in the United States (at the federal, state and local level) and in other countries extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of biopharmaceutical products such as those we are developing. Our future product candidates must be approved, or in the case of biologics, licensed, by the FDA before they may be legally marketed in the United States and by the appropriate foreign regulatory agency before they may be legally marketed in foreign countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the United States, although there can be important differences. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way, but country-specific regulation remains essential in many respects. The process for obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Product Development Process

In the United States, the FDA regulates pharmaceutical and biological products under the Federal Food, Drug and Cosmetic Act, or FDCA, the Public Health Service Act, or PHSA, and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a biological product may be marketed in the United States generally involves the following:

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completion of nonclinical, also referred to as preclinical, laboratory tests and animal studies according to good laboratory practices, or GLPs, and applicable requirements for the humane use of laboratory animals or other applicable regulations;

∎	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

∎	approval by an IRB or ethics committee at each clinical site before the trial is commenced;

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performance of adequate and well-controlled human clinical trials according to the FDA’s regulations commonly referred to as good clinical practices, or GCPs, and any additional requirements for the protection of human research patients and their health information, to establish the safety and efficacy of the proposed biological product for its intended use;

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submission to the FDA of a biologics license application, or BLA, for marketing approval that includes substantive evidence of safety, purity, and potency from results of nonclinical testing and clinical trials;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the biological product is produced to assess compliance with cGMP, to assure that the facilities, methods and controls are adequate to preserve the biological product’s identity, strength, quality and purity;

∎	potential FDA audit of the nonclinical study and clinical trial sites that generated the data in support of the BLA; and

∎	FDA review and approval, or licensure, of the BLA.

Before testing any biological product candidate, including our future product candidates, in humans, the product candidate enters the preclinical testing stage. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.

The clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA raises concerns or questions regarding the proposed clinical trials and places the trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a biological product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trials.

Clinical trials involve the administration of the biological product candidate to patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the GCP requirements, including the requirement that all research patients provide informed consent. Further, each clinical trial must be reviewed and approved by an IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1. The biological product is initially introduced into healthy human subjects and tested for safety. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2. The biological product is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, potency, and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk to benefit ratio of the product and provide an adequate basis for product labeling.

Post-approval clinical trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication, particularly for long-term safety follow-up. During all phases of clinical development, regulatory agencies require extensive monitoring and auditing of all clinical activities, clinical data and clinical trial investigators. Annual progress reports detailing the results of the clinical trials must be submitted to the FDA. Written IND safety reports must be promptly submitted to the FDA and the investigators for serious and unexpected adverse events, any findings from other studies, tests in laboratory animals or in vitro testing that suggest a significant risk for human patients, or any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

The sponsor must submit an IND safety report within 15 calendar days after the sponsor determines that the information qualifies for reporting. The sponsor also must notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction within seven calendar days after the sponsor’s initial receipt of the information. The FDA or the sponsor or its data safety monitoring board may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk, including risks inferred from other unrelated trials. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the biological product has been associated with unexpected serious harm to patients.

Concurrently with clinical trials, companies usually complete additional studies and must also develop additional information about the physical characteristics of the biological product as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. To help reduce the risk of the introduction of adventitious agents with use of biological products, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the sponsor must develop methods for testing the identity, strength, quality, potency and purity of the final biological product. Given that we have introduced a new base pair, this may add additional complexities to the characterization of our bacterial strain and final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the biological product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Review and Approval Processes

After the completion of clinical trials of a biological product, FDA approval of a BLA must be obtained before commercial marketing of the biological product. The BLA must include results of product development, laboratory and animal studies, human trials, information on the manufacture and composition of the product, proposed labeling and other relevant information.

Under the Prescription Drug User Fee Act, or PDUFA, as amended, each BLA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. PDUFA also imposes an annual program fee for marketed biological products. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the agency accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the BLA. Under PDUFA, the FDA has agreed to certain performance goals to complete the review of BLAs. The FDA may give a priority review designation to biological products that offer significant improvements in safety or efficacy, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. Under the current PDUFA agreement, these six and ten month review periods are measured from the “filing” date rather than the receipt date for original BLAs, which typically adds approximately two months to the timeline for review and decision from the date of submission.

The FDA reviews the BLA to determine, among other things, whether the proposed product is safe, potent, and/or effective for its intended use, and has an acceptable purity profile, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, safety, strength, quality, potency and purity. The FDA may refer applications for novel biological products or biological products that present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the biological product approval process, the FDA also will determine whether a REMS is necessary to assure the safe use of the biological product. If the FDA concludes a REMS is needed, the sponsor of the BLA must submit a proposed REMS. The FDA will not approve a BLA without a REMS, if required.

Before approving a BLA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure that the clinical trials were conducted in compliance with IND trial requirements and GCP requirements. To assure cGMP and GCP compliance, an applicant must incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control.

Notwithstanding the submission of relevant data and information, the FDA may ultimately decide that the BLA does not satisfy its regulatory criteria for approval and deny approval. If the agency decides not to approve the BLA in its present form, the FDA will issue a complete response letter that describes all of the specific deficiencies in the BLA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the

FDA may require that certain contraindications, warnings or precautions be included in the product labeling. The FDA may impose restrictions and conditions on product distribution, prescribing, or dispensing in the form of a risk management plan, or otherwise limit the scope of any approval. In addition, the FDA may require post marketing clinical trials, sometimes referred to as Phase 4 clinical trials, designed to further assess a biological product’s safety and effectiveness, and testing and surveillance programs to monitor the safety of approved products that have been commercialized.

In addition, under the Pediatric Research Equity Act, or PREA, a BLA or supplement to a BLA must contain data to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any product for an indication for which orphan designation has been granted. However, if only one indication for a product has orphan designation, a pediatric assessment may still be required for any applications to market that same product for the non-orphan indication(s).

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee. A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Expedited Development and Review Programs

The FDA has a fast track program that is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life- threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a fast track product, the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

Any product, submitted to the FDA for approval, including a product with a fast track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Breakthrough therapy designation is intended to expedite the development and review of products that treat serious or life-threatening conditions. The designation by FDA requires preliminary clinical evidence that a product candidate demonstrates substantial improvement over currently available therapy. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same product if relevant criteria are met. If a product is designated as breakthrough therapy, FDA will expedite the development and review of such product.

Where applicable, we plan to request Fast Track and Breakthrough Therapy Designation for our future product candidates. Even if we receive one or both of these designations for our future product candidates, the FDA may later decide that our future product candidates no longer meet the conditions for qualification. In addition, these designations may not provide us with a material commercial advantage.

Post-Approval Requirements

Any products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product’s approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities, and requirements for promotional activities involving the internet. Although a physician may prescribe a legally available product for an off-label use, if the physicians deems such product to be appropriate in his/her professional medical judgment, a manufacturer may not market or promote off-label uses.

After a BLA is approved, the product also may be subject to official lot release. As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products, such as viral vaccines, before releasing the lots for distribution by the manufacturer. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of biological products.

To help reduce the increased risk of the introduction of adventitious agents, the PHS Act emphasizes the importance of manufacturing controls for products whose attributes cannot be precisely defined. The PHS Act also provides authority to the FDA to immediately suspend biologics licenses in situations where there exists a danger to public health, to prepare or procure products in the event of shortages and critical public health needs, and to authorize the creation and enforcement of regulations to prevent the introduction or spread of communicable diseases within the United States.

In addition, quality control and manufacturing procedures must continue to conform to applicable manufacturing requirements after approval to ensure the long-term stability of the product. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved products are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved BLA, including, among other things, recall or withdrawal of the product from the market. In addition, changes to the manufacturing process are strictly regulated, and depending on the significance of the change, may require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, and surveillance to monitor the effects of an approved product. Discovery of previously unknown problems with a product or the failure to comply with applicable FDA requirements can have negative consequences, including adverse publicity, judicial or administrative enforcement, warning letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties, among others. Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of our products under development in the future.

U.S. Marketing Exclusivity

The Biologics Price Competition and Innovation Act, or BPCIA, amended the PHSA to authorize the FDA to approve similar versions of innovative biologics, commonly known as biosimilars. A competitor seeking approval of a biosimilar must file an application to establish its molecule as highly similar to an approved innovator biologic, among other requirements. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. This 12-year period of data exclusivity may be extended by six months, for a total of 12.5 years, if the FDA requests that the innovator company conduct certain pediatric clinical investigations of the product.

Depending upon the timing, duration and specifics of the FDA approval of the use of our future product candidates, some of our U.S. patents, if granted, may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent restoration term of up to five years, as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of a BLA plus the time between the submission date of a BLA and the approval of that application. Only one patent applicable to an approved product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant BLA.

Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Other U.S. Healthcare Laws and Compliance Requirements

In the United States, our current and future activities with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare and Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice, or DOJ, and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, our business practices, including our clinical research, sales, marketing and scientific/educational grant programs may be required to comply with the anti-fraud and abuse provisions of the Social Security Act, the false claims laws, the patient data privacy and security provisions of HIPAA transparency requirements, and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any good, item, facility or service reimbursable, in whole or part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been interpreted broadly to include anything of value. The federal Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor.

Additionally, the intent standard under the federal Anti-Kickback Statute was amended by the Patient Protection Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, collectively, the Affordable Care Act, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Rather, if “one purpose” of the remuneration is to induce referrals, the federal Anti-Kickback Statute is implicated. In addition, the Affordable Care Act codified case law that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (discussed below).

The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for a medical or other item or service that was not provided as claimed or is false or fraudulent.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies are being investigated or, in the past, have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus non-reimbursable, uses.

HIPAA imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Anti-Kickback Statute, the Affordable Care Act amended the intent standard for certain healthcare fraud statutes under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

We applicable to our business are analogous U.S. state laws and regulations, including state anti-kickback and false claims laws, which may apply to claims involving healthcare items or services reimbursed by any third-party payor, including private insurers our business practices.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, imposes requirements on certain types of individuals and entities relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to business associates that are independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways, may not have the same effect, and are not preempted by HIPAA, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act within the Affordable Care Act, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals, and to report annually certain ownership and investment interests held by physicians and their immediate family members.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain.

State and local laws also require pharmaceutical and biotechnology companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, establish marketing compliance programs, restrict payments that may be made to healthcare providers professionals and entities and other potential referral sources, file periodic reports with the state relating to pricing and marketing, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register field representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws. Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the federal and state healthcare laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, exclusion, debarment or refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any future product candidates for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend, in part, on the extent to which third-party payors provide coverage, and establish adequate reimbursement levels for such products. In the United States, third-party payors include federal and state healthcare programs, private managed care providers, health insurers and other organizations. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price of a product or for establishing the reimbursement rate that such a payor will pay for the product. Third-party payors may limit coverage to specific products on an approved list, or also known as a formulary, which might not include all of the FDA-approved products for a particular indication. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our future products, in addition to the costs required to obtain the FDA approvals. Our future product candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

Different pricing and reimbursement schemes exist in other countries. In the EU, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any product candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on healthcare pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of product candidates, restrict or regulate post-approval activities, and affect the ability to profitably sell product candidates for which marketing approval is obtained. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

For example, the Affordable Care Act has substantially changed healthcare financing and delivery by both governmental and private insurers. Among the Affordable Care Act provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

∎

an annual, nondeductible fee on any entity that manufactures or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs that began in 2011;

∎

an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively, and capped the total rebate amount for innovator drugs at 100% of the AMP;

∎

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts, which through subsequent legislative amendments, will be increased to 70%, starting in 2019, off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

∎	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

∎

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

∎	expansion of the entities eligible for discounts under the 340B Drug Discount Program;

∎	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

∎	expansion of healthcare fraud and abuse laws, including the FCA and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

∎	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

∎	requirements to report certain financial arrangements with physicians and teaching hospitals;

∎	a requirement to annually report certain information regarding drug samples that manufacturers and distributors provide to physicians;

∎

establishment of a Center for Medicare and Medicaid Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending that began on January 1, 2011; and

∎	a licensure framework for follow on biologic products.

Some of the provisions of the Affordable Care Act have yet to be implemented, and there have been legal and political challenges to certain aspects of the Affordable Care Act. Since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the Affordable Care Act. In December 2017, Congress enacted The Tax Cuts and Jobs Act of 2017, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Affordable Care Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. Further, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Affordable Care Act-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Moreover, the BBA, among other things, amends the Affordable Care Act, effective January 1, 2019, to close the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole”. More recently, in July 2018, CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of federal district court litigation regarding the method CMS uses to determine this risk adjustment. Congress is continuing to consider legislation that would alter other aspects of the Affordable Care Act. The ultimate content, timing or effect of any healthcare reform legislation on the U.S. healthcare industry is unclear.

We anticipate that the Affordable Care Act, if substantially maintained in its current form, will continue to result in additional downward pressure on coverage and the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our future products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.

Further legislation or regulation could be passed that could harm our business, financial condition and results of operations. Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. For example, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee on Deficit Reduction did not achieve a targeted deficit reduction of at least $1.2 trillion for fiscal years 2012 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect beginning on April 1, 2013 and will stay in effect through 2027, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the Trump administration’s budget proposal for fiscal year 2019 contains further drug price control measures that could be enacted during the 2019 budget process or in other future legislation, including, for example, measures to permit Medicare Part D plans to negotiate the price of certain drugs under Medicare Part B, to allow some states to negotiate drug prices under Medicaid, and to eliminate cost sharing for generic drugs for low-income patients. Further, the Trump administration released a “Blueprint”, or plan, to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. The Department of Health and Human Services, or HHS, has already started the process of soliciting feedback on some of these measures and, at the same, is immediately implementing others under its existing authority. While some proposed measures will require authorization through additional legislation to become effective, Congress and the Trump administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

The Foreign Corrupt Practices Act

The FCPA prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Additional Regulation

In addition to the foregoing, state and federal laws regarding environmental protection and hazardous substances, including the Occupational Safety and Health Act, the Resource Conservancy and Recovery Act and the Toxic Substances Control Act, affect our business. These and other laws govern our use, handling and disposal of various biological, chemical and radioactive substances used in, and wastes generated by, our operations. If our operations result in contamination of the environment or expose individuals to hazardous substances, we could be liable for damages and governmental fines. We believe that we are in material compliance with applicable environmental laws and that continued compliance therewith will not have a material adverse effect on our business. We cannot predict, however, how changes in these laws may affect our future operations.

Europe / Rest of World Government Regulation

In addition to regulations in the United States, we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our future products. Whether or not we obtain FDA approval of a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the United States have a similar process that requires the submission of a clinical trial application much like the IND prior to the commencement of human clinical trials. In the EU, for example, a clinical trial application must be submitted to each country’s national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the clinical trial application is approved in accordance with a country’s requirements, clinical trial development may proceed. Because biologically sourced raw materials are subject to unique contamination risks, their use may be restricted in some countries.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

To obtain regulatory approval of an investigational drug or biological product under EU regulatory systems, we must submit an MAA. The application used to file the BLA in the United States is similar to that required in the EU, with the exception of, among other things, country-specific document requirements. The designation may provide 10 years of market exclusivity in Europe, subject to certain limited exceptions. However, the designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

For other countries outside of the EU, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials must be conducted in accordance with GCP and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

Additionally, the collection and use of personal health data in the European Union are governed by the provisions of the Data Protection Directive, and as of May 2018, the GDPR. These directives impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive and GDPR also impose strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive, the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties. The GDPR introduces new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. The GDPR regulations may impose additional responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

If we or our potential collaborators fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Intellectual Property

We strive to protect the proprietary technology that we believe is important to our business, including seeking and maintaining rights in patents intended to cover our future product candidates and compositions, their methods of use and processes for their manufacture and any other inventions that are commercially important to the development of our business. We also rely on the TSRI Agreement for intellectual property rights that are important or necessary for the development of our product candidates. We also rely, in some circumstances, on trade secrets and know-how to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our commercial success depends in part on our ability to obtain and maintain proprietary protection for our current and future product candidates, novel discoveries, product development technologies and know-how, to operate without infringing on the proprietary rights of others and to prevent others from infringing our proprietary rights. We seek to protect our proprietary position by, among other methods, filing or in-licensing U.S. and foreign patents and patent applications related to technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trademarks, trade secrets, copyright protection, know-how, continuing technological innovation and confidential information to develop and maintain our proprietary position.

As for the product candidates we develop and plan to commercialize, as a normal course of business, we intend to pursue composition and therapeutic use patents, as well as novel indications for our product candidates. We also seek patent protection with respect to novel discoveries, including new active agent applications. We have sought and plan to continue to seek patent protection, either alone or jointly with our collaborators, as our license agreements may dictate.

Regardless of the coverage we seek under our existing patent applications, there is always a risk that an alteration to the product or process may provide sufficient basis for a competitor to avoid infringement claims. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued and courts can reinterpret patent scope after issuance. Moreover, many jurisdictions, including the United States, permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Moreover, we cannot provide any assurance that any patents will be issued from our pending or any future applications or that any current or future issued patents will adequately protect our intellectual property.

Our patent estate includes applications with claims directed to our product candidates and claims directed to our Expanded Genetic Alphabet platform technology for potential future products and developments. On a worldwide basis, as of September 30, 2018, our patent estate included five pending applications for our product candidates and one allowed application and 17 pending applications for our Expanded Genetic Alphabet platform technology. In the United States, as of September 30, 2018, we owned or licensed six pending applications filed that are directed to our technology. Outside the United States and including PCT applications, as of September 30, 2018, we owned or licensed one allowed application and 16 pending applications. Any patents that issue from these applications are expected to expire between 2034 and 2039 excluding any extension of patent term that may be available.

For Synthorins, as of September 30, 2018 we have two solely owned families directed to the composition and therapeutic use of Synthorin IL-2 and IL-15 product candidates. The IL-2 family contains two PCT applications and an application in Argentina and Taiwan, respectively. The IL-15 family contains one U.S. provisional application. Any patents that issue from these applications are expected to expire between 2038 and 2039 excluding any extension of patent term that may be available. In addition, in November 2018 we filed a provisional application directed to the composition and therapeutic use of Synthorin IL-10. Any patents that ultimately issue from this provisional application are expected to expire around 2039 excluding any extension of patent term that may be available.

Our patent portfolio contains 6 in-licensed patent families from TSRI and one co-owned patent family with TSRI directed to the Expanded Genetic Alphabet platform technology. These patents are subject to retained rights by TSRI to allow academic and non- profit research institutions to practice the licensed technology and patents for non-commercial purposes. As of September 30, 2018, these families include 3 U.S. applications, 3 PCT applications and 1 U.S. provisional application. As of September 30, 2018, these families also include 1 allowed application in Taiwan and pending applications in Argentina, Australia, Canada, Europe, Eurasia, Japan and Taiwan. These patents are expected to expire between 2034 and 2038 excluding any extension of patent term that may be available. For more information regarding our license agreement with TSRI, please see “Business—Our License and Collaboration Agreements.”

In some instances, we submit patent applications directly with the USPTO as provisional patent applications. Provisional applications for patents were designed to provide a lower-cost first patent filing in the United States. Corresponding non-provisional patent applications must be filed not later than 12 months after the provisional application filing date. The corresponding non-provisional application benefits in that the priority date(s) of the patent application is/are the earlier provisional application filing date(s), and the patent term of the finally issued patent is calculated from the later non-provisional application filing date. This system allows us to obtain an early priority date, add material to the patent application(s) during the priority year, obtain a later start to the patent term and to delay prosecution costs, which may be useful in the event that we decide not to pursue examination in an application. While we intend to timely file non-provisional patent applications relating to our provisional patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide us with any competitive advantage.

We file U.S. non-provisional applications and Patent Cooperation Treaty, or PCT, applications that claim the benefit of the priority date of earlier filed provisional applications, when applicable. The PCT system allows a single application to be filed within 12 months of the original priority date of the patent application, and to designate all of the 152 PCT member states in which national patent applications can later be pursued based on the international patent application filed under the PCT. The PCT searching authority performs a patentability search and issues a non-binding patentability opinion which can be used to evaluate the chances of success for the national applications in foreign countries prior to having to incur the filing fees. Although a PCT application does not issue as a patent, it allows the applicant to seek protection in any of the member states through national-phase applications.

At the end of the period of two and a half years from the first priority date of the patent application, separate patent applications can be pursued in any of the PCT member states either by direct national filing or, in some cases by filing through a regional patent organization, such as the European Patent Organization. The PCT system delays expenses, allows a limited evaluation of the chances of success for national/regional patent applications and enables substantial savings where applications are abandoned within the first two and a half years of filing.

For all patent applications, we determine claiming strategy on a case-by-case basis. Advice of counsel and our business model and needs are always considered. We file patents containing claims for protection of all useful applications of our proprietary technologies and any products, as well as all new applications and/or uses we discover for existing technologies and products, assuming these are strategically valuable. We continuously reassess the number and type of patent applications, as well as the pending patent claims to ensure that maximum coverage and value are obtained for our processes and compositions, given existing patent office rules and regulations. Further, claims may be modified during patent prosecution to meet our intellectual property and business needs.

We recognize that the ability to obtain patent protection and the degree of such protection depends on a number of factors, including the extent of the prior art, the novelty and non-obviousness of the invention and the ability to satisfy the enablement requirement of the patent laws. The patent positions of therapeutic companies like ours are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted or further altered even after patent issuance. Consequently, we may not obtain or maintain adequate patent protection for any of our future product candidates or for our platform technology. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that we hold may be challenged, circumvented or invalidated by third parties.

In addition to patents, we have filed for trademark registration at the USPTO for “Synthorin” and “Synthorx”. Furthermore, we rely upon trade secrets and know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our commercial partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. For more information, please see “Risk Factors–Risks Related to Our Intellectual Property.”

Our commercial success will also depend in part on not infringing the proprietary rights of third parties. In addition, we have licensed rights under proprietary technologies of third parties to develop, manufacture and commercialize specific aspects of our future products and services. It is uncertain whether the issuance of any third party patent would require us to alter our development or commercial strategies, alter our processes, obtain licenses or cease certain activities. The expiration of patents or patent applications licensed from third parties or our breach of any license agreements or failure to obtain a license to proprietary rights that we may require to develop or commercialize our future technology may have a material adverse impact on us. If third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO to determine priority of invention.

For a more comprehensive discussion of the risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”

Patent Term and Patent Term Extensions

The term of individual patents depends upon the legal term for patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent. The term of a patent that covers a drug, biological product or medical device approved pursuant to a pre-market approval may also be eligible for patent term extension when FDA approval is granted, provided statutory and regulatory requirements are met. The length of the patent term extension is related to the length of time the drug is under regulatory review while the patent is in force. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration date set for the patent. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to each regulatory review period may be granted an extension and only those claims reading on the approved drug are extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug, however, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment of whether such extensions should be granted, and if granted, the length of such extensions.

Trade Secrets

We rely, in some circumstances, on trade secrets to protect our unpatented technology. However, trade secrets can be difficult to protect. We seek to protect our trade secrets and proprietary technology and processes, in part, by entering into non-disclosure and confidentiality agreements with our employees, consultants, collaborators, scientific advisors, suppliers, contractors and other third parties. In addition, we enter into employment agreements that require employees to assign to us any inventions, trade secrets or know-how that they develop while employed by us. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and our trade secrets and other proprietary information may be disclosed. We may not have adequate remedies for any breach and could lose our trade secrets and other proprietary information through such a breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting trade secrets, know-how and inventions. For more information regarding the risks related to our intellectual property, see the section titled “Risk Factors—Risks Related to Our Intellectual Property.”

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Facilities

We occupy approximately 8,636 square feet of office and laboratory space in La Jolla, California under a sublease that ends in February 2027. We have contracted to occupy approximately 6,905 square feet of office and laboratory space in La Jolla, California under a lease that commenced in November 2018 and ends in March 2023. We believe that our existing facilities will be sufficient for our needs for the foreseeable future.

Employees

As of September 30, 2018, we had 24 full-time employees. Of these employees, 12 hold Ph.D. or M.D. degrees and 18 are engaged in research and development. All of our employees are located in La Jolla, California. Our employees are not represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

MANAGEMENT

The following table sets forth information about our executive officers and directors as of September 30, 2018.

Name	Age	Position(s)
Executive Officers
Laura Shawver, Ph.D.	61	President, Chief Executive Officer and Director
Tighe Reardon	42	Acting Chief Financial Officer
Marcos Milla, Ph.D.	55	Chief Scientific Officer
Joseph Leveque, M.D.	58	Chief Medical Officer

Non-Employee Directors
Jay Lichter, Ph.D.	56	Chairman of the Board of Directors
Vickie Capps(1)(2)	57	Director
Peter Kolchinsky, Ph.D.(3)	42	Director
Floyd Romesberg, Ph.D.(3)	52	Director
Peter Thompson, M.D.(1)(2)	59	Director
Pratik Shah, Ph.D.(1)	49	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Executive Officers

Laura Shawver, Ph.D. has served as our President and Chief Executive Officer and as a member of our board of directors since November 2017. Dr. Shawver currently serves as the Chief Executive Officer of Cleave Biosciences, Inc., a position that she has held since September 2011 and to which she devotes an immaterial amount of her professional time. From October 2010 to August 2011, she was Entrepreneur in Residence for 5AM Ventures, an early stage venture capital firm focused on building next-generation life science companies. In prior years, Dr. Shawver served as Chief Executive Officer of Phenomix Corporation, from June 2002 to September 2010, and President of Sugen, Inc., from October 2000 to May 2002, after holding various positions there since 1992. Dr. Shawver began her drug development career in 1989 at Triton Biosciences, Inc. (later Berlex Biosciences Inc.), which was acquired by Schering AG in 1990. She has extensive operational, drug development and regulatory expertise, and also has assisted a number of biotechnology companies with drug development and corporate development activities. From June 2012 to February 2014, Dr. Shawver served on the board of directors of Cornerstone Therapeutics, Inc. and she is the founder of The Clearity Foundation, a non-profit corporation. Dr. Shawver holds a B.S in microbiology and a Ph.D. in pharmacology, both from the University of Iowa. Our board of directors believes Dr. Shawver’s expertise and experience in the biotechnology and pharmaceutical industries, including her experience as an executive and director and her educational background, provide her with the qualifications and skills to serve on our board of directors.

Tighe Reardon has served as our Acting Chief Financial Officer since November 2015. Mr. Reardon has also served as Chief Financial Officer of Avalon Ventures since June 2014. As part of his responsibilities at Avalon he provides Chief Financial Officer services to a number of Avalon portfolio companies and is a member of the board of directors for a number of Avalon portfolio companies, including among others, Adanate, Inc., AristaMD, Inc. and COI. Prior to joining Avalon and Synthorx, Mr. Reardon was the Senior Vice President of Tax and Treasury at DJO Global, Inc., from April 2008 to June 2014. Mr. Reardon began his career at Arthur Andersen LLP. He has an M.S. in taxation and a B.S. in accounting from San Diego State University. He is a Certified Public Accountant in the State of California.

Marcos Milla, Ph.D. has served as our Chief Scientific Officer since April 2018. Before becoming our Chief Scientific Officer, Dr. Milla served as our Senior Vice President of Research, since August 2017. Prior to joining Synthorx, Dr. Milla served as Head of Discovery at Adaptive Biotechnologies Corporation, from May 2016 to

July 2017. Prior to his time at Adaptive Biotechnologies, Dr. Milla served in various roles at Janssen Pharmaceuticals, Inc., including as Senior Director of Discovery Sciences, from November 2014 to April 2016, Director of Discovery Sciences, from April 2014 to November 2014, and Scientific Director of Immunology, from March 2013 to March 2014, where he led teams focused on small molecule drugs and the development of novel ways of disease profiling and screening. Dr. Milla’s experience in drug discovery spans across the areas of autoimmunity and inflammation, neurosciences and pain and IO and he has expertise in medicinal chemistry and network pharmacology. He has also held academic appointments at Perelman School of Medicine at the University of Pennsylvania. Dr. Milla graduated with a B.S. from Universidad Peruana Cayetano Heredia in Lima, Peru and a Ph.D. in cell and molecular biology from Saint Louis University. He did his postdoctoral training at MIT as a Jane Coffin Childs Fellow and at Duke University.

Joseph Leveque, M.D. has served as our Chief Medical Officer since July 2018. Prior to joining Synthorx, Dr. Leveque served as Chief Medical Officer of ARMO BioSciences, where he originated, conceptualized, designed and implemented clinical studies and development plans for cancer therapeutics, from October 2017 to June 2018. Dr. Leveque also served as Chief Medical Officer of EMD Serono, from September 2015 to September 2017. Dr. Leveque served as Vice President and head of U.S. Medical Oncology at Bristol-Myers Squibb, from September 2011 to September 2015, where he was involved in the development and commercialization of the first generation of IO therapeutics. Before his role at Bristol-Myers Squibb, Dr. Leveque was the Vice President of Medical and Scientific Affairs at Onyx Pharmaceuticals, or Onyx, from July 2009 to September 2011. Before joining Onyx, he served as Vice President of Oncology Medical and Scientific Affairs at Cephalon, Inc., from May 2007 to July 2009, and as medical director at Amgen, Inc., from February 2005 to May 2007, where he worked on several therapeutic programs for solid tumor and hematological malignancies. Dr. Leveque obtained a Bachelor’s degree in Biology from Santa Clara University, a MBA from The Wharton School at the University of Pennsylvania and a M.D. from the University of Texas Medical School.

Non-Employee Directors

Jay Lichter, Ph.D. has served on our board of directors since we were founded in January 2014. Since May 2008, Dr. Lichter has served as a member of the board of directors of Otonomy, Inc., including as Chairman of the board of directors since August 2015. Dr. Lichter also served as the Chief Executive Officer of Otonomy, Inc. from May 2008 until November 2010. Dr. Lichter is an experienced biotechnology and pharmaceutical business executive with 25 years of experience in management, scientific research and business development. Since 2007, Dr. Lichter has been a managing director at Avalon Ventures, an early-stage venture capital fund focused on information technology and life sciences. In that role, he has led Avalon’s investments in and served as a director and Chief Executive Officer for many privately-held biotechnology companies, including, among others, Arista MD, Inc., Avelas Biosciences, Inc, Cellular Approaches, Inc., COI, Fortis Therapeutics, Inc., Sitari Pharmaceuticals Corp and Sova Pharmaceuticals, Inc. He also served on the board of directors of Aratana Therapeutics, Inc., from 2010 to 2013. Dr. Lichter received a Bachelor’s degree and Ph.D. in biochemistry from the University of Illinois. He also completed post-doctoral fellowships at Yale University and Du Pont Merck Pharmaceutical Company. Our board of directors believes Dr. Lichter’s experience and expertise as a biotechnology and pharmaceutical executive and director, his experience as a venture capital fund managing director and his educational background provide him with the qualifications and skills to serve on our board of directors.

Vickie Capps has served on our board of directors since April 2018. From July 2002 to December 2013, Ms. Capps was the Chief Financial Officer of DJO Global, Inc. Prior to joining DJO Global, Inc., Ms. Capps served as the Chief Financial Officer of several other public and private companies. Earlier in her career, Ms. Capps was a Senior Audit and Accounting Professional at Ernst & Young LLP. Ms. Capps is currently a member of the Senior Advisory Board of Consonance Capital Partners, or CCP, and has served as a member of the board of directors of CCP’s portfolio company, Eagle Rx, Inc., since August 2014. Ms. Capps is also a member of the boards of directors of Otonomy, Inc., since March 2014, and NuVasive, Inc., since June 2015, and is the chair of each company’s audit committee and a member of each company’s nominating and governance committee. Ms. Capps is also a member of the board of directors of OmniGuide, Inc. From October 2014 to April 2018, Ms. Capps served as member of the board of directors of Connecture, Inc. and as chair of its audit committee, prior to the company completing a going private transaction. From December 2013 to August 2015, Ms. Capps served as a member of the board of directors of RF Surgical Systems, Inc. and as chair of its audit committee, prior to the company’s acquisition by Medtronic plc in

August 2015. From 2007 to July 2010, Ms. Capps served as a member of the board of directors of SenoRx, Inc. prior to its acquisition by C. R. Bard, Inc. in July 2010. In addition, Ms. Capps serves as a member of the board of directors of the San Diego State University Research Foundation and is a member of its audit committee and its finance and investment committee. Ms. Capps is a California Certified Public Accountant and was recognized as a CFO of the Year honoree by the San Diego Business Journal in 2009 and 2010. Ms. Capps holds a Bachelor’s degree in business administration/accounting from San Diego State University. Our board of directors believes Ms. Capps’ expertise and experience as a Chief Financial Officer, director and audit committee chair, her accounting and finance background and her educational background, provide her with the qualifications and skills to serve on our board of directors.

Peter Kolchinsky, Ph.D. has served on our board of directors since May 2018. Dr. Kolchinsky also serves as a member of the boards of directors of Dicerna Pharmaceuticals, Inc., since July 2013, and Wave Life Sciences Ltd., since January 2015, as well as a number of private companies. Dr. Kolchinsky is founder, Portfolio Manager and Managing Director at RA Capital Management, LLC, where he has been since September 2001. He is active in both public and private investments across the pharmaceutical, medical devices, diagnostics and life-science tools industries. Dr. Kolchinsky authored the e-book “The Entrepreneur’s Guide to a Biotech Startup”. Dr. Kolchinsky previously served on the Board of Global Science and Technology for the National Academies of Sciences. He received a Ph.D. in virology from Harvard University and a Bachelor’s degree from Cornell University. Our board of directors believes Dr. Kolchinsky’s experience as a director of pharmaceutical and life science companies, his experience as a venture capital fund manager and his educational background provide him with the qualifications and skills to serve on our board of directors.

Floyd Romesberg, Ph.D. is our Scientific Founder and has served as a member of our board of directors since January 2014. Prior to Synthorx, he served as the Scientific Co-Founder and a Consultant for RQx Pharmaceuticals, Inc. (acquired by Genentech, Inc.), from 2010 to 2013, and Achaogen Inc., from 2005 to 2011. Dr. Romesberg was appointed as a Professor of chemistry at TSRI in 2014. Prior to being appointed as a Professor, Dr. Romesberg was an Assistant Professor from 1998 to 2006 and an Associate Professor from 2006 to 2014. Dr. Romesberg’s work has been described in more than 150 peer-reviewed publications and has been funded by the National Institutes of Health, National Science Foundation, and Office of Naval Research. Dr. Romesberg performed his postdoctoral training at the University of California, Berkeley. He received a Ph.D. in physical organic chemistry from Cornell University, a M.S. in chemistry from Cornell and a B.S. in chemistry from The Ohio State University. Our board of directors believes Dr. Romesberg’s experience and expertise in the life sciences, including his work in developing unnatural base pairs for the expansion of the genetic alphabet and his educational background provide him with the qualifications and skills to serve on our board of directors.

Peter Thompson, M.D. has served on our board of directors since April 2018. Dr. Thompson currently serves as a Private Equity Partner for OrbiMed Advisors LLC, an investment firm focused on the healthcare sector that he joined in September 2010 and where he previously served as Venture Partner. Dr. Thompson also serves as the Chief Executive officer of Silverback Therapeutics, Inc. Dr. Thompson co-founded Corvus Pharmaceuticals, Inc. in 2014, and currently sits on its board of directors, of which he has been a member since December 2014. Dr. Thompson also serves as a member of the board of directors of Alpine Immune Sciences, Inc., since June 2016, and is a director of several privately held companies. Dr. Thompson previously served as a director of Adaptimmune Therapeutics plc from January 2015 to July 2018, and ProNai Therapeutics, Inc., from April 2014 to December 2015. Dr. Thompson is a board-certified internist and oncologist and has served as Affiliate Professor of Neurosurgery at the University of Washington since January 2010. Dr. Thompson co-founded and served as the Chief Executive Officer of Trubion Pharmaceuticals, Inc., from 2002 to 2009, and he was a medical staff fellow at the National Cancer Institute, from 1985 to 1992. Dr. Thompson holds a Sc. B. in molecular biology and mathematics from Brown University and an M.D. from Brown University Medical School. Our board of directors believes Dr. Thompson’s experience as a director and executive officer of biopharmaceutical companies, his investment firm experience in the healthcare sector, his background in the medical field and his educational background provide him with the qualifications and skills to serve on our board of directors.

Pratik Shah, Ph.D. has served on our board of directors since October 2018. Dr. Shah currently serves as President and Chief Executive Officer of Marlinspike Group, a position he has held since July 2015. Dr. Shah also currently serves as President and Chief Executive Officer of Design Therapeutics, a position he has held since December 2017. Dr. Shah served as President and Chief Executive Officer of Auspex Pharmaceuticals, Inc., or Auspex, from October 2013 to May 2015 and as a member of Auspex’s board of directors from June 2007 to May 2015, including as Chairman of the board of directors from September 2008 to October 2013. Dr. Shah has been a partner in the venture capital firm Thomas, McNerney & Partners, or TM&P, since 2004 and served on various private and public company boards as its representative, including on the board of Ocera Therapeutics, Inc. from September 2005 to February 2014. Prior to joining TM&P, he co-founded two biotechnology companies and was a consultant at McKinsey & Company in its San Francisco office. Dr. Shah holds a Bachelors degree in biological sciences from the University of California, Irvine and a Ph.D. in biochemistry & molecular biology and a MBA in finance from the University of Chicago. Our board of directors believes that Dr. Shah’s expertise in managing, financing and consulting with biotechnology companies and his experience founding and building several life sciences companies provides him with the qualifications and skills to serve on our board of directors.

Board Composition

Our business and affairs are organized under the direction of our board of directors, which currently consists of seven members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors meets on a regular basis and on an ad hoc basis as required.

Our board of directors has determined that all of our directors other than Drs. Lichter and Shawver are independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.

In accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to and upon the completion of this offering, respectively, we will divide our board of directors into three classes, as follows:

∎	Class I, which will consist of Ms. Capps, Dr. Shawver and Dr. Thompson, whose terms will expire at our annual meeting of stockholders to be held in 2019;

∎	Class II, which will consist of Dr. Kolchinsky and Dr. Shah, whose terms will expire at our annual meeting of stockholders to be held in 2020; and

∎	Class III, which will consist of Dr. Lichter and Dr. Romesberg, whose terms will expire at our annual meeting of stockholders to be held in 2021.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized size of our board of directors is currently seven members. The authorized number of directors may be changed only by resolution of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66-2/3% of our voting stock.

Board Leadership Structure

Our board of directors is currently chaired by Dr. Lichter who has authority, among other things, to call and preside over board of directors meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the Chairman has substantial ability to shape the work of the board of directors. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board of directors in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our board of directors. The chair of each committee is expected to report annually to our board of directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Our board of directors has appointed                      to serve as our lead independent director upon the closing of this offering. As lead independent director,                  will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as set forth in our bylaws and as our board of directors may otherwise determine and delegate.

Role of the Board in Risk Oversight

The audit committee of our board of directors is primarily responsible for overseeing our risk management processes on behalf of our board of directors. Going forward, we expect that the audit committee will receive reports from management at least quarterly regarding our assessment of risks. In addition, the audit committee reports regularly to our board of directors, which also considers our risk profile. The audit committee and our board of directors focus on the most significant risks we face and our general risk management strategies. While our board of directors oversees our risk management, management is responsible for day-to-day risk management processes. Our board of directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and our board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board of directors’ leadership structure, which also emphasizes the independence of our board of directors in its oversight of its business and affairs, supports this approach.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee consists of Ms. Capps, Dr. Shah and Dr. Thompson. Our board of directors has determined that each of the members of our audit committee satisfies the Nasdaq Stock Market and SEC independence requirements. Ms. Capps serves as the chair of our audit committee. The functions of this committee include, among other things:

∎	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

∎	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

∎	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

∎

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

∎

reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

∎

reviewing, with our independent auditors and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

∎	reviewing with management and our independent auditors any earnings announcements and other public announcements regarding material developments;

∎	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

∎	preparing the report that the SEC requires in our annual proxy statement;

∎

reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

∎	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;

∎	reviewing on a periodic basis our investment policy; and

∎	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Our board of directors has determined that Ms. Capps qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our board has considered Ms. Capps prior experience, business acumen and independence. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Ms. Capps and Dr. Thompson. Dr. Thompson serves as the chair of our compensation committee. Our board of directors has determined that each of the members of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the Nasdaq Stock Market independence requirements. The functions of this committee include, among other things:

∎	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

∎	reviewing and making recommendations to the full board of directors regarding the compensation and other terms of employment of our executive officers;

∎

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

∎

reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

∎

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

∎	reviewing and making recommendations to the full board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

∎

establishing policies with respect to votes by our stockholders to approve executive compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on executive compensation, to the extent required by law;

∎	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

∎	administering our equity incentive plans;

∎	establishing policies with respect to equity compensation arrangements;

∎	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

∎

reviewing and making recommendations to the full board of directors regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

∎

reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

∎	preparing the report that the SEC requires in our annual proxy statement; and

∎	reviewing and assessing on an annual basis the performance of the compensation committee and the compensation committee charter.

We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Kolchinsky and Dr. Romesberg. Our board of directors has determined that each of the members of this committee satisfies the Nasdaq Stock Market independence requirements. Dr. Kolchinsky serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

∎	identifying, reviewing and evaluating candidates to serve on our board of directors consistent with criteria approved by our board of directors;

∎	determining the minimum qualifications for service on our board of directors;

∎	evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;

∎	evaluating, nominating and recommending individuals for membership on our board of directors;

∎	evaluating nominations by stockholders of candidates for election to our board of directors;

∎	considering and assessing the independence of members of our board of directors;

∎

developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our board of directors any changes to such policies and principles;

∎	considering questions of possible conflicts of interest of directors as such questions arise; and

∎	reviewing and assessing on an annual basis the performance of the nominating and corporate governance committee and the nominating and corporate governance committee charter.

We believe that the composition and functioning of our nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of our current or former executive officers serve as a member of the compensation committee. None of our officers serve, or have served during the last completed fiscal year, on the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our officers. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. Following this offering, a current copy of the code will be available on the Corporate Governance section of our website, www.synthorx.com.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation and its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

∎	breach of his or her duty of loyalty to the corporation or its stockholders;

∎	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

∎	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

∎	transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, will remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the completion of this offering, provide that we will indemnify our directors and executive officers and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws, which will become effective upon the completion of this offering, also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this prospectus, at present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Our named executive officers for the year ended December 31, 2017, which includes our principal executive officer, our former principal executive officer, our former interim principal executive officer, and our two other most highly compensated executive officers, are:

∎	Laura Shawver, Ph.D., our President and Chief Executive Officer

∎	Court R. Turner, our former President and Chief Executive Officer

∎	Jay Lichter, Ph.D., our former Interim Chief Executive Officer

∎	Marcos Milla, Ph.D., our Chief Scientific Officer

∎	Tighe Reardon, our Acting Chief Financial Officer

∎	Patrick Doyle, our former Chief Business Officer

In August 2017, Mr. Turner resigned from his position as our President and Chief Executive Officer and as a member of our board of directors. From August 2017 to November 2017, Dr. Lichter served as our Interim Chief Executive Officer until Dr. Shawver became our President and Chief Executive Officer in November 2017. Mr. Doyle’s position as Chief Business Officer ended in October 2017.

In July 2018, we hired Joseph Leveque, M.D., as our Chief Medical Officer. Although Dr. Leveque commenced services with us in 2018, we have included information in the following narrative regarding his compensation where it may be material to an understanding of our executive compensation program.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus ($)	Option awards ($) (1)		All other compensation ($)		Total ($)
Laura Shawver, Ph.D.	2017	34,000		—	117,201		—		151,201
President and Chief Executive Officer
Jay Lichter, Ph.D. (2)	2017	—		—	—		—		—
Interim Chief Executive Officer
Court R. Turner	2017	230,126	(3)	—	55,075		—		285,201
Former President and Chief Executive Officer
Marcos Milla, Ph.D.	2017	127,083		32,406	63,102		—		222,591
Chief Scientific Officer
Tighe Reardon	2017	—		—	—		—		—
Acting Chief Financial Officer
Patrick Doyle	2017	255,279	(4)	—	2,192	(5)	137,098	(6)	394,569
Former Chief Business Officer

(1)	These columns reflect the aggregate grant date fair value of options without regard to forfeitures granted during the year measured pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). The valuation assumptions we used in calculating the fair value of options are set forth in Note 5 to our financial statements appearing at the end of this prospectus. The amounts do not reflect the actual economic value that may be realized by the named executive officer.

(2)	Dr. Lichter did not receive any compensation for his services to the Company. However, Dr. Lichter is an indirect owner of COI Pharmaceuticals, Inc., which received certain payments pursuant to the Support Services Agreement. For more information see the section entitled “Certain Relationships and Related Party Transactions.”

(3)	This amount reflects amounts paid to COI pursuant to a services agreement between the Company and COI and in consideration for Mr. Turner’s services. For more information, see the section entitled “Certain Relationships and Related Party Transactions.”

(4)	A portion of this amount reflects amounts paid to COI pursuant to a services agreement between the Company and COI and in consideration for Mr. Doyle’s services. For more information, see the section entitled “Certain Relationships and Related Party Transactions.”

(5)	This amount represents the fair value of the accelerated vesting of Mr. Doyle’s stock options pursuant to a separation and release agreement entered into in connection with the end of Mr. Doyle’s employment with the company, and is calculated in accordance with the option modification provisions of ASC 718.

(6)	Of this amount, $73,052 represents the amount of Mr. Doyle’s 2017 pro-rated target bonus opportunity, which was paid in connection with the end of his employment; an additional $53,238 was paid in accordance with the terms of Mr. Doyle’s separation and release agreement; and $7,206 and $3,602 relate to employer-provided safe harbor contributions and profit sharing contributions, respectively, under COI Pharmaceuticals, Inc. 401(k) Plan, which amounts were paid by the Company pursuant to the services agreement between the Company and COI and in consideration for the executive’s services. For more information see the section entitled “Certain Relationships and Related Party Transactions.”

Narrative Disclosure to Summary Compensation Table

Annual Base Salary

The 2017 annual base salaries for our named executive officers are set forth in the table below. Neither Dr. Lichter nor Mr. Reardon received a base salary in 2017.

Name	2017 Base Salary ($)
Laura Shawver, Ph.D. (1)	360,000
Court R. Turner (2)	—
Marcos Milla, Ph.D. (3)	305,000
Patrick Doyle	305,000

(1)	Dr. Shawver’s base salary per the terms of her employment agreement is $450,000. However, she was paid at a rate of 80% of her base salary for services performed in 2017.

(2)	Mr. Turner did not have a fixed base salary. Instead, he was paid monthly for services charged to the Company pursuant to the terms of a services agreement between COI and the Company. For more information see the section entitled “Certain Relationships and Related Party Transactions.”

(3)	Dr. Milla was paid a base salary of $305,000 based on the terms of his employment agreement with the Company in 2017.

The base salary of our executive officers is generally determined and approved by our board of directors or compensation committee in connection with the commencement of employment of the executive. Our board of directors or compensation committee reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary.

Bonus Compensation

From time to time our board of directors or compensation committee may approve bonuses for our executive officers based on individual performance, company performance or as otherwise determined appropriate. Dr. Milla’s employment contract provides for a target bonus opportunity equal to 30% of his base compensation. In 2017, the board determined that the company did not fully achieve its goals, and decided to award Dr. Milla a bonus equal to 85% of his target bonus opportunity, pro-rated for Dr. Milla’s partial year of employment.

Equity-Based Incentive Awards

We believe that our ability to grant equity-based awards is a valuable and important compensation tool that aligns the financial interests of our employees, consultants and directors, including our named executive officers, with the financial interests of our stockholders. In addition, we believe that our ability to grant equity-based awards helps us to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to our business and financial success.

We have historically used stock options as an incentive for long-term compensation to our executive officers because it allows them to profit from this form of equity compensation only if our stock price increases relative to the stock option’s exercise price, which exercise price is set at the fair market value of our common stock on the date of grant. We may grant equity awards at such times as our board of directors or compensation committee determines appropriate. Our executives generally are awarded an initial grant in the form of a stock option in connection with their commencement of employment with us. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to this offering, we have granted all stock options pursuant to the Prior Plan. Following this offering, we will grant equity incentive awards under the terms of the 2018 Plan. The terms of our equity plans are described below under “—Equity Benefit Plans.”

All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure, and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at Fiscal Year-End.”

Agreements with Executive Officers

We have entered into employment agreements or employment offer letter agreements with each of our current executive officers. Below are descriptions of such agreements. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.

Laura Shawver, Ph.D. On October 15, 2017 we entered into a letter agreement with Dr. Shawver, our President and Chief Executive Officer, that governs the current terms of her employment with us. Pursuant to the agreement, Dr. Shawver is entitled to an annual base salary of $450,000, is eligible to receive an annual target performance bonus of up to 35% of her base salary, as determined by our board of directors, contingent upon the successful achievement of agreed-upon objectives between Dr. Shawver and us. In addition, pursuant to her employment offer letter, Dr. Shawver received an option to purchase a number of shares of our common stock pursuant to the Prior Plan equal to 5.0% of our fully diluted shares following the completion of our Series B Preferred Stock Financing, equal to 552,000 shares, and was eligible to receive reimbursement of up to $10,000 in relocation expenses, which she must repay if her employment with us terminates during the 12 month period following her start date.

Jay Lichter, Ph.D. We did not enter into an employment or any other service agreement with Dr. Lichter during his service as our Interim Chief Executive Officer from August 2017 to November 2017. Except during his service as our Interim Chief Executive Officer, Dr. Lichter has never served as an officer of our company, and Dr. Lichter has never been an employee of our company.

Court R. Turner. We did not enter into an employment agreement with Mr. Turner during his service with us as our President and Chief Executive Officer. Mr. Turner received compensation for his services as our President and Chief Executive Officer from COI.

Marcos Milla, Ph.D. In July 2017 we entered into an employment agreement with Dr. Milla, who currently serves as our Chief Scientific Officer, that governs the terms of his employment with us. Pursuant to the agreement, Dr. Milla is entitled to an initial annual base salary of $305,000. Additionally, Dr. Milla is eligible to receive an annual target performance bonus of up to 30% of his base salary subject to his continued employment through the applicable scheduled payment date of such annual bonus. The actual amount of such bonus will be determined in the discretion of our board of directors, based on the achievement of corporate and individual milestones determined by our board of directors. Further, pursuant to this employment agreement, Dr. Milla received an initial new hire option to purchase 300,000 shares of our common stock pursuant to the Prior Plan.

Tighe Reardon. We have not entered into an employment or other service agreement with Mr. Reardon with respect to his service as our Acting Chief Financial Officer.

Patrick Doyle. We did not enter into an employment or other service agreement with Mr. Doyle during his service with us as our Chief Business officer from November 2016 to October 2017. However, in October 2016, Mr. Doyle entered into an employment offer letter with COI relating to his service to us. Pursuant to the terms of the offer letter, Mr. Doyle was entitled to an initial annual base salary of $305,000. Mr. Doyle was also eligible to receive an annual target performance bonus of up to 30% of his base salary, as determined by our board of directors, contingent upon successful achievement of agreed-upon objectives between Mr. Doyle and the Company. Mr. Doyle received an option to purchase 200,000 shares of our stock, pursuant to the Prior Plan. Mr. Doyle was eligible to receive a relocation fee in the amount of $25,000, which he was obligated to repay if his employment with us terminated during the 12 month period following his start date. In connection with the end of his employment, we entered into a separation and release agreement with Mr. Doyle, and paid severance to him in the amount of $53,238 and accelerated the vesting of 50,000 stock options in exchange for a release of claims in favor of the Company. In addition, in connection with the end of his employment, we paid $73,052 to Mr. Doyle, which represents the amount of Mr. Doyle’s 2017 bonus pro-rated through the date of his separation.

Joseph Leveque, M.D. In July 2018, we entered into a letter agreement with Dr. Leveque, our Chief Medical Officer, that governs the terms of his employment with us. Pursuant to the agreement, Dr. Leveque is entitled to an annual base salary of $425,000 (to be increased to $450,000 upon completion of this offering), is eligible to receive an annual target performance bonus of up to 30% of his base salary (to be increased to 40% upon completion of this offering), as determined by our board of directors, received an option to purchase a number of shares of our common stock equal to 1.25% of our fully diluted shares following the completion of our Series C Financing, equal to 415,565 shares pursuant to the Prior Plan, and is eligible to receive reimbursement of up to $35,000 in relocation expenses, which he must repay if his employment with us terminates during the 12 month period following his start date.

Each of our executive officers’ employment is at will and may be terminated by us at any time. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”

Potential Payments and Benefits upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, our named executive officers are entitled to receive amounts earned during his or her term of service.

In October 2018, our board of directors amended all outstanding options granted under the Prior Plan, including options held by our named executive officers, to provide that in the event of a change in control in which the surviving corporation or acquiring corporation (or its parent company) assumes or continues the option or substitutes a similar stock award for such option, then the portion of the option that has not vested as of the effective time of such change in control shall continue to vest according to the vesting schedule in the applicable grant notice; provided that such portion of the option shall vest no less favorably than ratably over the 12 month period following the change in control. In addition, notwithstanding the foregoing, if a change in control occurs and within three months prior to, or within 12 months after, the effective time of such change in control, the holder’s continuous service terminates due to an involuntary termination (not including death or disability) without cause or due to the holder’s voluntary termination with good reason, then, as of the date of termination of continuous service, the vesting and exercisability of the option will be accelerated in full.

For purposes of the option agreements, a “change in control” generally means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock; (ii) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting securities or voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction; (iii) a complete dissolution or liquidation; or (iv) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction.

For purposes of the option agreements, “cause” generally means (i) commission of a felony or any crime involving fraud, dishonesty or moral turpitude; (ii) attempted commission of, or participation in, a fraud or material act of dishonesty against us (iii) intentional, material violation of any contract or agreement between the executive and us or of any statutory duty owed to us; (iv) executive’s repeated and willful failure to satisfactorily perform his or her job duties after 30 days written notice of such deficiency and an opportunity to cure (of at least 15 business days); (v) executive engaging or participating in any activity which is directly competitive with or injurious to us or which violates any material provisions of his or her Proprietary Information and Inventions Agreement with us (if applicable)

which remains uncured after 30 days written notice; or (vi) executive’s gross misconduct.” For purposes of the option agreements, “good reason” generally means “(i) a material reduction in executive’s annual base salary; (ii) a material reduction in executive’s authority, duties or responsibilities; (iii) a relocation of executive’s principal place of employment with us that increases executive’s one-way commute by more than fifty (50) miles; (iv) in the case of executives reporting to our board of directors or our Chief Executive Officer, a material adverse change in such reporting level requiring executive to report to a corporate officer or executive other than the board of directors or our Chief Executive Officer, as the case may be; or (v) a material breach by us of any material agreement between us and executive.

Change in Control and Severance Benefit Plan

In October 2018, our board of directors approved the Synthorx, Inc. Change in Control and Severance Benefit Plan, or the Severance Plan, which will become effective upon the execution and delivery of the underwriting agreement for this offering. The Severance Plan provides for severance benefits, including in connection with a change in control, for certain of our employees, including our named executive officers and Dr. Leveque, subject to execution and effectiveness of a release of claims. In the event of an involuntary termination, which is either a termination without cause or a resignation for good reason, that occurs during the time period commencing three months prior to the to the signing of a definitive agreement setting forth the terms of a change in control that is ultimately consummated and ending 12 months following the closing of a change in control, (i) Dr. Shawver will be entitled to a lump sum cash payment equal to 24 months of base salary plus annual target cash bonus multiplied by two and up to 24 months of payment for continued group health plan benefits; and (ii) Drs. Milla and Leveque will each be entitled to a lump sum cash payment equal to 18 months of base salary plus annual target cash bonus multiplied by 1.5 and up to 18 months of payment for continued group health plan benefits.

In addition, the Severance Plan provides that in the event of an involuntary termination that occurs outside of the change in control period, (i) Dr. Shawver will be entitled to a lump sum cash payment equal to 18 months of base salary plus annual target cash bonus pro-rated for the number of days in which Dr. Shawver provided services to us in the year in with the termination occurs and up to 18 months of payment for continued group health plan benefits; and (ii) Drs. Milla and Leveque will each be entitled to a lump sum cash payment equal to 12 months of base salary plus annual target cash bonus pro-rated for the number of days in which Drs. Milla and Leveque, respectively, provided services to us in the year in with the termination occurs and up to 12 months of payment for continued group health plan benefits. If a participant’s termination occurs during the six month period after commencement of employment with us, then the benefits described in the preceding sentence shall be reduced by 50%.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

	Option Awards (1)
Name and principal position	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (2)	Option Exercise Price Per Share (3)	Option Expiration Date
Laura Shawver, Ph.D.	12/7/2017	—	552,018	$0.39	12/6/2027
Jay Lichter, Ph.D.	—	—	—	—	—
Court R. Turner	—	—	—	—	—
Marcos Milla, Ph.D.	8/1/2017	—	300,000	$0.39	7/31/2027
Tighe Reardon	—	—	—	—	—
Patrick Doyle	12/14/2016	50,000	—	$0.39	1/18/2018

(1)	All of the option awards were granted under the Prior Plan, the terms of which plan is described below under “—Equity Benefit Plans.”

(2)

Each option award vests as follows: 25% of the shares subject to the option vest one year following the vesting commencement date, and the balance of the shares vest in equal monthly installments thereafter over the next 36 months, provided in each case that the holder is then providing services to us in accordance with the terms of the Prior Plan. Each option was amended in October 2018 to provide for certain vesting acceleration, as further described above under “—Potential Payments and Benefits upon Termination or Change in Control.”

(3)	All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our board of directors.

Perquisites, Health, Welfare and Retirement Benefits

Our executive officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, vision, group term life, disability, employee assistance, and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a 401(k) plan to our employees, including our executive officers, as discussed in the section below entitled “—401(k) Plan.”

We generally do not provide perquisites or personal benefits to our named executive officers, except in limited circumstances. We do, however, pay a portion of the premiums for medical, dental, vision, group term life, disability, employee assistance and accidental death and dismemberment insurance for all of our employees who work at least 30 hours per week, including our named executive officers. Our board of directors may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests and in the best interests of our stockholders.

401(k) Plan

In May 2018 we adopted a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which is $18,500 for calendar year 2018. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2018 may be up to an additional $6,000 above the statutory limit. We will make non-elective contributions into the 401(k) plan on behalf of participants in an amount equal to 3% of participant’s contribution. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Nonqualified Deferred Compensation

We do not maintain nonqualified defined contribution plans or other nonqualified deferred compensation plans. Our board of directors or compensation committee may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Equity Benefit Plans

2014 Equity Incentive Plan

In May 2014, our board of directors and our stockholders approved the Prior Plan. Our board of directors amended the Prior Plan in June 2015, July 2016 and in April 2018 and our stockholders approved those amendments in July 2015, July 2016 and April 2018, respectively. All references in this prospectus to the Prior Plan shall be deemed to refer to our 2014 Equity Incentive Plan, as amended, unless the context otherwise requires. As of September 30, 2018, there were 440,514 shares remaining available for the future grant of stock awards under our Prior Plan. As of September 30, 2018, there were outstanding stock options covering a total of 3,455,454 shares of our common stock that were granted under our Prior Plan.

Stock Awards. Our Prior Plan provides for the grant of ISOs within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards and other stock awards to employees, directors and consultants, including employees and consultants of our affiliates. We have granted stock options under the Prior Plan.

Authorized Shares. Subject to certain capitalization adjustments, the aggregate number of shares of common stock that may be issued pursuant to stock awards under the Prior Plan will not exceed 4,999,277 shares. The maximum number of shares of our common stock that may be issued pursuant to the exercise of ISOs under our Prior Plan is 9,998,554 shares.

Shares subject to stock awards granted under our Prior Plan that expire or terminate without being exercised in full or that are settled in cash rather than in shares do not reduce the number of shares available for issuance under our Prior Plan. Additionally, if any shares issued pursuant to a stock award are forfeited back to or repurchased because of the failure to meet a contingency or condition required to vest, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Prior Plan. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Plan Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our Prior Plan and is referred to as the “plan administrator” herein. The plan administrator may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our Prior Plan, the plan administrator has the authority to determine award recipients, dates of grant, the numbers and types of stock awards to be granted, the applicable fair market value and the provisions of each stock award, including the period of their exercisability and the vesting schedule applicable to a stock award.

Under the Prior Plan, the plan administrator also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the Prior Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the Prior Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the Prior Plan, up to a maximum of 10 years. If an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service.

In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, (5) a deferred payment arrangement or (6) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit awards may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the Prior Plan, (2) the class and maximum number of shares that may be issued on the exercise of ISOs and (3) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. Our Prior Plan provides that in the event of certain specified significant corporate transactions, unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

∎	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation;

∎	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring corporation;

∎	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

∎	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

∎

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for such cash payment, if any as the plan administrator deems appropriate; and

∎

make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to treat all participants in the same manner.

Under the Prior Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of at least 90% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. A stock award under the Prior Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the award agreement or other written agreement between us and the participant, but in the absence of such provision, no such acceleration will occur, except as described above. Under the Prior Plan, a change in control is generally (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) our complete dissolution or liquidation.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our Prior Plan, provided that such action does not impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. Unless terminated sooner, the Prior Plan will automatically terminate on May 26, 2024. No stock awards may be granted under our Prior Plan while it is suspended or after it is terminated.

2018 Equity Incentive Plan

Our board of directors adopted our 2018 Plan in                2018 and our stockholders approved our 2018 Plan in 2018. Our 2018 Plan is a successor to and continuation of our Prior Plan. No stock awards may be granted under the 2018 Plan until the date of the underwriting agreement related to this offering. Once the 2018 Plan is effective, no further grants will be made under the Prior Plan.

Stock Awards. Our 2018 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other forms of stock awards to employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares. Initially, the maximum number of shares of our common stock that may be issued under our 2018 Plan after it becomes effective will be                shares, which is the sum of (1)         new shares, plus (2) the number of shares (not to exceed                 shares) (i) that remain available for the issuance of awards under our Prior Plan at the time our 2018 Plan becomes effective, and (ii) any shares subject to outstanding stock options or other stock awards that were granted under our Prior Plan that terminate or expire prior to exercise or settlement; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price. In addition, the number of shares of our common stock reserved for issuance under our 2018 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2019 (assuming the 2018 Plan becomes effective in 2018) through January 1, 2028, in an amount equal to        % of the total number of shares of our capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our board of directors. The maximum number of shares of our common stock that may be issued on the exercise of ISOs under our 2018 Plan is                 .

Shares subject to stock awards granted under our 2018 Plan that expire or terminate without being exercised in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under our 2018 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by us for any reason, the shares that are forfeited or repurchased or reacquired will revert to and again become available for issuance under the 2018 Plan. Any shares reacquired in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of a stock award will again become available for issuance under the 2018 Plan.

Plan Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our 2018 Plan and is referred to as the “plan administrator” herein. Our board of directors may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under our 2018 Plan, our board of directors has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Under the 2018 Plan, the board of directors also generally has the authority to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefore of other awards, cash, or other consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2018 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2018 Plan, up to a maximum of 10 years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker- assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO, or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer in each case, (i) an option may be transferred pursuant to a domestic relations order, official marital settlement agreement, or other divorce or separation instrument and (ii) an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of our common stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our board of directors and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2018 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2018 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2018 Plan permits the grant of performance-based stock and cash awards. Our compensation committee may structure awards so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period.

The performance goals that may be selected include one or more of the following: (i) sales; (ii) revenues; (iii) assets; (iv) expenses; (v) market penetration or expansion; (vi) earnings from operations; (vii) earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentives, service fees or extraordinary or special items, whether or not on a continuing operations or an aggregate or per share basis; (viii) net income or net income per common share (basic or diluted); (ix) return on equity, investment, capital or assets; (x) one or more operating ratios; (xi) borrowing levels, leverage ratios or credit rating; (xii) market share; (xiii) capital expenditures; (xiv) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (xv) stock price, dividends or total stockholder return; (xvi) development of new technologies or products; (xvii) sales of particular products or services; (xviii) economic value created or added; (xix) operating margin or profit margin; (xx) customer acquisition or retention; (xxi) raising or refinancing of capital; (xxii) successful hiring of key individuals; (xxiii) resolution of significant litigation; (xxiv) acquisitions and divestitures (in whole or in part); (xxv) joint ventures and strategic alliances; (xxvi) spin-offs, split-ups and the like; (xxvii) reorganizations; (xxviii) recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; (xxix) or strategic business criteria, consisting of one or more objectives based on the following goals: achievement of timely development, design management or enrollment, meeting specified market penetration or value added, payor acceptance, patient adherence, peer reviewed publications, issuance of new patents, establishment of or securing of licenses to intellectual property, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings, approvals or milestones, discovery of novel products, maintenance of multiple products in pipeline, product launch or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third-party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions, divestitures or other business combinations (in whole or in part), joint ventures or strategic alliances; and (xxx) other measures of performance selected by the board of directors.

The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Our board of directors is authorized at any time in its sole discretion, to adjust or modify the calculation of a performance goal for such performance period in order to prevent the dilution or enlargement of the rights of participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting us, or our financial statements in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; or (c) in view of the board of director’s assessment of our business strategy, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. Specifically, the board of directors is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; and (iii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends. In addition, the board of directors is authorized to make adjustment in the method of calculating attainment of performance goals and objectives for a performance period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (v) to exclude the effects to any statutory adjustments to corporate tax rates; and (vi) to make other appropriate adjustments selected by the board of directors.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2018 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions. Our 2018 Plan provides that in the event of certain specified significant corporate transactions (or a change in control, as defined below), unless otherwise provided in an award agreement or other written agreement between us and the award holder, the plan administrator may take one or more of the following actions with respect to such stock awards:

∎	arrange for the assumption, continuation, or substitution of a stock award by a successor corporation;

∎	arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation;

∎	accelerate the vesting, in whole or in part, of the stock award and provide for its termination if not exercised (if applicable) at or before the effective time of the transaction;

∎	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us;

∎	cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised before the effective time of the transaction, in exchange for a cash payment, if any; or

∎

make a payment equal to the excess, if any, of (A) the value of the property the participant would have received on exercise of the award immediately before the effective time of the transaction, over (B) any exercise price payable by the participant in connection with the exercise.

The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.

Under the 2018 Plan, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction, or (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control. In the event of a change in control, the plan administrator may take any of the above-mentioned actions. Awards granted under the 2018 Plan may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur. Under the 2018 Plan, a change in control is generally (1) the acquisition by any person or entity of more than 50% of the combined voting power of our then outstanding stock, (2) the consummation of a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, (4) a complete dissolution or liquidation of the company or (5) when a majority of our board of directors becomes comprised of individuals who were not serving on our board of directors on the date of the underwriting agreement related to this offering, or the incumbent board, or whose nomination, appointment, or election was not approved by a majority of the incumbent board still in office.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No ISOs may be granted after the tenth anniversary of the earlier of the date the 2018 Plan is adopted by the board or approved by our stockholders. No stock awards may be granted under our 2018 Plan while it is suspended or after it is terminated.

2018 Employee Stock Purchase Plan

Our board of directors adopted, and our stockholders approved, our ESPP in                2018. The ESPP will become effective immediately prior to and contingent upon the date of the underwriting agreement related to this offering. The purpose of the ESPP is to secure the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success and that of our affiliates. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code for U.S. employees.

Share Reserve. Following this offering, the ESPP authorizes the issuance of                shares of our common stock under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, beginning on January 1, 2019 (assuming the ESPP becomes effective in 2018) through January 1, 2028, by the lesser of (1)         % of the total number of shares of our common stock outstanding on the last day of the calendar month before the date of the automatic increase and (2)                 shares; provided that before the date of any such increase, our board of directors may determine that such increase will be less than the amount set forth in clauses (1) and (2). As of the date hereof, no shares of our common stock have been purchased under the ESPP.

Administration. Our board of directors administers the ESPP and may delegate its authority to administer the ESPP to our compensation committee. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.

Payroll Deductions. Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up

to        % of their earnings (as defined in the ESPP) for the purchase of our common stock under the ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (1) 85% of the fair market value of a share of our common stock on the first date of an offering or (2) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by our board of directors, including: (1) being customarily employed for more than 20 hours per week, (2) being customarily employed for more than five months per calendar year or (3) continuous employment with us or one of our affiliates for a period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each calendar year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure. In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (1) the class(es) and maximum number of shares reserved under the ESPP, (2) the class(es) and maximum number of shares by which the share reserve may increase automatically each year, (3) the class(es) and number of shares subject to and purchase price applicable to outstanding offerings and purchase rights and (4) the class(es) and number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions. In the event of certain significant corporate transactions, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued, or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days before such corporate transaction, and such purchase rights will terminate immediately.

Under the ESPP, a corporate transaction is generally the consummation of: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than 50% of our outstanding securities, (3) a merger or consolidation where we do not survive the transaction and (4) a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction.

ESPP Amendment or Termination. Our board of directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Director Compensation

During the year ended December 31, 2017, we did not pay cash or equity compensation to any of our non-employee directors. Our non-employee directors during the year ended December 31, 2017 were Andrew Levin, Ph.D., who resigned from our board of directors in May 2018, Jay Lichter, Ph.D., who served as our interim principal executive officer from August 2017 until November 2017, and Floyd Romesberg, Ph.D. As of December 31, 2017, Dr. Romesberg held 450,000 shares of common stock, 431,250 of which were fully vested. No restricted shares of common stock or other equity awards were held by Drs. Levin or Lichter as of December 31, 2017. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of our board of directors. Dr. Shawver, our President and Chief Executive Officer, is also a member of our board of directors but did not receive any additional compensation for her service as a director.

Our board of directors adopted a non-employee director compensation policy in                 2018 that will become effective upon the execution and delivery of the underwriting agreement related to this offering. This compensation policy will be applicable to each member of our board of directors who is not also serving as an employee or consultant to us.

This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:

∎	an annual cash retainer of $ ;

∎	an additional annual cash retainer of $ for service as chairman of the board of directors;

∎	an additional annual cash retainer of $ for service as lead independent director of the board of directors;

∎	an additional annual cash retainer of $ , $ and $ for service as chair of the audit committee, compensation committee and the nominating and corporate governance committee, respectively;

∎

an additional annual cash retainer of $                 , $                 and $                 for service as a member of the audit committee, compensation committee and the nominating and corporate governance committee, respectively (not applicable to committee chairs);

∎	an initial option grant to purchase common stock with an aggregate Black-Scholes option value of $ on the date of each such non-employee director’s appointment to our board of directors; and

∎

an annual option grant to purchase common stock with an aggregate Black-Scholes option value of $                 on the date of each of our annual stockholder meetings for each continuing director (pro-rated for directors who have not served on the board for 12 months prior to the applicable annual stockholder meeting based on the number of full months served on the board).

Each of the option grants described above will be granted under our 2018 Plan, the terms of which are described in more detail below under “—Equity Benefit Plans—2018 Equity Incentive Plan.” Each such option grant will vest and become exercisable subject to the director’s continuous service to us, provided that each option will vest in full upon a change in control (as defined in the 2018 Plan). The term of each option will be 10 years, subject to earlier termination as provided in the 2018 Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be three months from the date of termination. An eligible director may decline all or any portion of his or her compensation by giving notice to us prior to the date cash may be paid or equity awards are to be granted, as the case may be.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive And Director Compensation.”

Agreements with TSRI

Floyd Romesberg, Ph.D., one of our directors, is an associate professor of chemistry at TSRI. Under our agreements with TSRI, as described below, we have incurred an aggregate of $1.2 million of expense for the period from January 1, 2016 through September 30, 2018.

License Agreement

In July 2014, we entered into the TSRI Agreement with TSRI, which was amended in September 2018. The TSRI Agreement is more fully described above in “Business—Our License and Collaboration Agreements.”

Research Funding and Option Agreement

In July 2014, we entered into a Research Funding and Option Agreement with TSRI, which was amended in September 2015, September 2016, October 2017 and August 2018. The Research Funding and Option Agreement is more fully described above in “Business—Our License and Collaboration Agreements.”

Academic Development Program Awards

In October 2015, September 2016, October 2017 and October 2018, we executed academic development award letters with TSRI to fund direct research. Such expenses fund a portion of Dr. Romesberg’s research activities conducted at TSRI.

Agreements with COI Pharmaceuticals, Inc.

Support Services Agreement

In February 2015, we entered into a Support Services Agreement with COI. Jay Lichter, Ph.D., a member of our board of directors, and Tighe Reardon, our Acting Chief Financial Officer, are each executive officers and directors of COI, a shared service company that provides certain back-office and administrative and research and development support services, including facilities support, to the portfolio companies of Avalon Ventures, one of our principal stockholders. Under our Support Services Agreement with COI, including the sublease described below, we have incurred an aggregate of $5.6 million of expense for the period from January 1, 2016 to September 30, 2018. The Support Services Agreement is more fully described above in “Business—Our License and Collaboration Agreements.”

Sublease Agreement

In August 2017, we entered into an office sublease agreement with COI, which was amended in November 2018, with respect to leasing our principal offices in La Jolla, California from COI. Under the sublease, we have incurred an aggregate of $0.6 million in expenses for the period from August 2017 through September 30, 2018. The sublease agreement provides us with a one-time right to terminate effective March 2024, subject to certain provisions, and expires in February 2027.

Series A Preferred Stock Financing

In July 2015, we sold and issued an aggregate of 1,562,500 shares of our Series A convertible preferred stock at a purchase price of $2.00 per share in the second closing under our Series A Preferred Stock Purchase Agreement, dated May 28, 2014. We received aggregate gross proceeds from the sale and issuance of these second closing shares of $3,125,000.

The participants in the Series A preferred stock financing included the following holders of more than 5% of our capital stock. The following table sets forth the aggregate number of shares of Series A Preferred Stock issued to these related parties in the second closing of the Series A preferred stock financing:

Participants	Shares of Series A Preferred Stock	Consideration
Greater than 5% stockholders
Avalon Ventures X, LP (1)	1,008,720	$2,017,440
Correlation Ventures, L.P.	493,439	$986,878

(1)	Avalon Ventures X, LP, or Avalon Ventures, is affiliated with Jay Lichter, Ph.D., one of our non-employee directors, and Tighe Reardon, our Acting Chief Financial Officer. On the date of the Series A Preferred Stock Purchase Agreement, Avalon Ventures was also affiliated with Court R. Turner, our former President and Chief Executive Officer.

Series B Preferred Stock Financing

In July 2016, we entered into a Series B Preferred Stock Purchase Agreement with various investors, pursuant to which we issued and sold to such investors an aggregate of 4,072,988 shares of our Series B convertible preferred stock at a purchase price of $2.4552 per share, and received aggregate gross proceeds of approximately $10.0 million. Half of the shares were issued in an initial closing in July 2016 and half of the shares were issued in a second closing in March 2017.

The participants in the Series B preferred stock financing included the following holders of more than 5% of our capital stock. The following table sets forth the aggregate number of shares of Series B Preferred Stock issued to these related parties in the Series B preferred stock financing:

Participants	Shares of Series B Preferred Stock	Consideration
Greater than 5% stockholders
Avalon Ventures X, LP (1)	1,221,896	$2,999,999
Correlation Ventures, L.P.	344,382	$845,527
RA Capital Healthcare Fund, L.P. (2)	1,995,846	$4,900,201
Blackwell Partners LLC—Series A (2)	447,948	$1,099,802

(1)	Avalon Ventures is affiliated with Jay Lichter, Ph.D., one of our non-employee directors, and Tighe Reardon, our Acting Chief Financial Officer. On the date of the Series B Preferred Stock Purchase Agreement, Avalon Ventures was also affiliated with Court R. Turner, our former President and Chief Executive Officer.

(2)	RA Capital Management, LLC, or RA Capital Management, is the general partner of RA Capital Healthcare Fund, L.P., or RA Capital. RA Capital Management also serves as an investment advisor to Blackwell Partners LLC—Series A, or Blackwell. RA Capital and Blackwell did not become a holder of more than 5% of our capital stock until the initial closing of our Series B preferred stock financing. In connection with the initial closing of the Series B preferred stock financing, we appointed Andrew Levin, Ph.D., a Managing Director of RA Capital Management, to our board of directors. Dr. Levin remained a director through the second closing of the Series B preferred stock financing in March 2017 and resigned from our board of directors in May 2018.

Series C Preferred Stock Financing

In April 2018, we entered into a Series C Preferred Stock Purchase Agreement with various investors, pursuant to which we issued and sold to such investors an aggregate of 8,118,108 shares of our Series C convertible preferred stock at a purchase price of $3.2699 per share, and received aggregate gross proceeds of approximately $26.5 million. The terms of the Series C Preferred Stock Purchase Agreement provide for a second closing of an aggregate of 11,365,348 shares of Series C Preferred Stock at a price per share of $3.2699 upon the achievement of a milestone, provided the investors in the Series C preferred stock financing may also purchase the shares allotted to them for the second closing prior to the achievement of the milestone at their election, so long as such purchase (whether pursuant to the achievement of the milestone or the investors’ election) is completed before the completion of this offering, if at all. On November 1, 2018, we completed the second closing, issuing the full allotment of 11,365,348 shares of Series C convertible preferred stock to the Series C investors at a price of $3.2699 per share, resulting in aggregate gross proceeds of approximately $37.2 million.

The participants in the Series C preferred stock financing included the following holders of more than 5% of our capital stock. The following table sets forth the aggregate number of shares of Series C Preferred Stock issued to these related parties in the Series C preferred stock financing:

Participants	Shares of Series C Preferred Stock	Consideration
Greater than 5% stockholders
Entities affiliated with Avalon Ventures X, LP (1)	5,854,439	$19,143,430
Correlation Ventures, L.P.	305,820	$1,000,001
RA Capital Healthcare Fund, L.P. (2)	4,712,824	$15,410,463
Blackwell Partners LLC—Series A (2)	1,141,615	$3,732,967
Orbimed Private Investments VII, L.P. (3)	6,333,206	$20,708,950

(1)	Avalon Ventures and another entity affiliated with Avalon Ventures are affiliated with Jay Lichter, Ph.D., one of our non-employee directors, and Tighe Reardon, our Acting Chief Financial Officer.

(2)	RA Capital and Blackwell are affiliated with Andrew Levin, Ph.D., a non-employee member of board of directors on the date of the Series C Preferred Stock Purchase Agreement. Dr. Levin resigned from our board of directors in May 2018. We appointed Peter Kolchinsky, Ph.D. to our board of directors upon Dr. Levin’s resignation, as the designee of RA Capital.

(3)	Orbimed Private Investments VII, L.P., or Orbimed, did not become a greater than 5% stockholder until the initial closing of the Series C preferred stock financing in April 2018. In connection with the initial closing of the Series C preferred stock financing, we appointed Peter Thompson, Ph.D., to our board of directors.

Investor Agreements

In connection with our preferred stock financings described above, we entered into an investor rights agreement, voting agreement and right of first refusal and co-sale agreement, containing voting rights, information rights, rights of first refusal and co-sale and registration rights, among other things, with certain of our stockholders. These rights will terminate upon the closing of this offering, except for the registration rights as more fully described below in “Description of Capital Stock—Registration Rights.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors, as more fully described in the section titled “Executive and Director Compensation.”

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, as described in “Management—Limitation of Liability and Indemnification.”

Policies and Procedures for Transactions with Related Persons

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than five percent of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our audit committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

∎	the risks, costs and benefits to us;

∎	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

∎	the terms of the transaction;

∎	the availability of other sources for comparable services or products; and

∎	the terms available to or from, as the case may be, unrelated third parties.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock by:

∎	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

∎	each of our directors;

∎	each of our named executive officers; and

∎	all of our current executive officers and directors as a group.

The percentage ownership information under the column entitled “Before Offering” is based on 29,449,209 shares of common stock outstanding as of November 10, 2018, assuming conversion of all outstanding shares of our convertible preferred stock into 26,737,354 shares of common stock, which will occur in connection with the completion of this offering. The percentage ownership information under the column entitled “After Offering” is based on the sale of shares of common stock in this offering.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before January 9, 2019, which is 60 days after November 10, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Synthorx, Inc., 11099 North Torrey Pines Road, Suite 290, La Jolla, CA 92037.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before Offering	After Offering
Greater than 5% Stockholders
Entities affiliated with Avalon Ventures X, LP (1)	9,429,869	32.0%	%
Entities affiliated with RA Capital Healthcare Fund, L.P. (2)	8,298,233	28.2%	%
OrbiMed Private Investments VII, LP (3)	6,333,206	21.5%	%
Correlation Ventures, L.P. (4)	1,804,737	6.1%	%
Directors and Named Executive Officers
Vickie Capps (5)	100,000	*	*
Patrick Doyle (6)	—	—	%
Peter Kolchinsky, Ph.D. (2)	8,298,233	28.2%	%
Jay Lichter, Ph.D. (1)	9,429,869	32.0%	%
Marcos Milla, Ph.D. (7)	106,250	*	*
Tighe Reardon (8)	1,921,156	6.5%	*
Floyd Romesberg, Ph.D. (9)	450,000	1.5%	%
Laura Shawver, Ph.D. (10)	299,504	1.0%	*
Peter Thompson, M.D.	—	1.2%	%
Court R. Turner (11)	350,208		%
Pratik Shah, Ph.D. (12)	100,000	*
All current executive officers and directors as a group (10 persons) (13)	19,299,421	64.6%	%

*	Represents beneficial ownership of less than 1%.

(1)	Consists of (i) 300,000 shares of common stock held by Avalon Ventures and 7,308,713 shares of common stock issuable upon conversion of our convertible preferred stock held by Avalon Ventures, and (ii) 1,821,156 shares of common stock issuable upon conversion of our convertible preferred stock held by Avalon X SPV I, LP, or Avalon SPV. Avalon Ventures X GP LLC, or Avalon X GP, and Avalon Ventures X SPV GP LLC, or Avalon X SPV GP, are general partners of Avalon Ventures and Avalon SPV, respectively, and may be deemed to have voting and investment power with respect to the shares held by Avalon Ventures and Avalon SPV, respectively, and as a result may be deemed to have beneficial ownership of such shares. Kevin Kinsella, Stephen Tomlin, Richard Levandov, and Jay Lichter, Ph.D. are managing members of Avalon X GP and share voting and investment power with respect to the shares held by Avalon Ventures. Each of such individuals disclaims beneficial ownership of all shares held by Avalon Ventures, except to the extent of each such individual’s actual pecuniary interest therein if any. Kevin Kinsella, Stephen Tomlin, Richard Levandov, Braden Bohrmann, Jay Lichter, Ph.D. and Tighe Reardon are managing members of Avalon X SPV GP and share voting and investment power with respect to the shares held by Avalon SPV. Each of such individuals disclaims beneficial ownership of all shares held by Avalon SPV, except to the extent of each such individual’s actual pecuniary interest therein if any. The address for these entities is 1134 Kline Street, La Jolla, California 92037.

(2)	Consists of 6,708,670 shares of common stock issuable upon conversion of our convertible preferred stock held by RA Capital and 1,589,563 shares issuable upon conversion of our convertible preferred stock held by Blackwell. RA Capital Management is the general partner of RA Capital and the investment advisor to Blackwell. Peter Kolchinsky, Ph.D. is the Managing Member of RA Capital Management. By virtue of such relationships, Dr. Kolchinsky has voting and investment power over the shares held by RA Capital and Blackwell. Dr. Kolchinsky disclaims beneficial ownership of the shares held by RA Capital and Blackwell, except to the extent of his actual pecuniary interest therein if any. The address for RA Capital is 20 Park Plaza, Ste. 1200, Boston, Massachusetts 02116.

(3)	Consists of 6,333,206 shares of common stock issuable upon conversion of our convertible preferred stock held by OrbiMed. OrbiMed Capital GP VII LLC, or GP VII, is the sole general partner of OrbiMed. OrbiMed Advisors LLC, or OrbiMed Advisors, is the managing member of GP VII. By virtue of such relationships, GP VII and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OrbiMed and as a result may be deemed to have beneficial ownership of such shares. Peter Thompson, a private equity partner of OrbiMed Advisors, is a member of the Company’s board of directors. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein. Each of such individuals disclaims beneficial ownership of the shares held by OrbiMed, except to the extent of each such individual’s actual pecuniary interest therein if any. The address of these entities is 601 Lexington Avenue, 54th floor, New York, New York 10022.

(4)	Consists of (i) 150,000 shares of common stock held by Correlation Ventures, L.P., or Correlation, and 1,654,737 shares of common stock issuable upon conversion of our convertible preferred stock held by Correlation. Correlation Ventures GP, LLC is the general partner of Correlation and David E. Coats, Trevor F. Kienzle, Grace Chui-Miller and Anu K. Pathria share voting and investment control with respect to shares of our common stock registered hereby for the account of Correlation, as nominee for Correlation. Each of such individuals disclaims beneficial ownership of the shares held by Correlation, except to the extent of each such individual’s pecuniary interest therein if any. The address of Correlation and Correlation Ventures GP, LLC is 9225 Towne Centre Drive, Suite 350, San Diego, California 92121.

(5)	Consists of 100,000 shares of common stock issuable upon the exercise of a stock option, 83,334 of which will be subject to our right of repurchase as of January 9, 2019.

(6)	Mr. Doyle’s service as our Chief Business Officer ended in October 2017.

(7)	Consists of 106,250 shares of common stock subject to options exercisable as of January 9, 2019.

(8)	Consists of (i) 70,000 shares of common stock acquired by Mr. Reardon upon the exercise of a stock option, 47,472 of which will be subject to our right of repurchase as of January 9, 2019, (ii) 30,000 shares of common stock issuable upon the exercise of a stock option, 20,000 of which will be subject to our right to repurchase as of January 9, 2019, and (iii) the shares of common stock issuable upon conversion of our convertible preferred stock held by Avalon SPV. Mr. Reardon is Chief Financial Officer and Partner of Avalon X SPV GP and shares voting and investment power with respect to the shares held by Avalon SPV. Mr. Reardon disclaims beneficial ownership of the shares held by Avalon SPV, except to the extent of his actual pecuniary interest therein if any.

(9)	Consists of 450,000 shares of common stock.

(10)	Consists of (i) 129,311 shares of common stock acquired by Dr. Shawver upon the exercise of a stock option, all of which will be subject to our right of repurchase as of January 9, 2019 and 20,689 shares of common stock issuable upon the exercise of a stock option, all of which will be subject to our right of repurchase as of January 9, 2019 and (ii) 149,504 shares of common stock subject to an option exercisable as of January 9, 2019.

(11)	Consists of 350,208 shares of common stock. Mr. Turner has pledged these shares to a third party pursuant to a loan and pledge agreement. Mr. Turner resigned in August 2017.

(12)	Consists of 100,000 shares of common stock acquired by Dr. Shah upon the exercise of a stock option, 93,751 of which will be subject to our right of repurchase as of January 9, 2019.

(13)	Includes the shares described in notes (1), (2), (5), (7) through (10) and (12), and shares held or issuable upon early exercise of stock options and subject to our right of repurchase as of January 9, 2019 by executive officers who are not named in the table above.

DESCRIPTION OF CAPITAL STOCK

Upon filing of our amended and restated certificate of incorporation and the completion of this offering, our authorized capital stock will consist of                  shares of common stock, par value $0.001 per share, and                  shares of preferred stock, par value $0.001 per share. All of our authorized preferred stock upon the completion of this offering will be undesignated. The following is a summary of the rights of our common and preferred stockholders and some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to and upon the completion of this offering, respectively, and of the Delaware General Corporation Law. This summary is not complete. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

Outstanding Shares

As of September 30, 2018, there were 2,611,855 shares of common stock issued and outstanding held of record by 25 stockholders. This amount excludes our outstanding shares of convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018), which will convert into 26,737,354 shares of common stock in connection with the completion of this offering. Based on the number of shares of common stock outstanding as of September 30, 2018, and assuming (1) the conversion of all outstanding shares of our convertible preferred stock and (2) the issuance by us of                shares of common stock in this offering, there will be                shares of common stock outstanding upon the completion of this offering.

As of September 30, 2018, there were 3,455,454 shares of common stock subject to outstanding options under our Prior Plan.

Voting

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Convertible Preferred Stock

As of September 30, 2018, there were 15,372,006 shares of convertible preferred stock outstanding, held of record by 10 stockholders. In November 2018, we issued 11,365,348 additional shares of Series C convertible preferred stock to existing investors. In connection with the completion of this offering, all outstanding shares of convertible preferred stock will be converted into 26,737,354 shares of our common stock. Immediately prior to the completion of this offering, our certificate of incorporation will be amended and restated to delete all references to such shares of convertible preferred stock. Under the amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of convertible preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Registration Rights

After the closing of this offering, certain holders of shares of our common stock, including all of the current preferred stockholders, including certain holders of five percent of our capital stock and entities affiliated with certain of our directors, will be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of the amended and restated investors’ rights agreement and are described in additional detail below.

The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We are required to pay all registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, or Selling Expenses, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire upon the earliest to occur of (i) the closing of a “Deemed Liquidation Event”, as such term is defined in our amended and restated certificate of incorporation (as currently in effect), (ii) five years after the effective date of the registration statement, of which this prospectus forms a part, (iii) with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three-month period, or (iv) upon termination of the amended and restated investors’ rights agreement.

Demand Registration Rights

The holders of the registrable securities will be entitled to certain demand registration rights. Subject to the terms of the lock-up agreements as more fully described under “Shares Eligible for Future Sale”, at any time beginning 180 days following the effective date of the registration statement of which this prospectus is a part, the holders of at least 30% of the registrable securities then outstanding may make a written request that we register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover a majority of the registrable securities then outstanding or a lesser percent if the anticipated aggregate offering price of such securities, after payment of Selling Expenses, would exceed $10,000,000. We will not be required to effect more than two registrations pursuant to these demand registration rights.

Piggyback Registration Rights

In connection with this offering, the holders of registrable securities were entitled to, and the necessary percentage of holders waived, their rights to notice of this offering and to include their shares of registrable securities in this offering. If we propose to register for offer and sale any of our securities under the Securities Act in another offering, either for our own account or for the account of other security holders, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing them to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, including a registration statement on Form S-3 as discussed below, other than with respect to a demand registration or a registration statement on Forms S-4 or S-8, the holders of these shares are entitled to notice of the registration and have the right, subject to limitations that the underwriters may impose on the number of shares included in the registration, to include their shares in the registration.

Form S-3 Registration Rights

The holders of the registrable securities will be entitled to certain Form S-3 registration rights. Holders of at least 10% of the registrable securities may request that we register for offer and sale their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover securities the aggregate offering price of which, after payment of Selling Expenses, equals or exceeds $1,000,000. We will not be required to effect more than two registrations on Form S-3 within any 12-month period.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, or Section 203. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

∎	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

∎

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

∎

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

∎	any merger or consolidation involving the corporation and the interested stockholder;

∎	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

∎	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

∎

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

∎	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to and upon the completion of this offering, respectively, may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

∎

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

∎	provide that the authorized number of directors may be changed only by resolution of the board of directors;

∎

provide that the board of directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our then outstanding common stock;

∎

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

∎	divide our board of directors into three classes;

∎	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

∎

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

∎

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

∎

provide that special meetings of our stockholders may be called only by the chairman of the board, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

∎

provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. A court may determine that these choice of forum provisions are unenforceable, and to the extent they are enforceable, they may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66-2/3% of our then-outstanding common stock.

Nasdaq Global Market Listing

We have applied for listing of our common stock on the Nasdaq Global Market under the symbol “THOR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of September 30, 2018, upon the completion of this offering and assuming (1) the 1-for-                reverse stock split of all outstanding shares of our capital stock, (2) the conversion of all of our outstanding shares of convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018) into an aggregate of 26,737,354 shares of common stock, and (3) no exercise of the underwriters’ option to purchase additional shares of common stock and (4) no exercise of outstanding options, an aggregate of                shares of common stock will be outstanding. All of the shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless held by an affiliate of ours. Except as set forth below, the remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

∎	no restricted shares will be eligible for immediate sale upon completion of this offering;

∎

up to                 shares will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements 180 days after the effective date of the registration statement of which this prospectus is a part; and

∎

the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective holding periods under Rule 144, as described below, but could be sold earlier if the holders exercise any available registration rights.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not an affiliate of ours and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the completion of this offering without regard to whether current public information about us is available. Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

∎	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

∎	the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold by:

∎

persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

∎

our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of September 30, 2018, options to purchase a total of 3,455,454 shares of common stock were outstanding, of which 488,407 were vested. In addition, there were 1,049,102 shares of common stock outstanding pursuant to stock options that were early exercised that are subject to repurchase. Of the total number of shares of our common stock issuable under these options or outstanding pursuant to stock options that were early exercised substantially all are subject to contractual lock-up agreements with the underwriters described below under “Underwriting” and will become eligible for sale at the expiration of those agreements.

Lock-Up Agreements

We, along with our directors, executive officers and substantially all of our other stockholders and optionholders, have agreed that, for a period of 180 days after the date of this prospectus, except with the prior written consent of Jefferies LLC and Leerink Partners LLC and subject to specified exceptions, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of the common stock. Jefferies LLC and Leerink Partners LLC have advised us that they have no current intent or arrangement to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up agreements.

After this offering, certain of our employees, including our executive officers and/or directors, may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Registration Rights

Upon the closing of this offering, the holders of an aggregate of 26,737,354 shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act subject to the lock-up agreements relating to the offering described above. See “Description of Capital Stock—Registration Rights” for additional information regarding these registration rights.

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under the Prior Plan, the 2018 Plan and the ESPP. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a discussion of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to their purchase, ownership and disposition of shares of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock, as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

∎	an individual who is a citizen or resident of the United States;

∎

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

∎	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

∎

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a “United States person.”

This discussion is based on current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, or IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

This discussion is limited to non-U.S. holders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. estate or gift tax, or any state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders subject to the alternative minimum tax or Medicare contribution tax, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code, U.S. expatriates and certain former citizens or long-term residents of the United States and “qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships or such entities or arrangements. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences with respect to the matters discussed below.

Distributions on Our Common Stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Sale, Exchange or Other Disposition of Our Common Stock.”

Subject to the discussion below regarding backup withholding and foreign accounts, dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy relevant certification and other requirements. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To claim the exemption, the non-U.S. holder must furnish to us or the applicable withholding agent a valid IRS Form W-8ECI (or applicable successor form), certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to “United States persons” (as defined in the Code), unless a specific treaty exemption applies. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

∎

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to “United States persons” (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” may also apply;

∎

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

∎

our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S.

real property holding corporation” (as defined in the Code). Even if we are or become a U.S. real property holding corporation, provided that our common stock is “regularly traded” (as defined in the applicable Treasury Regulations) on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to “United States persons” (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a “United States person” (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. U.S. backup withholding generally will not apply to a non-U.S. holder who provides a properly executed IRS Form W-8BEN or W-8BEN-E or W-8EC1 or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a ‘United States person” (as defined in the Code).

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. This U.S. federal withholding tax of 30% also applies to dividends and the gross proceeds of a disposition of our common stock paid to a “non-financial foreign entity” (as defined in the Code) unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or information regarding substantial direct and indirect U.S.

owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. The withholding provisions described above currently apply to dividends on our common stock and, beginning on January 1, 2019, will apply with respect to gross proceeds of a sale or other disposition of our common stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules on their investment in our common stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED OR RECENT CHANGES IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL TAX LAWS OR UNDER ANY APPLICABLE TAX TREATY.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                among us and Jefferies LLC, Leerink Partners LLC and Evercore Group, L.L.C., as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC
Leerink Partners LLC
Evercore Group L.L.C.
H.C. Wainwright & Co., LLC

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $                per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $                per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                .

Determination of Offering Price

Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

Listing

We have applied to have our common stock listed on the Nasdaq Global Market under the symbol “THOR.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of                shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

No Sales of Similar Securities

We, our officers, directors and holders of substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly:

∎	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act;

∎

otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock hereafter owned either of record or beneficially; or

∎	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC and Leerink Partners LLC.

This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Jefferies LLC and Leerink Partners LLC may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, release all or any portion of the securities subject to the lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who have executed a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Exchange Act, and certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Holders

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

∎	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

∎

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

∎	a person associated with the Company under Section 708(12) of the Corporations Act; or

∎	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the securities issued to you pursuant to this prospectus for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Canada

Resale Restrictions

The distribution of our shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing our shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

∎

the purchaser is entitled under applicable provincial securities laws to purchase the shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemption;

∎	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

∎	where required by law, the purchaser is purchasing as principal and not as agent; and

∎	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters proposing to sell into Canada are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the share in their particular circumstances and about the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any common shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

∎	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

∎

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters or the underwriters nominated by us for any such offer; or

∎	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares shall require us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer common shares to the public” in relation to the common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe to the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong, or SFO, and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong, or CO, or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

∎

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor;

∎	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; or

∎

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

∎	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

∎	where no consideration is or will be given for the transfer;

∎	where the transfer is by operation of law;

∎	as specified in Section 276(7) of the SFA; or

∎	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated, each such person being referred to as a “relevant person”.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. The underwriters are being represented by Latham & Watkins LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2016 and 2017 and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Synthorx, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements). We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 11099 N. Torrey Pines Road, Suite 290, La Jolla, California 92037 or telephoning us at (858) 750-4700.

Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.synthorx.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

SYNTHORX, INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Synthorx, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Synthorx, Inc. (the Company) as of December 31, 2016 and 2017, the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2016 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses and negative cash flows from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

San Diego, California

August 31, 2018

SYNTHORX, INC.

Balance Sheets

(in thousands, except share and par value data)

	December 31,		September 30, 2018	Pro Forma September 30, 2018
	2016	2017
			(unaudited)	(unaudited)
Assets
Current assets:
Cash	$4,129	$3,661	$20,614	$57,777
Prepaid expenses and other current assets (including related party amounts of $0, $29 and $29, respectively)	15	66	135	135

Total current assets	4,144	3,727	20,749	57,912
Property and equipment, net	431	692	1,304	1,304
Other assets	—	50	1,108	1,108

Total assets	$4,575	$4,469	$23,161	$60,324

Liabilities, Convertible Preferred Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable (including related party amounts of $115, $266 and $134, respectively)	$143	$469	$2,188	$2,188
Accrued liabilities (including related party amounts of $48, $10 and $20, respectively)	87	412	2,977	2,977
Preferred stock purchase right liability	—	—	21,200	—

Total current liabilities	230	881	26,365	5,165
Deferred rent—related party	—	13	64	64
Commitments and contingencies (Note 3)
Convertible preferred stock, $0.001 par value; authorized shares—7,480,910, 7,480,910 and 26,737,354 at December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; issued and outstanding shares—5,217,404, 7,253,898 and 15,372,006 at December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; liquidation preference—$11,362, $16,362 and $42,907 at December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; no shares issued and outstanding, pro forma (unaudited)	11,105	16,103	37,494	—
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; authorized shares—11,893,522, 11,893,522 and 33,800,000 at December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; issued shares—1,568,338, 1,521,046 and 2,611,855 at December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; outstanding shares—1,296,356, 1,499,273 and 1,562,753 at December 31, 2016 and 2017 and September 30, 2018 (unaudited), respectively; 28,300,107 shares issued and outstanding, pro forma (unaudited)	1	1	2	29
Additional paid-in capital	258	340	552	96,382
Accumulated deficit	(7,019)	(12,869)	(41,316)	(41,316)

Total stockholders’ (deficit) equity	(6,760)	(12,528)	(40,762)	55,095

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$4,575	$4,469	$23,161	$60,324

See accompanying notes.

SYNTHORX, INC.

Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Operating expenses:
Research and development (includes related party amounts of $1,808, $1,888, $1,404 and $843, respectively)	$1,886	$3,948	$2,406	$9,816
General and administrative (includes related party amounts of $901, $1,098, $736 and $267, respectively)	1,242	1,902	1,250	2,294

Total operating expenses	3,128	5,850	3,656	12,110

Loss from operations	(3,128)	(5,850)	(3,656)	(12,110)
Change in fair value of preferred stock purchase right liability	—	—	—	(16,337)

Net loss and comprehensive loss	$(3,128)	$(5,850)	$(3,656)	$(28,447)

Net loss per share, basic and diluted	$(2.66)	$(4.15)	$(2.64)	$(18.63)

Weighted average shares of common stock outstanding, basic and diluted	1,176,286	1,408,786	1,383,676	1,526,981

Pro forma net loss per share, basic and diluted (unaudited)		$(0.70)		$(0.87)

Pro forma weighted average shares of common stock outstanding, basic and diluted (unaudited)		8,333,497		13,895,585

See accompanying notes.

SYNTHORX, INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2015	3,180,910	$6,229	1,054,897	$1	$160	$(3,891)	$(3,730)
Issuance of Series B convertible preferred stock, net of $124 of issuance costs	2,036,494	4,876	—	—	—	—	—
Vesting of founder shares	—	—	241,459	—	—	—	—
Stock-based compensation	—	—	—	—	98	—	98
Net loss	—	—	—	—	—	(3,128)	(3,128)

Balance at December 31, 2016	5,217,404	11,105	1,296,356	1	258	(7,019)	(6,760)
Issuance of Series B convertible preferred stock, net of $2 of issuance costs	2,036,494	4,998	—	—	—	—	—
Exercise of common stock options	—	—	12,500	—	4	—	4
Vesting of founder shares	—	—	190,417	—	—	—	—
Stock-based compensation	—	—	—	—	78	—	78
Net loss	—	—	—	—	—	(5,850)	(5,850)

Balance at December 31, 2017	7,253,898	16,103	1,499,273	1	340	(12,869)	(12,528)
Issuance of Series C convertible preferred stock, net of $292 of issuance costs and Series C preferred stock purchase right liability of $4,863 (unaudited)	8,118,108	21,391	—	—	—	—	—
Exercise of common stock options and vesting of early exercised common stock options (unaudited)	—	—	41,707	1	18	—	19
Vesting of founder shares (unaudited)	—	—	21,773	—	—	—	—
Stock-based compensation (unaudited)	—	—	—	—	194	—	194
Net loss (unaudited)	—	—	—	—	—	(28,447)	(28,447)

Balance at September 30, 2018 (unaudited)	15,372,006	$37,494	1,562,753	$2	$552	$(41,316)	$(40,762)

See accompanying notes.

SYNTHORX, INC.

Statements of Cash Flows

(in thousands)

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
			(unaudited)
Cash flows from operating activities
Net loss	$(3,128)	$(5,850)	$(3,656)	$(28,447)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	32	114	76	162
Loss on disposal of property and equipment	—	13	13	—
Stock-based compensation	98	78	66	194
Change in fair value of preferred stock purchase right liability	—	—	—	16,337
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	6	(22)	7	(69)
Prepaid expenses and other current assets—related parties	24	(29)	(2)	—
Other assets	—	(50)	—	(989)
Accounts payable and accrued liabilities	40	538	508	3,544
Accounts payable and accrued liabilities—related parties	163	113	(99)	(122)
Deferred rent—related parties	—	13	3	51

Net cash used in operating activities	(2,765)	(5,082)	(3,084)	(9,339)

Cash flows from investing activities
Purchases of property and equipment	(403)	(388)	(219)	(712)

Net cash used in investing activities	(403)	(388)	(219)	(712)

Cash flows from financing activities
Proceeds from issuance of convertible preferred stock and Series C preferred stock purchase right liability, net of issuance costs	4,876	4,998	4,998	26,254
Proceeds from exercise of common stock options	—	4	4	819
Deferred offering costs	—	—	—	(69)

Net cash provided by financing activities	4,876	5,002	5,002	27,004

Net increase (decrease) in cash	1,708	(468)	1,699	16,953
Cash—beginning of period	2,421	4,129	4,129	3,661

Cash—end of period	$4,129	$3,661	$5,828	$20,614

Supplemental disclosure of noncash investing and financing activities
Change in unpaid property and equipment purchases	$—	$—	$—	$62

Change in accrued public offering costs	$—	$—	$—	$960

See accompanying notes.

SYNTHORX, INC.

Notes to Financial Statements

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

1. Organization and Summary of Significant Accounting Policies

Organization

Synthorx, Inc. (the “Company”) was incorporated in the state of Delaware in January 2014 and is based in San Diego, California. The Company is a biopharmaceutical company focused on prolonging and improving the lives of people with cancer and autoimmune disorders. The Company’s platform technology expands the genetic code by adding a new DNA base pair and is designed to create optimized biologics, which the Company refers to as Synthorins.

Liquidity and Capital Resources

The Company has a limited operating history. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty. In accordance with Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management is required to perform a two-step analysis over the Company’s ability to continue as a going concern. Management must first evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern (step 1). If management concludes that substantial doubt is raised, management is also required to consider whether its plans alleviate that doubt (step 2).

From its inception through September 30, 2018, the Company has devoted substantially all its efforts to organizing and staffing, business planning, raising capital and developing its Expanded Genetic Alphabet platform technology and preclinical assets. The Company has incurred net losses and negative cash flows from operations since inception and had an accumulated deficit of $41.3 million as of September 30, 2018. Since inception through September 30, 2018, the Company has funded its operations primarily with the net proceeds from the issuance of convertible preferred stock. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months after the date the financial statements for the year ended December 31, 2017 and the nine months ended September 30, 2018 are issued.

The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to initiate and complete clinical trials and launch and commercialize any product candidates for which it receives regulatory approval. The Company plans to continue to fund its losses from operations and capital funding needs through public or private equity or debt financings, collaboration and licensing arrangements or other sources. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations and future prospects. There can be no assurance that such financing will be available or will be at terms acceptable to the Company.

For purposes of the financial statements as of December 31, 2017 and the year then ended, the Company evaluated subsequent events for recognition and measurement purposes through August 31, 2018, the date the financial statements were issued. The Company has further evaluated subsequent events for recognition and remeasurement purposes of the interim financial statements as of September 30, 2018, and for the nine months then ended, through October 23, 2018 and for disclosure purposes, through November 13, 2018. Except as described below or elsewhere in these financial statements, the Company has concluded that no events or transactions have occurred that require disclosure.

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

Series C Preferred Stock Second Closing (unaudited)

On November 1, 2018, the Company completed the Series C Second Closing (see Note 5). Pursuant to the Second closing, the Company issued the full allotment of 11,365,348 shares of Series C convertible preferred stock to the Series C participants at a price of $3.2699 per share, resulting in aggregate gross proceeds of $37.2 million.

Use of Estimates

The Company’s financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of the Company’s financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. The most significant estimates in the Company’s financial statements relate to accruals for research and development expenses, valuation of the preferred stock purchase right liability and valuation of equity awards. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results may differ materially and adversely from these estimates.

Unaudited Interim Financial Information

The accompanying interim balance sheet as of September 30, 2018, the statements of operations and comprehensive loss and cash flows for the nine months ended September 30, 2017 and 2018 and the statement of convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2018 and the related footnote disclosures are unaudited. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial position as of September 30, 2018 and its results of operations and cash flows for the nine months ended September 30, 2017 and 2018 in accordance with GAAP. The results for the nine months ended September 30, 2018 are not necessarily indicative of the results expected for the full fiscal year or any other interim period.

Unaudited Pro Forma Information

The unaudited pro forma balance sheet information as of September 30, 2018 reflects the receipt of aggregate gross proceeds of $37.2 million from the sale of 11,365,348 shares of Series C Convertible preferred stock on November 1, 2018, and assumes the conversion of all outstanding shares of convertible preferred stock (including 11,365,348 shares of Series C convertible preferred stock issued on November 1, 2018) into 26,737,354 shares of the Company’s common stock and the related reclassification of the carrying value of the convertible preferred stock to permanent equity upon completion of the Company’s planned initial public offering (“IPO”). The pro forma balance sheet was prepared as though the completion of the proposed offering and reclassification of the carrying value of the convertible preferred stock to permanent equity had occurred on September 30, 2018. Shares of common stock issued in the IPO and any related net proceeds are excluded from the pro forma information.

Unaudited pro forma net loss per common share is computed using the weighted-average number of common shares outstanding after giving effect to the conversion of all the outstanding convertible preferred stock into shares of common stock as if such conversion had occurred at the beginning of the period presented, or the date of original issuance, if later, and excludes the impact of any future increases or decreases in the fair value of the preferred stock purchase right liability prior to the reclassification to permanent equity upon receipt of the second milestone and elimination of the purchase right on November 1, 2018.

Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts of the Company’s current financial assets and current financial liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company has no financial assets that are measured at fair value on a recurring basis. Financial liabilities that are measured at fair value on a recurring basis include the preferred stock purchase right liability. Prior to April 2018, the Company had no financial liabilities measured on a recurring basis. None of the Company’s non-financial assets or liabilities are recorded at fair value on a non-recurring basis. No transfers between levels have occurred during the periods presented.

Liabilities measured at fair value on a recurring basis are as follows (in thousands):

		Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of September 30, 2018:
Preferred stock purchase right liability	$21,200	$—	$—	$21,200

The estimated fair value of the preferred stock purchase right liability at issuance was determined using a valuation model that considered the probability of occurrence of the Series C Second Closing (see Note 5), an assumed discount rate, the estimated time period the preferred stock right would be outstanding, consideration received for the Series C convertible preferred stock, the number of shares to be issued to satisfy the preferred stock purchase right and at what price, and any changes in the fair value of the underlying Series C convertible preferred stock. The estimated fair value of the preferred stock purchase right liability at September 30, 2018, was determined using a valuation model that incorporated the probability of the occurrence of an IPO in addition to the factors considered at issuance. The assumptions used to determine the fair value of the preferred stock purchase right upon issuance in April 2018 and as of September 30, 2018, included an estimated probability of occurrence of the Series C Second Closing of 70% and 70%, respectively, an assumed discount rate of 2.1% and 2.4%, respectively, and an estimated time period the preferred stock purchase right would be outstanding of 0.97 years and 0.50 years, respectively. The valuation at September 30, 2018, also included an estimated probability of the consummation of an IPO of 60%, a rate of return of 20%, and an estimated time period before the IPO of 0.20 years.

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

The following table provides a reconciliation of all liabilities measured at fair value using Level 3 significant unobservable inputs (in thousands):

Preferred Stock Purchase Right Liability
Balance at December 31, 2017	$—
Issuance of preferred stock purchase right	4,863
Increase in fair value of preferred stock purchase right liability	16,337

Balance at September 30, 2018	$21,200

Cash

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents for any of the periods presented. Cash includes cash in readily available checking accounts.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Deferred Offering Costs

The Company has deferred offering costs consisting of legal, accounting and other fees and costs directly attributable to its planned IPO. The deferred offering costs will be offset against the proceeds received upon the completion of the planned IPO. In the event the planned IPO is terminated, all of the deferred offering costs will be expensed within the Company’s statements of operations and comprehensive loss. As of September 30, 2018, $1,029,000 of deferred offering costs were recorded within other long-term assets on the balance sheet. No such costs were included on the balance sheets as of December 31, 2016 and 2017, respectively.

Liability for Early Exercise of Stock Options

As of September 30, 2018, there were 1,049,102 shares of unvested restricted common shares issued and subject to repurchase at the original exercise price in the event the optionee’s service is terminated either voluntary or involuntary prior to vesting. The Company may repurchase these shares at an average price of $0.76 per share. There were no shares subject to repurchase as of December 31, 2016 and 2017, respectively.

The shares purchased by the optionee pursuant to the early exercise of stock options are not deemed, for accounting purposes, to be outstanding until those shares vest. The cash received in exchange for exercised and unvested shares related to stock options granted is recorded as a liability for the early exercise of stock options on the accompanying balance sheets and will be transferred into common stock and additional paid-in capital as the shares vest.

Property and Equipment, Net

Property and equipment consists of furniture and fixtures, laboratory equipment and leasehold improvements. Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are depreciated using the straight-line method over the lesser of the remaining lease term or an estimated useful life of the related lease. Repairs and maintenance costs are charged to expense as incurred.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. An impairment loss is recorded if and when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

those assets are less than the carrying amount of those assets. The Company has not recognized any impairment losses through September 30, 2018.

Deferred Rent

Rent expense is recorded on a straight-line basis over the term of the Company’s facility leases. The difference between rent expense and amounts paid under the leases are recorded as deferred rent in the accompanying balance sheets.

Preferred Stock Purchase Right Liability

From time to time, the Company enters into convertible preferred stock financings where, in addition to the initial closing, investors agree to buy, and the Company agrees to sell, additional shares of that convertible preferred stock at a fixed price in the event that certain agreed upon milestones are achieved. The Company evaluates this purchase right and assesses whether it meets the definition of a freestanding instrument and, if so, determines the fair value of the purchase right liability and records it on the balance sheet with the remainder of the proceeds raised being allocated to convertible preferred stock. The preferred stock purchase right liability is revalued at each reporting period with changes in the fair value of the liability recorded as change in fair value of preferred stock purchase right liability in the statements of operations and comprehensive loss. The preferred stock purchase right liability is revalued at settlement and the resultant fair value is then reclassified to convertible preferred stock at that time.

Research and Development Expenses

All research and development costs are expensed in the period incurred. Research and development expenses primarily consist of salaries and related expenses for personnel, stock-based compensation expense, outside service providers, facilities costs, fees paid to consultants and other professional services, license fees, depreciation and supplies used in research and development. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the related goods or services are received.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

Stock-Based Compensation

Stock-based compensation expense represents the fair value of equity awards recognized in the period using the Black-Scholes option pricing model. The Company recognizes the expense for options with graded-vesting schedules on a straight-line basis over the requisite service period (generally the vesting period). The Company recognizes expense for awards subject to performance-based milestones over the remaining service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of a performance-based milestone is probable based on the expected satisfaction of the performance conditions at each reporting date. Forfeitures are recognized as they occur.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company’s comprehensive loss was the same as its reported net loss for all periods presented.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. No product revenue has been generated since inception and all assets are held in the United States.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares and dilutive common stock equivalents outstanding for the period determined using the treasury-stock and if-converted methods. Dilutive common stock equivalents are comprised of convertible preferred stock, unvested common stock subject to repurchase and options outstanding under the Company’s stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding as inclusion of the potentially dilutive securities would be antidilutive.

Potentially dilutive securities not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive are as follows (in common stock equivalent shares):

	December 31,		September 30,
	2016	2017	2017	2018
Convertible preferred stock outstanding	5,217,404	7,253,898	7,253,898	15,372,006
Preferred stock issuable upon Series C Second Closing (see Note 5)	—	—	—	11,365,348
Common stock options	1,037,875	1,710,518	1,160,000	3,455,454
Unvested common stock	271,982	21,773	54,431	1,049,102

Total	6,527,261	8,986,189	8,468,329	31,241,910

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

Unaudited Pro Forma Net Loss Per Share

The following table summarizes the Company’s unaudited pro forma net loss per share (in thousands, except share and per share data):

	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Numerator
Net loss	$(5,850)	$(28,447)
Pro forma adjustment to reflect the reclassification of the preferred stock purchase right liability which expires upon an initial public offering	—	16,337

Pro forma net loss	$(5,850)	$(12,110)

Denominator
Shares used to compute net loss per share, basic and diluted	1,408,786	1,526,982
Pro forma adjustments to reflect assumed weighted average effect of conversion of convertible preferred stock	6,924,711	12,368,603

Shares used to compute pro forma net loss per share, basic and diluted	8,333,497	13,895,585

Pro forma net loss per share, basic and diluted	$(0.70)	$(0.87)

Recently Adopted Accounting Pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718), which simplifies the accounting for nonemployee share-based payment transactions. The amendments in the new guidance specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The early adoption of this new guidance, effective January 1, 2017, had no material impact on the Company’s financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new accounting standard requires lessees to recognize lease liabilities and corresponding right-of-use assets for all leases with lease terms of greater than twelve months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. The new accounting standard must be adopted using the modified retrospective approach and is effective for public entities for annual reporting periods beginning after December 15, 2018, with early adoption permitted. Although the Company is in the process of evaluating the impact of adoption of the ASU on its financial statements, the Company currently believes the most significant changes will be related to the recognition of lease liabilities on the Company’s balance sheets for real estate operating leases.

In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases. This ASU affects narrow aspects of the guidance issued in ASU 2016-02, including those regarding residual value guarantees, rate implicit in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase option, variable lease payments that depend on an index or a rate, investment tax credits, lease term and purchase option, transition guidance for amounts previously recognized in business combinations, certain transition adjustments, transition guidance for leases previously classified as capital leases under Topic 840, transition guidance for modifications to leases previously classified as direct financing or sales-type leases under Topic 840, transition guidance for sale and leaseback transactions, impairment of net investment in the lease, unguaranteed residual asset, effect of initial direct costs on rate implicit in the lease, and failed sale and leaseback transactions. The Company is currently evaluating the impact this ASU will have on its implementation of ASU 2016-02.

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

2. Balance Sheet Details

Property and equipment consist of the following (in thousands):

	December 31,		September 30, 2018
	2016	2017
Laboratory equipment	$474	$812	$1,518
Furniture and fixtures	4	4	3
Leasehold improvements	—	20	39
Construction in progress	—	12	62

	478	848	1,622
Less accumulated depreciation and amortization	(47)	(156)	(318)

	$431	$692	$1,304

Accrued liabilities consist of the following (in thousands):

	December 31,		September 30, 2018
	2016	2017
Accrued research and development (including related party amounts of $48, $10 and $20, respectively)	$48	$241	$1,107
Stock repurchase liability	—	—	800
Accrued compensation	—	127	569
Other accrued liabilities	39	44	501

	$87	$412	$2,977

3. Commitments and Contingencies

Operating Lease

In August 2017, the Company entered into a sublease with COI Pharmaceuticals, Inc. (“COI”), a related party (see Note 4), for its corporate headquarters in La Jolla, California (the “2017 Sublease”). In November 2018, the Company amended the 2017 Sublease to provide the Company with a one-time right to terminate as of March 1, 2024, subject to certain conditions and fees. The 2017 Sublease, as amended, contains rent escalations, additional charges for common area maintenance and other costs, and expires in February 2027. In addition, in September 2018, the Company entered into a noncancelable operating lease for additional corporate office and laboratory space (the “Lease”). The Lease commenced in November 2018, and will expire in February 2023. The Company has the option to extend the Lease for a 12 month period. The Lease will have an initial monthly rent of approximately $26,000 per month, subject to annual rent increase, and provides for abatement of rent during the first four months of the Lease.

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

Future minimum payments under the 2017 Sublease and 2018 Lease as of September 30, 2018 are as follows (in thousands):

2018	$85
2019	585
2020	656
2021	677
2022	728
Thereafter	1,780

$4,511

Contingencies

From time to time, the Company becomes subject to claims or suits arising in the ordinary course of business. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

4. Related Party Transactions

In February 2015, as amended in October 2017, the Company entered into a Support Services Agreement with COI that outlines the terms of services provided by COI to the Company, as well as the fees charged for such services. COI is a shared service company that provides certain back-office and administrative and research and development support services, including facilities support, to the portfolio companies of Avalon Ventures, a stockholder of the Company. The Company pays COI quarterly prepayments for estimated costs to be incurred under the agreement in such quarter. Either party may terminate the support services agreement by giving 30 days’ prior notice. The support services agreement automatically renews in October of each year unless terminated by either party by giving 30 days’ prior notice.

Expense recognized by the Company under the support services agreement with COI were as follows (in thousands):

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
Research and development	$1,415	$1,391	$1,175	$548
General and administrative	893	1,092	732	258

	$2,308	$2,483	$1,907	$806

At December 31, 2016 and 2017 and September 30, 2018, the Company had accounts payable and accrued expenses due to COI of $0.1 million, $0.3 million and $0.2 million, respectively. No amounts were due from COI at December 31, 2016 and 2017 and September 30, 2018, respectively.

Research Funding and Option Agreement

In July 2014, the Company entered into a Research Funding and Option Agreement (the “Research Agreement”) for certain technologies from The Scripps Research Institute (“TSRI”), and in August 2018, amended the Research Agreement. Pursuant to the agreement (as amended), the Company provides funding to TSRI to conduct certain research activities under a research program. The agreement continues in effect until the earlier of (a) July 2019, and (b) the completion of the research program, unless extended or terminated by mutual agreement and subject to customary termination provisions related to failure to make payments, breach or insolvency. Under the research funding and option agreement, TSRI granted the Company an option to enter into a license agreement for certain patent rights and technology related to the research program. As described below, the license agreement was entered

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

into in July 2014, and any intellectual property to which the Company exercises the foregoing option will be included in such license agreement. The Company is obligated to provide research funding to TSRI in the amount of $0.2 million both during 2018 and 2019.

License Agreement

In July 2014, the Company entered into a License Agreement (the “TSRI License”) with TSRI. Under the TSRI License (as amended), TSRI granted the Company an exclusive, worldwide, royalty-bearing, sublicensable, license to certain TSRI patent rights, know-how and biological materials (the “Licensed Technology”), to make, use, sell, offer for sale, and import products covered by the claims of the licensed patent rights or developed by the Company through the use of the Licensed Technology (the “Licensed Products”) and to otherwise exploit the Licensed Technology. The Licensed Technology forms the basis for the Company’s proprietary Expanded Genetic Alphabet platform technology. The license granted to the Company by TSRI under the Licensed Technology is subject to certain U.S. Government rights and certain other limited rights retained by TSRI.

In consideration for the license, the Company issued TSRI 49,130 shares of the Company’s common stock. In July 2015, the Company issued an additional 13,958 shares of its common stock to TSRI. Beginning in July 2017, and annually thereafter, the Company is required to pay TSRI an immaterial annual minimum royalty. The Company is also obligated to pay running royalties in the low single digit percentages on its or its sublicensees’ net sales of the Licensed Products on a country-by-country and product-by-product basis. Certain of these payment obligations may be increased during the pendency of any challenge of the licensed patent rights by the Company, its affiliates, or sublicensees. In the event that the Company is required to obtain a license under patent rights held by a third party to prevent infringement of the Licensed Products, the Company may offset its royalty obligations to TSRI by up to a maximum mid-double digit percentage of any royalties the Company pays to such third party. However, in no event, can the Company reduce the royalties payable to TSRI by more than a mid-double digit percentage in any calendar quarter. The Company’s royalty obligations as to each product terminate on a country-by-country basis upon the expiration of the last-to-expire of the licensed patent claims that cover the Licensed Products. In addition, the Company is also required to pay TSRI (i) an amount in the low-double digit percent range of sublicensing revenues, (ii) an amount in the high-single digit percent range of non-sublicensing transaction revenues, such as amounts received for grants of licenses to third parties and grants of other distribution or marketing rights, payable in shares of the Company’s capital stock and (iii) milestone payments of up to $2.4 million for each Licensed Product. The Company is responsible for reimbursing TSRI for its patent costs incurred in connection with prosecuting and maintaining the TSRI License patent rights. The parties may terminate the TSRI License at any time by mutual agreement. In addition, the Company may terminate the TSRI License by giving 90 days’ notice to TSRI and TSRI may terminate the TSRI License immediately in the event of certain breaches of the agreement by the Company or upon the Company’s failure to undertake certain activities in furtherance of commercial development goals. Unless terminated earlier by either or both parties, the term of the TSRI License will continue until the final expiration of all royalty obligations under the agreement.

Academic Development Program Awards

The Company has incurred research and development expense in connection with academic development program awards to TSRI to fund direct research. A member of the Company’s board of directors is a faculty member at TSRI and such payments fund a portion of his research activities conducted at TSRI.

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

Expense recognized by the Company related to the above agreements with TSRI was as follows (in thousands):

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
Research and development	$393	$497	$229	$295
General and administrative	8	6	4	9

	$401	$503	$233	$304

As of December 31, 2016 and 2017 and September 30, 2018, the Company had accounts payable and accrued expenses due to TSRI of $49,000, $12,000 and $3,000, respectively. As of December 31, 2016 and 2017 and September 30, 2018, the Company had prepaid expenses to TSRI of $0, $29,000 and $29,000, respectively.

5. Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

The Company’s convertible preferred stock has been classified as temporary equity in the accompanying balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such events would occur.

The authorized, issued and outstanding shares of convertible preferred stock as of September 30, 2018 consist of the following (in thousands, except share amounts):

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	3,180,910	3,180,910	$6,362	$6,229
Series B	4,072,988	4,072,988	10,000	9,874
Series C	19,483,456	8,118,108	26,545	21,391

Total	26,737,354	15,372,006	$42,907	$37,494

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2017 consist of the following (in thousands, except share amounts):

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	3,180,910	3,180,910	$6,362	$6,229
Series B	4,300,000	4,072,988	10,000	9,874

Total	7,480,910	7,253,898	$16,362	$16,103

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

The authorized, issued and outstanding shares of convertible preferred stock as of December 31, 2016 consist of the following (in thousands, except share amounts):

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	3,180,910	3,180,910	$6,362	$6,229
Series B	4,300,000	2,036,494	5,000	4,876

Total	7,480,910	5,217,404	$11,362	$11,105

In July 2016, the Company issued 2,036,494 shares of Series B convertible preferred stock at a price of $2.4552 per share and incurred $0.1 million of issuance costs.

In March 2017, the Company issued 2,036,494 shares of Series B convertible preferred stock at a price of $2.4552 per share and incurred $2,000 of issuance costs.

In April 2018, the Company entered into a Series C preferred stock purchase agreement under which it issued 8,118,108 shares of Series C convertible preferred stock at a price of $3.2699 per share (the “Initial Series C Closing”). The Company incurred $0.3 million of issuance costs in connection with the Initial Series C Closing. The Series C Preferred Stock Purchase Agreement contains provisions that potentially obligate the Company to sell, outside of its control, an additional 11,365,348 shares of Series C convertible preferred stock at $3.2699 per share upon the achievement of a milestone, provided the investors in the Series C preferred stock financing may also purchase the shares allotted to them at their election prior to the Company’s completion of an initial public offering, if any (the “Series C Second Closing”). In the event that an Initial Series C Closing purchaser, or its affiliates or transferees, fails to purchase their required shares in the Series C Second Closing, then all the Series C convertible preferred shares held by such Initial Series C Closing purchaser will be automatically converted into shares of common stock.

The Company determined its obligation to issue additional shares of the Company’s Series C convertible preferred stock in the Series C Second Closing represented a freestanding financial instrument that required liability accounting. This freestanding preferred stock purchase right liability was initially recorded at fair value, with fair value changes recognized in the statements of operations. At the time of the Initial Series C Closing in April 2018, the estimated fair value of the preferred stock purchase right liability was $4.9 million. As of September 30, 2018, the fair value of the preferred stock purchase right was estimated to be $21.2 million and the Company recorded the $16.3 million increase in the fair value of the Series C preferred stock purchase right liability as change in fair value of preferred stock purchase right liability in the statements of operations.

Description of Securities

Dividends

Holders of Series A, Series B and Series C convertible preferred stock (collectively, “Series Preferred”), in preference to the holders of common stock, are entitled to receive, but only out of funds that are legally available therefor, cash dividends at the annual per share rate of $0.16, $0.20 and $0.26, respectively. If dividends are paid to the holders of common stock, the holders of Series Preferred will participate as if they had converted to common stock. Such dividends are noncumulative and are payable only when, as and if declared by the Company’s board of directors. No dividends have been declared as of September 30, 2018.

Liquidation Preferences

Upon any liquidation, dissolution or winding up of the Company, the holders of Series A, Series B and Series C convertible preferred stock are entitled to receive a liquidation preference at the per share rate of $2.00, $2.4552

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

and $3.2699, respectively, plus all declared and unpaid dividends. Liquidation payments to the holders of Series Preferred have priority and are made in preference to any payments to the holders of common stock. After full payment of the liquidation preference to the holders of the Series Preferred, the remaining assets, if any, will be distributed ratably to the holders of the common stock and Series Preferred on an as-if-converted to common stock basis until the holders of Series A, Series B and Series C convertible preferred stock have received an aggregate amount per share equal to $6.00, $7.3656 and $9.8097, respectively, plus all declared and unpaid dividends thereon; thereafter, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock. The Series Preferred would be deemed converted to common stock in the event such conversion would result in a liquidation payment greater than its liquidation preference.

Conversion

The shares of Series Preferred are convertible into an equal number of shares of common stock, at the option of the holder, subject to certain anti-dilution adjustments. Each share of Series Preferred is automatically converted into common stock immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price per share of at least $9.8097 and resulting in at least $60.0 million of net proceeds to the Company. Each share of Series A, Series B and Series C convertible preferred stock is automatically converted into common stock immediately upon the affirmative election of the holders of a majority of each respective series.

Voting Rights

The holder of each share of Series Preferred is entitled to one vote for each share of common stock into which it would convert and to vote as one class with the common stockholders on all matters. Certain matters require the vote of a majority of the Series Preferred, including material changes to the corporate structure, capitalization and incurrence of certain corporate obligations. In addition, the Series Preferred is entitled to elect certain members of the board of directors.

Founder Stock

During 2014, in conjunction with the founding of the Company, 1,607,750 shares of common stock were issued to certain founders, employees and consultants (the “Founder Stock”) at a price of $0.001 per share. Of the 1,607,750 shares issued, 468,750 shares were issued fully vested and 1,139,000 were subject to vesting, generally over a period of four years. The repurchase liability for the Founder Stock was nominal for all periods presented. For accounting purposes, unvested shares of common stock are not considered outstanding until they vest.

A summary of the Company’s unvested Founder Stock is as follows:

Number of Unvested Shares
Balance at December 31, 2015	613,441
Repurchased shares	(100,000)
Vested shares	(241,459)

Balance at December 31, 2016	271,982
Repurchased shares	(59,792)
Vested shares	(190,417)

Balance at December 31, 2017	21,773
Vested shares	(21,773)

Balance at September 30, 2018	—

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

Equity Incentive Plan

In May 2014, the Company adopted the Synthorx, Inc. 2014 Equity Incentive Plan (as amended, the “Plan”), which provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, and other stock awards to its employees, members of its board of directors and consultants. As of December 31, 2017 and September 30, 2018, there were 2,277,916 shares and 4,999,277 shares, respectively, authorized for issuance under the Plan, of which 554,898 shares and 440,514 shares, respectively, remained available for future issuance. Recipients of incentive stock options are eligible to purchase shares of the Company’s common stock at an exercise price equal to no less than the estimated fair market value of such stock on the date of grant. The maximum term of options granted under the Plan is ten years and, in general, the options issued under the Plan vest over a four-year period from the vesting commencement date. The Plan allows for early exercise of stock options, which may be subject to repurchase by the Company at the lower of (i) the fair market value at the repurchase date or (ii) the original exercise price. The cash received in exchange for exercised and unvested shares related to stock options is recorded as a liability and is transferred into common stock and additional paid-in capital as the shares vest.

A summary of the Company’s stock option activity is as follows (in thousands, expect share and per share data):

	Number of Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2016	1,037,875	$0.37	9.28	$20
Granted	1,523,393	$0.39
Cancelled	(838,250)	$0.38
Exercised	(12,500)	$0.33

Balance at December 31, 2017	1,710,518	$0.38	9.23	$13
Granted	3,034,100	$0.66
Cancelled	(198,355)	$0.39
Exercised	(1,090,809)	$0.75

Balance at September 30, 2018	3,455,454	$0.51	9.12	$10,796

Vested and expected to vest at December 31, 2017	1,710,518	$0.38	9.23	$13

Exercisable at December 31, 2017	249,746	$0.35	7.66	$10

Vested and expected to vest at September 30, 2018	3,455,454	$0.51	9.12	$10,796

Exercisable at September 30, 2018	622,430	$0.53	8.05	$1,930

Early Exercise of Stock Options

Certain stock options granted under the Company’s stock option Plan provide option holders the right to elect to exercise unvested options in exchange for restricted common stock. A summary of the early exercised shares is as follows:

Shares
Balance as of December 31, 2017	—
Shares early exercised	1,054,935
Shares vested	(5,833)

Balance as of September 30, 2018	1,049,102

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

The shares are subject to repurchase by the Company at the original exercise price in the event the optionee’s service is terminated either voluntarily or involuntarily prior to vesting. As of September 30, 2018, the Company recorded $0.8 million of accrued liabilities associated with the repurchase rights for early exercised stock options. There was no such liability as of December 31, 2016 and 2017, respectively.

Stock-Based Compensation Expense

The weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock option grants were as follows:

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
Risk-free interest rate	2.49%	2.19%	2.13%	2.85%
Expected volatility	58.60%	56.74%	57.22%	66.88%
Expected term (in years)	9.78	6.96	7.67	6.39
Expected dividend yield	—	—	—	—

Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities similar to the expected term of the awards.

Expected volatility. Since the Company is not yet a public company and does not have a trading history for its common stock, the expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the biotechnology industry. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Expected term. The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have sufficient historical exercise behavior, it determines the expected life assumption using the simplified method, for employees, which is an average of the contractual term of the option and its vesting period. The expected term for nonemployee options is generally the contractual term.

Expected dividend yield. The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends and, therefore, used an expected dividend yield of zero.

Stock-based compensation expense recognized for all equity awards, including Founder Stock, has been reported in the statements of operations and comprehensive loss as follows (in thousands):

	Years Ended December 31,		Nine Months Ended September 30,
	2016	2017	2017	2018
Research and development	$42	$47	$30	$93
General and administrative	56	31	36	101

	$98	$78	$66	$194

The weighted-average grant date fair value per share of option grants for the years ended December 31, 2016 and 2017 and the nine months ended September 30, 2017 and 2018 was $0.27, $0.22, $0.23 and $0.42, respectively. As of December 31, 2017 and September 30, 2018, total unrecognized stock-based compensation cost was $0.3 million and $1.3 million, respectively, which is expected to be recognized over a remaining weighted-average period of approximately 3.4 years and 3.6 years, respectively.

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following:

	December 31, 2017	September 30, 2018
Conversion of preferred stock outstanding	7,253,898	15,372,006
Conversion of preferred stock issuable upon Series C Second Closing	—	11,365,348
Common stock options outstanding	1,710,518	3,455,454
Shares available for issuance under the Plan	554,898	440,514

	9,519,314	30,633,322

6. Income Taxes

The Company has not recorded a current or deferred tax expense or benefit for the years ended December 31, 2016 or 2017.

A reconciliation of the Company’s income tax expense (benefit) to the amount computed by applying the federal statutory income tax rate is summarized as follows (in thousands):

	Years Ended December 31,
	2016	2017
Expected tax benefit at statutory rate	$(1,063)	$(1,989)
State income taxes, net of federal benefit	(182)	(328)
Permanent differences	—	7
Reserve for uncertain tax positions	164	44
Research and development credits	(193)	(121)
Tax Cuts and Jobs Act	—	1,464
Other	33	(2)
Change in valuation allowance	1,241	925

	$—	$—

Significant components of the Company’s net deferred tax assets are summarized as follows (in thousands):

	December 31,
	2016	2017
Deferred tax assets:
Net operating loss carryforwards	$2,676	$3,511
Research and development credits	246	353
Other, net	31	14
Valuation allowance	(2,953)	(3,878)

Net deferred tax assets	$—	$—

At December 31, 2016 and 2017, a valuation allowance of $3.0 million and $3.9 million, respectively, has been established to offset the deferred tax assets, as realization of such assets is uncertain. The change in the valuation allowance was an increase of $0.9 million.

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

At December 31, 2017, the Company had federal and state net operating loss carryforwards of $12.6 million and $12.4 million, respectively. The federal and state loss carryforwards begin to expire in 2034 unless previously utilized. The Company also has federal and state research credit carryforwards of $0.2 million and $0.4 million, respectively. The federal research and development tax credit carryforwards expire beginning in 2034 unless previously utilized, and the state research and development tax credit carryforwards do not expire.

Pursuant to Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of a company’s net operating loss and tax credit carryforwards may be limited if there is a cumulative change in ownership of greater than 50% within a three-year period. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. If limited, the related tax asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. The Company has not completed an IRC Section 382 and 383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The Company files income tax returns in the United States and California. The Company is subject to income tax examination by federal and California tax authorities for all periods.

The following table summarizes the changes to the Company’s gross unrecognized tax benefits for the years ended December 31, 2016 and 2017 (in thousands)

	2016	2017
Beginning balance	$—	$198
Increases related to current year positions	94	67
Increases related to prior year positions	104	—

Ending balance	$198	$265

As of December 31, 2016 and 2017, the Company has unrecognized tax benefits of $0.2 million and $0.3 million, respectively. The Company has not recognized interest or penalties related to unrecognized tax benefits. The Company does not expect that there will be a significant change in the unrecognized tax benefits over the next twelve months. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the effective tax rate.

The Tax Cuts and Jobs Act (“the Act”) was enacted on December 22, 2017. The Act includes a number of changes to then-existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. federal corporate tax rate from a maximum of 35% to a flat 21%, effective January 1, 2018. In conjunction with the tax law changes, the Securities and Exchange Commission staff issued Staff Accounting Bulletin 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Act. In March 2018, Accounting Standards Codification (“ASC”) 740, Income Taxes, was amended to incorporate the provisions of SAB 118. In these instances, a company can record provisional amounts in its financial statements for the income tax effects for which a reasonable estimate can be determined. For items for which a reasonable estimate cannot be determined, a company should continue to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to the Act being enacted. The Company has determined that the remeasurement of deferred tax assets and liabilities were provisional amounts and reasonable estimates at December 31, 2017. As a result of the new law, the Company has remeasured its deferred tax assets based on the rates at which they are expected to reverse in the future, resulting in a reduction in the deferred tax asset balance of $1.5 million, which was offset by a reduction in the valuation allowance by a corresponding amount, resulting in no

SYNTHORX, INC.

Notes to Financial Statements—(Continued)

(Information as of September 30, 2018 and thereafter and for the nine months ended September 30, 2017 and 2018 is unaudited)

tax expense impact. The aforementioned provisional amounts are based on information available at this time and may change due to a variety of factors, including, among others, (i) anticipated guidance from the U.S. Department of Treasury about implementing the Act, (ii) potential additional guidance from the Securities and Exchange Commission or the FASB related to the Act and (iii) management’s further assessment of the Act and related regulatory guidance. The Company is not complete in its assessment of the impact of the Act on its business and financial statements. While the effective date of most of the provisions of the Act do not apply until the Company’s tax year beginning January 1, 2018, it will continue the assessment of the impact of the Act on its business and financial statements throughout the one-year measurement period as provided by ASC 740.

7. 401(k) Plan

Effective January 1, 2018, the Company adopted a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain matching contributions to the 401(k) plan. As of September 30, 2018, no contributions to the 401(k) plan have been made by the Company.

Shares

Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

Jefferies

Leerink Partners

Evercore ISI

Lead Manager

H.C. Wainwright & Co.

                , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by Synthorx, Inc., or the Registrant, in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and The Nasdaq Global Market listing fee.

	Amount
SEC registration fee		$12,120
FINRA filing fee		15,500
Nasdaq Global Market listing fee		125,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to and upon the completion of this offering, respectively, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

∎	transaction from which the director derives an improper personal benefit;

∎	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

∎	unlawful payment of dividends or redemption of shares; or

∎	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation, as currently in effect, includes such a provision, and the Registrant’s amended and restated certificate of incorporation that will become effective immediately prior to the completion of this offering will include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

∎	indemnification beyond that permitted by the Delaware General Corporation Law;

∎	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

∎	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

∎

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

∎

indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

∎	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

∎	indemnification in violation of any undertaking required by the Securities Act of 1933, as amended, or the Securities Act, or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of the prospectus included in this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 15. Recent sales of unregistered securities.

Set forth below is information regarding securities issued and options granted by us since January 1, 2015 that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such securities and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(1) In July 2015, we sold and issued an aggregate of 1,562,500 shares of our Series A convertible preferred stock at a purchase price of $2.00 per share in the second closing under our Series A Preferred Stock Purchase Agreement, dated May 28, 2014. We received aggregate gross proceeds from the sale and issuance of these shares of $3,125,000.

(2) In July 2015, we issued 13,958 shares of common stock to The Scripps Research Institute, or TSRI. The foregoing issuance was made pursuant to the terms of our License Agreement with TSRI, dated July 31, 2014, as partial consideration for the license rights granted to us under such agreement.

(3) In July 2016, we entered into a Series B Preferred Stock Purchase Agreement with various investors, pursuant to which we issued and sold to such investors an aggregate of 4,072,988 shares of our Series B Preferred Stock at a purchase price of $2.4552 per share, and received aggregate gross proceeds of $10,000,000. Half of the shares were issued in an initial closing in July 2016, and half of the shares were issued in a second closing in March 2017.

(4) In April 2018, we entered into a Series C Preferred Stock Purchase Agreement with various investors, pursuant to which we issued and sold to such investors an aggregate of 8,118,108 shares of our Series C Preferred Stock at a purchase price of $3.2699 per share, and received aggregate gross proceeds of $26,545,401.

(5) In November 2018, pursuant to the April 2018 Series C Preferred Stock Purchase Agreement with various investors, we issued and sold to such investors an aggregate of 11,365,348 shares of our Series C Preferred Stock at a purchase price of $3.2699 per share, and received aggregate gross proceeds of $37,163,551.

(6) From January 1, 2015 through September 30, 2018, we granted stock options to purchase an aggregate of 5,695,368 shares of our common stock at a weighted-average exercise price of $0.53 per share, to certain of our employees, consultants and directors in connection with services provided to us by such persons. Of these, 1,103,309 options have been exercised through September 30, 2018 for aggregate consideration of $823,629, and 1,136,605 options have been cancelled through September 30, 2018.

The offers, sales and issuances of the securities described in paragraphs (1) through (5) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) (or Regulation D promulgated thereunder) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D. No underwriters were involved in these transactions.

The offers, sales and issuances of the securities described in paragraph (6) were deemed to be exempt from registration under the Securities Act in reliance on either Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Section 4(a)(2) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under the Prior Plan.

Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16. Exhibits and financial statement schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit number	Description of document
1.1†	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2	Form of Amended and Restated Certificate of Incorporation to become effective immediately prior to the completion of this offering.

3.3	Amended and Restated Bylaws, as currently in effect.

3.4	Form of Amended and Restated Bylaws to become effective upon the completion of this offering.

4.1†	Form of Common Stock Certificate of the Registrant.

4.2	Amended and Restated Investors’ Rights Agreement, dated April 12, 2018, by and among the Registrant and certain of its stockholders.

5.1†	Opinion of Cooley LLP.

10.1+	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.2+	Synthorx, Inc. 2014 Equity Incentive Plan and Forms of Option Grant Notice, Option Agreement, Notice of Exercise and Early Exercise Stock Purchase Agreement thereunder, as amended.

10.3+†	Synthorx, Inc. 2018 Equity Incentive Plan and Forms of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder.

10.4+†	Synthorx, Inc. 2018 Employee Stock Purchase Plan.

10.5+	Synthorx, Inc. 2018 Change in Control and Severance Benefit Plan.

10.6+†	Non-Employee Director Compensation Policy.

10.7*	License Agreement, dated July 31, 2014, by and between the Registrant and The Scripps Research Institute.

10.8*	Research Funding and Option Agreement, dated July 31, 2014, by and between the Registrant and The Scripps Research Institute, as amended on September 2, 2015, September 9, 2016, October 16, 2017 and August 16, 2018.

10.9*	Master Services Agreement and Scope of Work for Contract Manufacturing Services, dated April 12, 2018, by and between the Registrant and Cytovance Biologics, Inc.

10.10*	Support Services Agreement, dated October 10, 2017, by and between the Registrant and COI Pharmaceuticals, Inc.

10.11	Office Sublease, dated May 6, 2014, by and between the Registrant and COI Pharmaceuticals, Inc.

10.12+	Offer Letter Agreement, dated October 19, 2017, by and between the Registrant and Laura Shawver, Ph.D.

10.13+	Employment Agreement, dated July 14, 2017, by and between the Registrant and Marcos Milla, Ph.D.

10.14+	Offer Letter Agreement, dated July 20, 2018, by and between the Registrant and Joseph A. Leveque, Ph.D.

10.15*	First Amendment to License Agreement, dated September 10, 2018, by and between the Registrant and The Scripps Research Institute.

10.16	Lease, dated September 21, 2018, by and between the Registrant and HCP Torrey Pines, LLC.

10.17	Amendment to Office Sublease, dated November 12, 2018, by and between the Registrant and COI Pharmaceuticals, Inc.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(a)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on the 13th day of November, 2018.

SYNTHORX, INC.

By:	/s/ Laura Shawver, Ph.D.
Laura Shawver, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laura Shawver, Ph.D., and Christian V. Kuhlen, M.D., J.D., and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Laura Shawver, Ph.D. Laura Shawver, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	November 13, 2018

/s/ Tighe Reardon Tighe Reardon	Acting Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2018

/s/ Vickie Capps Vickie Capps	Member of the Board of Directors	November 13, 2018

/s/ Peter Kolchinsky, Ph.D. Peter Kolchinsky, Ph.D.	Member of the Board of Directors	November 13, 2018

/s/ Jay Lichter, Ph.D. Jay Lichter, Ph.D.	Member of the Board of Directors	November 13, 2018

/s/ Floyd Romesberg, Ph.D. Floyd Romesberg, Ph.D.	Member of the Board of Directors	November 13, 2018

/s/ Peter Thompson, M.D. Peter Thompson, M.D.	Member of the Board of Directors	November 13, 2018

/s/ Pratik Shah, Ph.D. Pratik Shah, Ph.D.	Member of the Board of Directors	November 13, 2018